     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 11, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         CHESAPEAKE ENERGY CORPORATION*
             (Exact name of registrant as specified in its charter)

           OKLAHOMA                          1311                         73-1395733
 (State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization        Classification Code Number)         Identification No.)

             6100 NORTH WESTERN                             AUBREY K. MCCLENDON
        OKLAHOMA CITY, OKLAHOMA 73118                    6100 NORTH WESTERN AVENUE
               (405) 848-8000                          OKLAHOMA CITY, OKLAHOMA 73118
 (Address, including Zip Code, and telephone                  (405) 848-8000
number, including area code, of registrant's      (Name, address, including Zip Code, and
        principal executive offices)              telephone number, including area code,
                                                           of agent for service)

                             ---------------------

                                   COPIES TO:
                             THEODORE M. ELAM, ESQ.
                    MCAFEE & TAFT A PROFESSIONAL CORPORATION
                       TENTH FLOOR, TWO LEADERSHIP SQUARE
                               211 NORTH ROBINSON
                         OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 235-9621
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                            PROPOSED            PROPOSED
                                                             MAXIMUM             MAXIMUM
                                         AMOUNT             OFFERING            AGGREGATE           AMOUNT OF
TITLE OF EACH CLASS OF                    TO BE             PRICE PER           OFFERING          REGISTRATION
SECURITIES TO BE REGISTERED            REGISTERED            UNIT(1)            PRICE(1)               FEE
------------------------------------------------------------------------------------------------------------------
7 7/8% Series B Senior Notes due
  2004............................    $150,000,000            100%            $150,000,000         $45,455(1)
------------------------------------------------------------------------------------------------------------------
8 1/2% Series B Senior Notes due
  2012............................    $150,000,000            100%            $150,000,000         $45,455(1)
------------------------------------------------------------------------------------------------------------------
Guarantees of 7 7/8% Series B
  Senior Notes due 2004...........         --                  --                  --                  (2)
------------------------------------------------------------------------------------------------------------------
Guarantees of 8 1/2% Series B
  Senior Notes due 2012...........         --                  --                  --                  (2)
==================================================================================================================

(1) Calculated in accordance with Rule 457(f)(2). For purposes of this calculation, the Offering Price per Senior Note was assumed to be the stated principal amount of each Senior Note which may be received by the Registrant in the exchange transaction in which the Senior Notes will be offered.

(2) Pursuant to Rule 457(n), no registration fee is required for the Guarantees of the Senior Exchange Notes registered hereby.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

* The Restricted Subsidiaries of Chesapeake Energy Corporation will guarantee the securities being registered hereby and therefore are also registrants. Information about such additional registrants appears on the following page.

                             ADDITIONAL REGISTRANTS

                           CHESAPEAKE OPERATING, INC.
             (Exact name of registrant as specified in its charter)

          OKLAHOMA                          1389                         73-1343196
(State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
     of incorporation or         Classification Code Number)         Identification No.)
        organization)

                             ---------------------

                     CHESAPEAKE GAS DEVELOPMENT CORPORATION
             (Exact name of registrant as specified in its charter)

          OKLAHOMA                          1311                         73-1461228
(State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
     of incorporation or         Classification Code Number)         Identification No.)
        organization)

                             ---------------------

                   CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

          OKLAHOMA                          1311                         73-1384282
(State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
     of incorporation or         Classification Code Number)         Identification No.)
        organization)

                             ---------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 (SUBJECT TO COMPLETION) ISSUED APRIL 11, 1997

PROSPECTUS
                               OFFER TO EXCHANGE

             ALL OUTSTANDING 7 7/8% SERIES A SENIOR NOTES DUE 2004
                  ($150,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                     7 7/8% SERIES B SENIOR NOTES DUE 2004
                                      AND
             ALL OUTSTANDING 8 1/2% SERIES A SENIOR NOTES DUE 2012
                  ($150,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR

                     8 1/2% SERIES B SENIOR NOTES DUE 2012

                         CHESAPEAKE ENERGY CORPORATION
                             ---------------------
     The Exchange Offer will expire at 5:00 p.m., New York City time, on
                 , 1997, unless extended.
                             ---------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES OFFERED HEREBY.
                             ---------------------
     Chesapeake Energy Corporation, an Oklahoma corporation (the "Company" or "Chesapeake"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and

                                                  (cover continued on next page)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Company will accept for exchange any and all validly tendered Old Notes
on or prior to 5:00 p.m., New York City time, on                  , 1997 (if and
as extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer." The New Notes due 2004 will mature on March 15, 2004 and will bear interest at the rate of 7 7/8% per annum. The New Notes due 2012 will mature on March 15, 2012 and will bear interest at the rate of 8 1/2% per annum. Interest on the Senior Notes will be payable semiannually on March 15 and September 15 of each year, commencing September 15, 1997. The Senior Notes will be redeemable at the option of the Company, in whole or in part, at any time. The redemption price for the New Notes due 2004 and, until March 15, 2004, for the New Notes due 2012, will be the Make-Whole Price (as defined in the respective Indentures under which they will be issued), plus accrued and unpaid interest to the date of redemption. After March 15, 2004, the redemption price for the New Notes due 2012 will be the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. See "Description of Senior Notes."

     This Prospectus, together with the Letter of Transmittal, is being sent to
all registered holders of Old Notes as of                , 1997. As of such
date, there were      registered holders of the Old Notes. The Company will not
receive any proceeds from this Exchange offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."
                             ---------------------
            The date of this Prospectus is                  , 1997.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THIS EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

(cover continued from previous page)

the accompanying Letter of Transmittal relating to the Exchange Offer (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 7 7/8% Series B Senior Notes due 2004 ("New Notes due 2004") and $1,000 principal amount of its 8 1/2% Series B Senior Notes due 2012 ("New Notes due 2012" and, together with its New Notes due 2004, the "New Notes") for each $1,000 principal amount of its 7 7/8% Series A Senior Notes due 2004 ("Old Notes due 2004") and $1,000 principal amount of its 8 1/2% Series A Senior Notes due 2012 ("Old Notes due 2012" and, together with its Old Notes due 2004, the "Old Notes"), respectively. The New Notes will be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part. An aggregate of $150,000,000 principal amount of Old Notes due 2004, and an aggregate of $150,000,000 principal amount of Old Notes
due 2012 were outstanding as of        , 1997. The New Notes will be obligations
of the Company entitled to the benefits of the respective Indentures under which they will be issued. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indentures. Following consummation of the Exchange Offer, the holders of the Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. Following the completion of the Exchange Offer, none of the New Notes will be entitled to the contingent increase in interest rate provided pursuant to the Old Notes. The New Notes and the Old Notes are collectively referred to herein as the "Senior Notes."

     The Exchange Offer is being made pursuant to the terms of the registration rights agreement (the "Registration Rights Agreement") entered into between the Company and its subsidiaries guaranteeing the Senior Notes (the "Subsidiary Guarantors") and Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., Lehman Brothers Inc. and J.P. Morgan Securities Inc. (the "Initial Purchasers") pursuant to the terms of the Purchase Agreement dated March 12, 1997 between the Company and the Subsidiary Guarantors and the Initial Purchasers. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Senior Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Holders of Old Notes wishing to accept the Exchange offer must represent to the Company in the Letter of Transmittal that such conditions have been met.

     Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Senior Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year, if required, after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MARCUS C. ROWLAND, VICE PRESIDENT -- FINANCE AND CHIEF FINANCIAL OFFICER, CHESAPEAKE ENERGY CORPORATION, 6100 NORTH WESTERN AVENUE, OKLAHOMA CITY, OKLAHOMA 73118, BY MAIL, AND IF BY TELEPHONE (405) 848-8000. IN ORDER TO ENSURE
TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY        , 1997
[FIVE DAYS PRIOR TO EXPIRATION DATE].

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following regional offices of the Commission:
7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Company's common stock ("Common Stock") is listed on the New York Stock Exchange. The Company's reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Indentures require the Company to file with the Commission and provide holders of the Senior Notes with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company and each Subsidiary Guarantor will also comply with the provisions of Section 314(a) of the Trust Indenture Act of 1939.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996 and December 31, 1996, and the Company's Current Reports on Form 8-K dated July 1, July 26, August 29 and September 4, 1996, and March 6 and April 2, 1997, in each case, if applicable, as amended, are incorporated by reference in this Prospectus. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of the filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy (without exhibits unless such exhibits are specifically incorporated by reference into such document) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to Marcus C. Rowland, Vice President -- Finance and Chief Financial Officer, Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, by mail, and if by telephone (405) 848-8000.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and the Consolidated Financial Statements and notes thereto included elsewhere or incorporated by reference in this Prospectus. Unless the context otherwise requires, all references in this Prospectus to "Chesapeake" or the "Company" are to Chesapeake Energy Corporation and its subsidiaries. All references in this Prospectus to fiscal years are to the Company's fiscal year ended June 30. Certain terms used herein are defined in the Glossary included elsewhere in this Prospectus. All share information included herein has been adjusted to reflect the two-for-one stock split effected in December 1994, the three-for-two stock splits effected in December 1995 and in June 1996, and the two-for-one stock split effected in December 1996.

                                  THE COMPANY

     Chesapeake Energy Corporation is an independent energy company which utilizes advanced drilling and completion technologies to explore for and produce oil and natural gas. The Company is currently the third most active driller of new wells in the United States.

     From its inception in 1989 through December 31, 1996, Chesapeake drilled a total of 640 gross (233 net) wells, of which 603 gross (220 net) wells were commercially productive. As a result of its successful drilling efforts, the Company has experienced significant growth in its proved reserves, production, revenue, and assets. From its first full fiscal year of operation ended June 30, 1990 to the twelve months ended December 31, 1996, the Company's estimated proved reserves increased to 494 Bcfe from 11 Bcfe, annual production increased to 70 Bcfe from 0.2 Bcfe, total revenue increased to $216.6 million from $0.6 million, and total assets increased to $861 million from $8 million.

     At December 31, 1996, the Company's estimated proved reserves consisted of 20 MMBbl of oil and 374 Bcf of gas, a total of 494 Bcfe. During the eighteen months ended December 31, 1996, the Company's proved reserves increased from 242 Bcfe to 494 Bcfe, an increase of 252 Bcfe, or a greater than three-fold replacement of its 97 Bcfe of production during that period. At December 31, 1996 the present value of estimated future net revenue attributable to Chesapeake's estimated proved reserves before income taxes (utilizing a 10% discount rate) was $963 million, based on average prices at December 31, 1996 of $24.55 per Bbl and $3.55 per Mcf. At December 31, 1996 the Company had an inventory of approximately 1,075 undrilled locations (including 175 proved undeveloped locations), providing the Company with an estimated five-year inventory of drilling opportunities.

     The Company operates approximately 80% of the wells in which it owns an interest. Of the 640 wells drilled by the Company through December 31, 1996, 330 were horizontal wells, reflecting the Company's emphasis on utilizing horizontal drilling technology.

                               BUSINESS STRATEGY

     Since its inception, Chesapeake's business strategy has been growth through the drillbit. Using this strategy, the Company has expanded its reserves and production through the acquisition and subsequent development of large blocks of acreage. The Company has focused its activities in areas where reservoirs such as fractured carbonates offer low geological risk, large reserve potential, and the opportunity to earn attractive economic returns through the application of advanced drilling and completion technologies.

     The Company's three primary operating areas are: (i) the Giddings Field of southern Texas, (ii) the Louisiana Austin Chalk Trend (the "Louisiana Trend") in eastern Texas and central Louisiana and (iii) the Knox, Sholem Alechem, and Golden Trend fields of southern Oklahoma. In addition, the Company continues to search for other areas in the United States and Canada where its geological and engineering expertise provides the Company with competitive advantages. The additional project areas identified to date include the Williston Basin in eastern Montana and western North Dakota, the Arkoma Basin in southeastern Oklahoma, the Lovington area in eastern New Mexico, the Deep Wilcox Trend in Wharton County, Texas, and the Edwards Trend along the Upper Texas Gulf Coast. Additionally, the Company has recently initiated a leasehold acquisition program in western Canada and plans to open a district office in Calgary, Alberta in the near future.

     The Company's operating areas are typically characterized by fractured carbonate reservoirs that are known to contain oil and gas and generally cover a large geographic area. In the past, development of these reservoirs has been limited by both economic and technological factors. Recent advances in drilling and completion technologies, and the resulting higher reserve recoveries and lowered exploration costs, provide the Company with the opportunity to develop large new reserves of oil and natural gas and to generate attractive economic returns.

     On March 17, 1997, the Company consummated an offering of the Old Notes (the "Offering"), resulting in approximately $292.4 million of net proceeds to the Company. The proceeds of the Offering will allow the Company to expand further its existing exploration and development activities and to pursue new exploration projects. Management believes that the Company's growth through the drillbit business strategy, distinct competitive advantages and its successful exploration track record provide the basis for continued growth in reserves and production. Consistent with its previous statements, management seeks to achieve an investment grade senior debt rating during the next few years.

                             COMPETITIVE ADVANTAGES

     Management believes five competitive advantages are responsible for Chesapeake's rapid growth and distinguish the Company from other independent energy companies.

     Growth Through the Drillbit. Employing its strategy of growth through the drillbit, the Company has substantially increased its reserves and production. By focusing drilling efforts on reservoirs that respond favorably to the application of advanced drilling and completion technologies, management believes the Company can continue to increase its reserves and production and generate attractive returns by integrating the Company's technical expertise with its large inventory of undeveloped leasehold.

     Dominant Leasehold Positions. Through aggressive acreage acquisition in its existing and new project areas, the Company seeks to establish a dominant leasehold position in each of its project areas. Such a dominant position allows the Company to maximize its economic returns while limiting drilling opportunities available to its competitors. Consistent with this strategy, the Company has assembled a significant leasehold acreage inventory which included approximately 1,075 proved and unproved drilling locations at December 31, 1996.

     Technological Leadership. The Company has developed significant expertise in the rapidly evolving technologies of horizontal drilling, 3-D seismic evaluation, and deep fracture stimulation. The Company believes its expertise in employing these technologies is the most important factor in its growth during the past several years. In particular, the Company has developed considerable horizontal drilling and completion expertise, especially in wells which target deep fractured carbonates. Over the last several years, deeper, more complex horizontal wells have become technically and economically feasible and the cost of drilling these wells has decreased. As a result, the Company believes there has been a substantial increase in the number of areas which are economically attractive for horizontal drilling.

     Superior Operating Margin. Management believes the Company's operating cost structure is among the lowest of all publicly traded independent energy producers. For the twelve months ended December 31, 1996, the Company's per unit operating costs (consisting of general and administrative expense, lease operating expense, production taxes, and depreciation, depletion and amortization of oil and gas properties) were $1.17 per Mcfe produced, resulting in an operating margin of $1.04 per Mcfe. Management believes the key to creating value in the independent energy industry is the ability to generate high levels of cash flow per Mcfe that can be successfully reinvested in a technologically-driven exploration program.

     Management's Substantial Equity Ownership. At February 28, 1997, the Company's management and directors beneficially owned (including outstanding vested options) an aggregate of approximately 42% of the Company's outstanding shares of Common Stock. Management believes this substantial equity ownership provides a strong alignment of management's and investors' interests and creates an entrepreneurial culture within the Company.

                            PRIMARY OPERATING AREAS

     The Company's activities are concentrated in three primary operating areas:
(i) the Navasota River and Independence areas of the downdip Giddings Field in southern Texas, (ii) the South Brookeland, Leesville, Masters Creek, St. Landry, Baton Rouge and Livingston areas of the Louisiana Trend, and (iii) the Knox, Sholem Alechem, and Golden Trend fields of southern Oklahoma.

GIDDINGS FIELD

     Chesapeake's second largest concentration of proved reserves and its highest concentration of present value are located in the Giddings Field, which is one of the most active oil and natural gas fields in the U.S. The primary producing formation in Giddings is the Austin Chalk formation, a fractured carbonate reservoir found at depths ranging from 7,000 feet to 17,000 feet along a 15,000 square mile trend in southeastern Texas and central Louisiana. Chesapeake has concentrated its drilling efforts in the gas-prone downdip portion of the Giddings Field, where the Austin Chalk is located at depths below 11,000 feet. The Company believes the downdip Giddings area is one of the largest discoveries of onshore gas in the U.S. in recent years.

     The Company believes that its success in the downdip Giddings Field is attributable to four principal factors: (i) limited reservoir drainage from previously drilled vertical wells; (ii) the Company's aggressive leasehold acquisition program, which has permitted the creation of larger spacing units, thus reducing competition for reserves from offsetting wells; (iii) continued technological advances in horizontal drilling, which have significantly lowered development costs, expanded the field's boundaries into deeper areas, and increased per well productivity through the ability to drill within a more precisely defined target zone; and (iv) the geological setting of the downdip Austin Chalk, which is characterized by greater reservoir pressure and more intensive fracturing than in the updip area of the Giddings Field. As a result of these factors, the Company's downdip wells have, on average, produced greater reserves per well while also exhibiting lower decline rates than average wells drilled in areas of updip Austin Chalk production.

     Navasota River. In February 1994, Chesapeake drilled its first well in the Navasota River leasehold block, located in Brazos and Grimes Counties, Texas. To date, the Company has successfully completed 90 of 91 Navasota River wells and is drilling nine additional wells.

     Independence. Chesapeake's Independence block is located in Grimes and Washington Counties to the south and southwest (and further downdip) from the Navasota River area. To date, the Company has successfully completed 29 of 32 Independence wells and is drilling two additional wells.

LOUISIANA AUSTIN CHALK TREND

     The Louisiana Trend is the newest of the Company's primary operating areas and will be central to the Company's exploration and development activities over the next several years. As part of the Company's ongoing development of new exploration areas, the Company began intensive investigation of the geological characteristics of the Louisiana Austin Chalk in 1995. After evaluating the large number of vertical wells that were drilled during the 1970's and 1980's through the Austin Chalk to explore for deeper horizons, the Company concluded that the Austin Chalk in the Louisiana Trend offered geological characteristics similar to the Austin Chalk in the downdip Giddings Field. To capitalize on this opportunity, the Company has acquired approximately 1,200,000 acres of leasehold in the Louisiana Trend and continues to expand its leasehold.

     The Company commenced its first Louisiana Trend well in November 1995 and, to date, has commenced drilling operations on 27 Company-operated wells. Of these 27 wells, ten are producing, four are waiting on completion, three have been abandoned and ten have commenced drilling operations. Additionally, based on the most recent information available to the Company, management believes its competitors in the Louisiana Trend (Union Pacific Resources Corporation, Sonat Exploration Company, Occidental Petroleum Corporation, and Belco Oil & Gas Corp.) have drilled 12 successful wells out of 14 attempts in the Louisiana Trend and are currently drilling nine additional wells. Total activity to date in the Louisiana Trend has resulted in 26 successful wells out of 31 tests, or an 84% drilling success rate.

SOUTHERN OKLAHOMA

     Chesapeake's largest concentration of proved reserves is located in southern Oklahoma and is comprised of the Knox, Golden Trend and Sholem Alechem fields. To date, Chesapeake has successfully completed 177 of 180 wells drilled in the Knox and Golden Trend fields and is drilling six additional wells. In the Sholem Alechem portion of southern Oklahoma's Sho-Vel-Tum Field, the Company has successfully completed 27 of 27 horizontal wells in the Sycamore formation and has successfully completed its first McLish well, the industry's first horizontal test of this deeper fractured carbonate reservoir. Chesapeake is currently drilling three additional wells in this area.

OTHER OPERATING AREAS

     Williston Basin. During fiscal 1996, Chesapeake began acquiring leasehold in the Williston Basin, located in eastern Montana and western North Dakota, and as of December 31, 1996 owned approximately 650,000 gross (500,000 net) acres. The primary focus of Chesapeake's exploration efforts in the southern portion of this basin is a horizontal drilling target, the Red River "B" formation in Bowman and Slope Counties, North Dakota and in Fallon County, Montana. Although other Red River "B" horizontal wells have been successfully drilled to date by other companies in this area, Chesapeake's first Red River "B" well was unsuccessful. Further drilling in this area is planned by the Company later in 1997.

     In the northern portion of the Williston Basin, the Company is focusing its exploratory efforts on drilling vertical wells to the Red River "C" and "D" formations using 3-D seismic. The Company's first three such wells were successful and accelerated drilling and 3-D seismic activity are planned for 1997.

     Lovington. In late 1994, Chesapeake initiated activity in the Lovington portion of the Permian Basin of Lea County, New Mexico. In this project, the Company is utilizing 3-D seismic technology to evaluate the Strawn formation in which management believes significant prospects have been overlooked because of inconclusive results provided by traditional 2-D seismic technology. The Company has been successful with its first five exploratory wells and is currently drilling two additional exploratory wells. The Company has identified approximately 50 prospects in the Lovington area and is planning to increase its drilling and seismic activity in this area in 1997.

     Upper Texas Gulf Coast. In this new project area, Chesapeake is pursuing two distinct geological prospects. The first, in Wharton County, targets the deep (19,000 feet) Wilcox sands that have been penetrated by the Zeidman Trustee #1, an apparent significant Wilcox discovery recently drilled by Coastal Oil & Gas Corporation and Seagull Energy Corporation. This well is the deepest well ever drilled in Wharton County and may serve as a catalyst for other deep Wilcox exploration tests in the area. Chesapeake has recently acquired 25,000 net acres of leasehold in the area near the Zeidman Trustee well and believes it is now one of the largest leasehold owners in the Zeidman Trustee well area.

     In addition, Chesapeake has recently drilled two successful producers in the Edwards formation, a fractured carbonate formation that is deeper than the Austin Chalk. The Company has initiated a three-county leasehold acquisition and seismic program.

     Canada. In the Western Sedimentary Basin of Alberta and British Columbia, Chesapeake has recently initiated several leasehold acquisition projects focused on reservoirs that the Company believes may respond favorably to the application of horizontal drilling technology. The Company plans to initiate drilling activities in Canada in late 1997 or early 1998.

                               THE EXCHANGE OFFER

The Exchange Offer.........  Pursuant to the Exchange Offer, the Company is
                             offering to exchange (the "Exchange Offer") $1,000 principal amount of New Notes due 2004 in exchange for each $1,000 principal amount of Old Notes due 2004 that are validly tendered and not withdrawn, and $1,000 principal amount of New Notes due 2012 in exchange for each $1,000 principal amount of Old Notes due 2012 that are validly tendered and not
                             withdrawn. As of             , 1997, there was one
                             holder of Old Notes due 2004, $150,000,000 aggregate principal amount outstanding, and there was one holder of Old Notes due 2012, $150,000,000 aggregate principal amount outstanding. See "The Exchange Offer."

                             Holders of Old Notes whose Old Notes are not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indentures governing the Senior Notes. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. Following the completion of the Exchange Offer, none of the Senior Notes will be entitled to the contingent increase in interest rate provided pursuant to the Old Notes.

Resale.....................  Based on interpretations by the staff of the
                             Securities and Exchange Commission (the
                             "Commission") set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of one year, if required, after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                             The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on             , 1997, unless
                             extended, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Any extension, if made, will be publicly announced through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations.

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions of the Exchange Offer." The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

Procedures for Tendering
  Old Notes................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or a facsimile thereof, together with such Old Notes and any other required documentation to United States Trust Company of New York, the Exchange Agent, at the address set forth herein and therein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act. See "The Exchange
                             Offer -- Terms of the Exchange Offer -- Procedures for Tendering Old Notes" and "The Exchange
                             Offer -- Terms of the Exchange Offer -- Guaranteed Delivery Procedures."

Special Procedures for
  Beneficial Owners........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer -- Terms of the Exchange
                             Offer -- Procedures for Tendering Old Notes."

Guaranteed Delivery
  Procedures...............  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Terms of the Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of Old Notes and
  Delivery of New Notes....  Subject to certain conditions (as described more fully in "The Exchange Offer -- Conditions of the Exchange offer"), the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered as promptly as practicable following the Expiration Date.

Withdrawal Rights..........  Except as otherwise provided herein, tenders of Old
                             Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer -- Withdrawal of Tenders of Old Notes."

Tax Considerations.........  An exchange of Old Notes for New Notes pursuant to the Exchange Offer will be treated, for federal income tax purposes, as a refinancing and will not produce recognizable gain or loss to either the Company or a holder of an exchanged Old Note. A holder's initial adjusted tax basis and holding period in a New Note will be the same as in the exchanged Old Note.

Exchange Agent.............  United States Trust Company of New York is the
                             Exchange Agent. The address, telephone number and facsimile number of the Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent."

                       SUMMARY OF TERMS OF THE NEW NOTES

     The Exchange Offer applies to $150,000,000 aggregate principal amount of Old Notes due 2004, and $150,000,000 principal amount of Old Notes due 2012. The form and terms of the New Notes will be identical in all material respects to the form and terms of the respective Old Notes except that (i) the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, which will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the respective Indentures and will be treated as a single class thereunder with any Old Notes that remain outstanding. Following the Exchange Offer, none of the Senior Notes will be entitled to the contingent increase in interest rate provided for (in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Rights Agreement) pursuant to the Old Notes. See "Description of Senior Notes."

Securities Offered.........  $300,000,000 principal amount of New Notes, consisting of $150,000,000 principal amount of New Notes due 2004 and $150,000,000 principal amount of New Notes due 2012.

Maturity Date..............  The New Notes due 2004 mature March 15, 2004 and the New Notes due 2012 mature March 15, 2012.

Interest Payment Dates.....  March 15 and September 15 of each year, commencing
                             September 15, 1997.

Optional Redemption........  The Senior Notes will be redeemable at the option of the Company, in whole or in part, at any time. The redemption price for the New Notes due 2004 and, until March 15, 2004 for the New Notes due 2012, will be the Make-Whole Price (as defined in the respective Indentures) plus accrued and unpaid interest to the date of redemption. After March 15, 2004, the redemption price for the New Notes due 2012 will be the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. See "Description of Senior Notes -- Optional Redemption."

Mandatory Redemption.......  None.

Ranking....................  The Senior Notes are senior unsecured obligations of the Company ranking pari passu with all existing and future senior indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. As of December 31, 1996, after giving pro forma effect to the application of the net proceeds from the sale of the Old Notes, the Company and its Restricted Subsidiaries would have had approximately $215.7 million of senior indebtedness in addition to the Senior Notes, $5.6 million of which was secured by certain of the assets of the Company. See "Capitalization" and Note 3 of Notes to Consolidated Financial Statements incorporated by reference in this Prospectus.

Guarantees.................  Chesapeake is a holding company which conducts its operations through its subsidiaries. The Senior Notes are unconditionally guaranteed (the "Guarantees"), jointly and severally, by each of the Subsidiary Guarantors: Chesapeake Operating, Inc., Chesapeake Gas Development Corporation and Chesapeake Exploration Limited Partnership (also referred to as "Restricted Subsidiaries"). The Guarantees are general unsecured senior obligations of the Restricted Subsidiaries, and rank pari passu with all other senior indebtedness of the Restricted Subsidiaries, including the guarantees by the Restricted Subsidiaries of the Company's outstanding 10 1/2% Senior Notes due 2002 and
                             9 1/8% Senior Notes due 2006 ("Existing Notes"). See "Description of Other Indebtedness." The Guarantees may terminate under certain circumstances. See "Description of Senior
                             Notes -- Guarantees."

Certain Covenants..........  Separate indentures govern each of the New Notes due 2004 and the New Notes due 2012 (each an "Indenture," and collectively, the "Indentures") and contain certain covenants, including, but not limited to, covenants limiting the Company and its Restricted Subsidiaries with respect to the following: (i) liens, (ii) sale and leaseback transactions, and (iii) mergers and consolidations. These limitations will be subject to a number of important qualifications. See "Description of Senior Notes -- Certain Covenants."

Book Entry; Delivery and
  Form.....................  Transfers of Senior Notes between participants in
                             The Depository Trust Company ("DTC") will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. See "Description of Senior Notes -- Book Entry System."

Use of Proceeds............  The Company will not receive any net proceeds from the issuance of the New Notes pursuant to this Prospectus.

                                  RISK FACTORS

     An investment in the New Notes involves certain risks that a potential investor should carefully evaluate prior to making an investment in the New Notes. See "Risk Factors."

                        SUMMARY OIL AND GAS RESERVE DATA

     The reserve information presented below is based upon reports prepared by the independent petroleum engineering firm of Williamson Petroleum Consultants, Inc. ("Williamson") and the Company's petroleum engineers as of June 30, 1996. The reserves evaluated by the Company's petroleum engineers constituted 0.6% of the Company's total proved reserves at such date. These estimates were based on average prices realized by the Company at June 30, 1996 which resulted in average prices over the life of the production of approximately $2.41 per Mcf and $20.90 per Bbl.

                                           PROVED        PROVED
                                          DEVELOPED    UNDEVELOPED    TOTAL
                                          ---------    -----------    ------
                                                   ($ IN MILLIONS)
Estimated proved reserves:
Oil (MMBbl).............................      3.7           8.6         12.3
Gas (Bcf)...............................    144.7         206.5        351.2
Gas equivalent (Bcfe)...................    166.6         258.2        424.8
Estimated future net revenue before
  income taxes..........................   $340.8        $454.8       $795.6
Present value of estimated future net
  revenue before income taxes
  (discounted at 10% per annum).........   $242.0        $305.0       $547.0

     The following table sets forth estimates prepared by the Company of the proved oil and gas reserves and related estimated future net revenues of the Company and all of its subsidiaries as of December 31, 1996. These estimates were based on average prices realized by the Company at December 31, 1996, which resulted in average prices over the life of the production of approximately $3.55 per Mcf and $24.55 per Bbl. The Company's estimates of volumes of proved reserves at December 31, 1996 have not been reviewed by Williamson.

                                           PROVED        PROVED
                                          DEVELOPED    UNDEVELOPED     TOTAL
                                          ---------    -----------    --------
                                                    ($ IN MILLIONS)
Estimated proved reserves:
  Oil (MMBbl)...........................      6.5          13.5           20.0
  Gas (Bcf).............................    181.4         192.5          373.9
  Gas equivalent (Bcfe).................    220.3         273.6          493.9
Estimated future net revenue before
  income taxes..........................   $671.1        $715.9       $1,387.0
Present value of estimated future net
  revenue before income taxes
  (discounted at 10% per annum).........   $478.5        $484.1       $  962.6(a)

---------------

(a) If such estimate had been calculated based on average prices realized by the Company at June 30, 1996 the total present value of estimated future net revenue before income taxes would have been approximately $638 million.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. See "Risk Factors -- Uncertainty of Estimates of Oil and Gas Reserves" and "-- Commodity Price Fluctuations."

                       SUMMARY PRODUCTION AND SALES DATA

     The following table sets forth summary data with respect to the production and sales of oil and gas by the Company for the periods indicated.

                                                                                                TWELVE         SIX MONTHS
                                                                                                MONTHS            ENDED
                                                        YEAR ENDED JUNE 30,                     ENDED         DECEMBER 31,
                                          ------------------------------------------------   DECEMBER 31,   -----------------
                                           1992      1993      1994      1995       1996         1996        1995      1996
                                          -------   -------   -------   -------   --------   ------------   -------   -------
Net Production:
  Oil (MBbl)............................      374       276       537     1,139      1,413        1,835         694     1,116
  Gas (MMcf)............................    1,252     2,677     6,927    25,114     51,710       58,857      22,949    30,095
  Gas equivalent (MMcfe)................    3,496     4,333    10,152    31,947     60,190       69,867      27,114    36,791
Oil and gas sales ($ in thousands):
  Oil...................................  $ 8,170   $ 5,576   $ 8,111   $19,784   $ 25,224     $ 37,866     $11,776   $24,418
  Gas...................................    2,350     6,026    14,293    37,199     85,625      116,800      34,574    65,749
                                          -------   -------   -------   -------   --------     --------     -------   -------
    Total oil and gas sales.............  $10,520   $11,602   $22,404   $56,983   $110,849     $154,666     $46,350   $90,167
                                          =======   =======   =======   =======   ========     ========     =======   =======
Average sales price:
  Oil ($ per Bbl).......................  $ 21.85   $ 20.20   $ 15.09   $ 17.36   $  17.85     $  20.64     $ 16.96   $ 21.88
  Gas ($ per Mcf).......................     1.88      2.25      2.06      1.48       1.66         1.98        1.51      2.18
  Gas equivalent ($ per Mcfe)...........     3.01      2.68      2.21      1.78       1.84         2.21        1.71      2.45
Oil and gas costs ($ per Mcfe):
  Production expenses and taxes.........      .60       .67       .36       .13        .14          .15         .14       .16
  General and administrative............      .95       .84       .31       .11        .08          .09         .07       .10
  Depreciation, depletion and
    amortization........................      .83       .97       .80       .80        .85          .93         .82       .99
Gross productive wells at end of
  period................................      110       148       229       363        474          541         438       541
Net productive wells at end of period...       31        39        58        91        182          236         129       236

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth summary consolidated financial data of the Company for each of the five fiscal years ended June 30, 1996, for the twelve months ended December 31, 1996 and for the six months ended December 31, 1995 and 1996. The financial data for the six months ended December 31, 1995 and 1996 and for the twelve months ended December 31, 1996 are derived from the unaudited financial statements of the Company. In the opinion of management, the financial data for the six months ended December 31, 1995 and 1996 and for the twelve months ended December 31, 1996 reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. The data should be read in conjunction with the Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.

                                                                                                 TWELVE          SIX MONTHS
                                                                                                 MONTHS            ENDED
                                                         YEAR ENDED JUNE 30,                     ENDED          DECEMBER 31,
                                          -------------------------------------------------   DECEMBER 31,   ------------------
                                           1992      1993      1994      1995        1996         1996        1995       1996
                                          -------   -------   -------   -------    --------   ------------   -------   --------
                                                               ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil and gas sales.....................  $10,520   $11,602   $22,404   $56,983    $110,849     $154,666     $46,350   $ 90,167
  Oil and gas marketing sales...........       --        --        --        --      28,428       54,660       3,787     30,019
  Oil and gas service operations........    7,656     5,526     6,439     8,836       6,314        2,696       3,618         --
  Interest and other....................      542       880       981     1,524       3,831        4,556       1,791      2,516
                                          -------   -------   -------   -------    --------     --------     -------   --------
        Total revenues..................   18,718    18,008    29,824    67,343     149,422      216,578      55,546    122,702
                                          -------   -------   -------   -------    --------     --------     -------   --------
Costs and expenses:
  Production expenses and taxes.........    2,103     2,890     3,647     4,256(a)    8,303       10,474       3,703      5,874
  Oil and gas marketing expenses........       --        --        --        --      27,452       53,234       3,766     29,548
  Oil and gas service operations........    4,113     3,653     5,199     7,747       4,895        1,876       3,019         --
  Depreciation, depletion and
    amortization of oil and gas
    properties..........................    2,910     4,184     8,141    25,410      50,899       64,908      22,234     36,243
  Depreciation and amortization of other
    assets..............................      974       557     1,871     1,765       3,157        3,609       1,384      1,836
  General and administrative............    3,314     4,906     3,135     3,578       4,828        6,655       1,912      3,739
  Interest expense......................    2,577     2,282     2,676     6,627      13,679       13,351       6,544      6,216
                                          -------   -------   -------   -------    --------     --------     -------   --------
        Total costs and expenses........   15,991    18,472    24,669    49,383     113,213      154,107      42,562     83,456
                                          -------   -------   -------   -------    --------     --------     -------   --------
Income (loss) before income taxes and
  extraordinary item....................    2,727      (464)    5,155    17,960      36,209       62,471      12,984     39,246
Income tax expense (benefit)............    1,337       (99)    1,250     6,299      12,854       22,570       4,609     14,325
Extraordinary item......................       --        --        --        --          --       (6,443)         --     (6,443)
                                          -------   -------   -------   -------    --------     --------     -------   --------
Net income (loss).......................  $ 1,390   $  (365)  $ 3,905   $11,661    $ 23,355     $ 33,458     $ 8,375   $ 18,478
                                          =======   =======   =======   =======    ========     ========     =======   ========
Dividends on preferred stock............  $    --   $   385   $    --   $    --    $     --                  $    --   $     --
Net income (loss) per common share......      .05      (.02)      .08       .21         .40                      .15        .38
Weighted average common and common
  equivalent shares outstanding (in
  thousands)............................   27,910    33,552    48,240    55,872      58,342                   57,148     66,300
OTHER FINANCIAL DATA:
Operating cash flow(b)..................  $ 6,611   $ 4,277   $15,167   $45,135    $ 90,265     $130,988     $36,602   $ 77,325
Capital expenditures....................   32,487    19,085    37,574   128,914     356,503      457,775      95,151    196,423
EBITDA(c)...............................    9,188     7,845    17,843    51,762     103,944      144,339      43,146     83,541
Ratio of EBITDA to interest expense and
  preferred stock dividends.............      3.6x      2.9x      6.7x      7.8x        7.6x        10.8x        6.6x      13.4x
Ratio of earnings to fixed charges(d)...      2.1x       (d)      2.3x      2.9x        2.4x         2.9x        2.2x       3.2x
PRO FORMA FINANCIAL DATA (E):
EBITDA..................................                                           $102,842     $141,968               $ 82,272
Interest expense........................                                             37,531       37,331                 18,270
Ratio of EBITDA to interest expense.....                                                2.7x         3.8x                   4.5x
Ratio of earnings to fixed charges......                                                1.1x         1.5x                   1.7x

                                                                                                 DECEMBER 31, 1996
                                                               JUNE 30,                        ----------------------
                                          --------------------------------------------------                  AS
                                           1992      1993       1994       1995       1996      ACTUAL    ADJUSTED(F)
                                          -------   -------   --------   --------   --------   --------   -----------
                                                                       ($ IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments...........................  $   690   $ 4,851   $ 16,225   $ 55,535   $ 51,638   $169,831   $   451,016
Oil and gas assets, net.................   41,638    50,316     70,482    150,955    435,934    580,377       580,377
Total assets............................   61,095    78,707    125,690    276,693    572,335    860,597     1,141,726
Long-term debt, including current
  maturities............................   30,141    21,863     55,454    155,747    275,186    226,867       514,677
Stockholders' equity....................      132    31,432     31,260     44,975    177,767    484,062       483,868

---------------

(a) Includes a credit of $594,000 attributable to severance tax on production from prior periods.

(b) Represents net income before extraordinary item plus deferred income tax expense and depreciation, depletion and amortization.

(c) EBITDA represents net income of the Company and its subsidiaries from continuing operations before interest, taxes, depreciation, depletion, amortization, extraordinary items, certain other non-cash charges and, with respect to fiscal 1993, the provision for legal and other settlements. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.

(d) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) of the Company and its subsidiaries from continuing operations before income taxes, extraordinary items and fixed charges. Fixed charges consist of interest (whether expensed or capitalized), and amortization of debt expenses and discount or premium relating to any indebtedness. Earnings were insufficient to cover fixed charges in fiscal 1993 by $464,000.

(e) The pro forma data, which exclude amounts for Chesapeake Energy Marketing Inc. ("CEM"), which will not be a Subsidiary Guarantor, have been prepared on the basis of the following assumptions: (i) the Offering was consummated at the beginning of each period, (ii) $300 million principal amount of Senior Notes was outstanding during each period, (iii) interest as reported for each period was reduced by the amount of interest recorded for indebtedness which was repaid prior to the end of such period, and (iv) the outstanding balance under the Term Credit Facility was repaid at the beginning of each period.

(f) Gives effect to the application of net proceeds of approximately $292.4 million from the sale of the Old Notes on March 17, 1997.

                                  RISK FACTORS

     In addition to the other information set forth elsewhere or incorporated by reference in this Prospectus, the following factors relating to the Company and the Exchange Offer should be considered when evaluating an investment in the New Notes offered hereby.

CONCENTRATION IN LOUISIANA TREND

     In addition to the development of its existing proved reserves, the Company expects that its inventory of unproved drilling locations will be the primary source of new reserves, production and cash flow over the next few years. The Louisiana Trend, in particular, is a key element of the existing inventory. The Company had invested approximately $114 million through December 31, 1996 to acquire approximately 1,200,000 acres of leasehold in the Louisiana Trend which is largely undeveloped and unproven. Moreover, approximately 40% of the Company's fiscal year 1997 drilling budget is associated with drilling and acreage acquisition activity in the Louisiana Trend. There can be no assurance that the Louisiana Trend will yield substantial economic returns. Failure of the Louisiana Trend to yield significant quantities of economically attractive reserves and production could have a material adverse impact on the Company's future financial condition and results of operations and could result in a write-off of a significant portion of its investment in the Louisiana Trend.

NEED TO REPLACE RESERVES; SUBSTANTIAL CAPITAL REQUIREMENTS

     As is customary in the oil and gas exploration and production industry, the Company's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless the Company successfully replaces the reserves that it produces through successful development, exploration or acquisition, the Company's proved reserves will decline. Further, approximately 56% of the Company's estimated proved reserves at December 31, 1996 were located in the Austin Chalk formation, where wells are characterized by relatively rapid decline rates. Additionally, approximately 55% of the Company's total estimated proved reserves at December 31, 1996 were undeveloped. Recovery of such reserves will require significant capital expenditures and successful drilling operations. There can be no assurance that the Company will continue to be successful in its effort to develop or replace its proved reserves.

     The Company has made and intends to make substantial capital expenditures in connection with the exploration and production of its oil and gas properties. Historically, the Company has funded its capital expenditures through a combination of internally generated funds, equity and long-term debt financing, and short-term financing arrangements. The Company anticipates that the net proceeds from the Offering, together with its cash flow from operations will be sufficient to meet estimated capital expenditures through fiscal 1999, including increases in capital expenditures being presently evaluated. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas and the Company's success in locating and producing new reserves. If revenue were to decrease as a result of lower oil and gas prices, decreased production or otherwise, and the Company had no available credit facility, the Company could have a reduced ability to replace its reserves or to maintain production at current levels, potentially resulting in a decrease in production and revenue over time. If the Company's cash flow from operations are not sufficient to satisfy its capital expenditure budget, there can be no assurance that additional debt or equity financing will be available to meet these requirements.

COMMODITY PRICE FLUCTUATIONS

     The Company's revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for oil, gas and natural gas liquids, which are dependent upon numerous factors such as weather, economic, political and regulatory developments and competition from other sources of energy. The volatile nature of the energy markets makes it particularly difficult to estimate future prices of oil, gas and natural gas liquids. Prices of oil, gas and natural gas liquids are subject to wide fluctuations in response to relatively minor changes in circumstances, and there can be no assurance that future prolonged decreases in such prices will not occur. All of these factors are beyond the control of the Company. Any significant decline in oil and gas prices could have a material adverse effect on the Company's operations, financial condition and level of expenditures for the development of its oil and gas reserves, and may result in violations of certain covenants contained in the Company's credit agreements.

UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES

     There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves, including many factors beyond the control of the Company. The Company obtained an estimate of its proved oil and gas reserves and the estimated future net revenue therefrom based upon a report prepared as of June 30, 1996 by Williamson and the Company's petroleum engineers and as of December 31, 1996 prepared by the Company's petroleum engineers. The portion of the reserves evaluated solely by the Company's petroleum engineers as of June 30, 1996 constituted 0.6% of the Company's total proved reserves at that date. These estimates rely upon various assumptions, including assumptions required by the Commission as to constant oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. As a result such estimates are subject to great uncertainty, and this is particularly true as to proved undeveloped reserves, which are inherently less certain than proved developed reserves and which comprise a significant portion of the Company's proved reserves. Actual future production, revenue, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated by the Company. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Prospectus. In addition, the Company's reserves may be subject to downward or upward revision, based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors, many of which are beyond the Company's control.

DRILLING AND OPERATING RISKS

     Oil and gas drilling activities are subject to numerous risks, many of which are beyond the Company's control. The Company's operations may be curtailed, delayed or canceled as a result of title problems, weather conditions, compliance with governmental requirements, mechanical difficulties and shortages or delays in the delivery of equipment. In addition, the Company's properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. Industry operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.

     The Company has been among the most active drillers of horizontal wells and expects to drill a significant number of deep horizontal wells in the future. The Company's horizontal drilling activities involve greater risk of mechanical problems than conventional vertical drilling operations. In some cases, the locations will require wells to be drilled to greater depths, which may involve more complex drilling than wells drilled to date. These wells may be significantly more expensive to drill than those drilled to date.

     In accordance with customary industry practice, the Company maintains insurance against some, but not all, of the risks described above. There can be no assurance that any insurance will be adequate to cover losses or liabilities. The Company cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

RESTRICTIONS IMPOSED BY LENDERS; RESTRICTIONS IMPOSED BY LENDERS UNDER CERTAIN CIRCUMSTANCES

     The instruments governing the indebtedness of the Company and its Restricted Subsidiaries impose significant operating and financial restrictions on the Company. The terms of the Indentures governing the Senior Notes and the Indentures governing the Existing Notes (the "Existing Notes Indentures") affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. See "Description of Other Indebtedness" and "Description of Senior Notes -- Certain Covenants." These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in the Company's business or the economy in general, or otherwise conduct necessary corporate activities. A failure by the Company to comply with these restrictions could lead to a default under the terms of such indebtedness and the Senior Notes. In the event of default, the holders of such indebtedness could elect to declare all of the funds borrowed pursuant thereto due and payable together with accrued and unpaid interest. In such event, there can be no assurance that the Company would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are favorable or acceptable to the Company.

     The Company must offer to purchase the Existing Notes upon the occurrence of certain events. In the event of a Change of Control, the Company must offer to purchase all Existing Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. In the event of certain asset dispositions, the Company will be required under certain circumstances to use the Excess Proceeds (as defined) to offer to purchase the Existing Notes at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (a "Net Proceeds Offer"). There are no similar covenants in the Indentures. In the event the Company is required to make a Net Proceeds Offer or an offer to purchase the Existing Notes upon a Change of Control, there is no requirement that the Company make a similar offer with respect to the Senior Notes. Under such circumstances, the Senior Notes may be considered to be effectively subordinated in right of payment to the Existing Notes. See "Description of Senior
Notes -- Certain Covenants" and "Description of Other Indebtedness."

PATENT LITIGATION

     In October 1996, Union Pacific Resources Company ("UPRC") filed suit against the Company in the United States District Court for the Northern District of Texas alleging (a) infringement of UPRC's claimed patent (the "UPRC Patent") for an invention involving a method of maintaining a bore hole in a stratigraphic zone during drilling, and (b) tortious interference with contracts between UPRC and a third party vendor regarding the confidentiality of proprietary information of UPRC. UPRC is seeking injunctive relief, damages of an unspecified amount, including actual, enhanced, consequential and punitive damages, interest, costs and attorney's fees. The Company believes that it has meritorious defenses to UPRC's allegations, including, without limitation, the Company's belief that the UPRC Patent is invalid. Although the Company will vigorously defend the lawsuit, no assurance can be given as to the outcome of the matter or the ultimate impact on the Company of any damages (which could be substantial) that may be awarded to UPRC because litigation is inherently uncertain.

GOVERNMENTAL REGULATION

     Oil and gas operations are subject to various federal, state and local governmental regulations which may be changed from time to time in response to economic or political conditions. From time to time, regulatory agencies have imposed price controls and limitations on production in order to conserve supplies of oil and gas. In addition, the production, handling, storage, transportation and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. To date, expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant in relation to the results of operations of the Company. There can be no assurance that the trend of more expansive and stricter environmental legislation and regulations will not continue.

COMPETITION

     The Company operates in a highly competitive environment. The Company competes with major and independent oil and gas companies for the acquisition of desirable oil and gas properties, as well as for the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than those of the Company.

RELIANCE ON KEY PERSONNEL; CONFLICTS OF INTEREST

     The Company is dependent upon its Chief Executive Officer, Aubrey K. McClendon, and its Chief Operating Officer, Tom L. Ward. The unexpected loss of the services of either of these executive officers could have a detrimental effect on the Company. The Company maintains $20 million key man life insurance policies on the life of each of Messrs. McClendon and Ward.

     Messrs. McClendon and Ward, together with another executive officer of the Company, have rights to, and do, participate in wells drilled by the Company. Such participation may create interests which conflict with those of the Company.

CONTROL BY CERTAIN STOCKHOLDERS

     At February 28, 1997, Aubrey K. McClendon, Tom L. Ward, the Aubrey K. McClendon Children's Trust and the Tom L. Ward Children's Trust beneficially owned an aggregate of 24,456,768 shares (including outstanding vested options) representing approximately 34% of the Company's outstanding Common Stock, and members of the Company's Board of Directors and senior management, including Messrs. McClendon and Ward and their respective children's trusts, beneficially owned an aggregate of 28,233,074 shares (including outstanding vested options), which represented approximately 42% of the Company's outstanding Common Stock. As a result, Messrs. McClendon and Ward, together with other officers and directors of the Company, are in a position to effectively control the Company through their ability to significantly influence matters requiring the vote or consent of the Company's stockholders.

ABSENCE OF A PUBLIC MARKET FOR THE SENIOR NOTES

     The Senior Notes are a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any markets that may develop for the Senior Notes, the ability of the holders of Senior Notes to sell their Senior Notes or the price at which holders would be able to sell their Senior Notes. Future trading prices of the Senior Notes will depend on many factors, including, among others, prevailing interest rates, the Company's operating results and the market for similar securities. The Company does not intend to apply for listing of the Senior Notes on any national securities exchange or the Nasdaq National Market. The investment banking firms which were the Initial Purchasers have informed the Company that they currently intend to make a market for the Senior Notes. However, they are not so obligated, and any such market making may be discontinued at any time without notice. See "Plan of Distribution." Accordingly, no assurance can be given that an active public or other market will develop for the Senior Notes or as to the liquidity of or the trading market for the Senior Notes.

CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF THE OLD NOTES

     In the event the Exchange Offer is consummated, the Company will not be required to register any Old Notes not tendered and accepted in the Exchange Offer. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act. Following the Exchange Offer, none of the Senior Notes will be entitled to the contingent increase in interest rate provided for (in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Rights Agreement) pursuant to the Old Notes.

FORWARD LOOKING STATEMENTS

     All statements other than statements of historical fact contained in this Prospectus, including statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein, are forward-looking statements. When used herein, the words "budget," "budgeted," "anticipate," "expects," "believes," "seeks," "goals," "intends" or "projects" and similar expressions are intended to identify forward-looking statements. It is important to note that Chesapeake's actual results could differ materially from those projected by such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements include the aforementioned risks described under "Risk Factors," including, but not limited to, the following: production variances from expectations, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the Company to implement its business strategy. All forward-looking statements in this Prospectus are expressly qualified in their entirety by the cautionary statements in this paragraph.

                                  THE COMPANY

     Chesapeake Energy Corporation is an independent energy company which utilizes advanced drilling and completion technologies to explore for and produce oil and natural gas. The Company's executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118 and its telephone number is
(405) 848-8000.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were sold by Chesapeake on March 17, 1997 to Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., Lehman Brothers Inc. and J.P. Morgan Securities Inc. (together, the "Initial Purchasers") in reliance on Section 4(2) of the Securities Act. The Initial Purchasers offered and sold the Old Notes only (i) to "qualified institutional buyers" (as defined in Rule 144A) in compliance with Rule 144A, (ii) to a limited number of other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that, prior to their purchase of Old Notes, delivered to the Initial Purchasers a letter containing certain representations and agreements, and (iii) outside the United States to persons other than U.S. Persons, which term includes dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust), in reliance upon Regulation S under the Securities Act.

     In connection with the sale of the Old Notes, the Company and the Initial Purchasers entered into a Registration Rights Agreement dated as of March 12, 1997 (the "Registration Rights Agreement"), which requires the Company (i) to cause the Old Notes to be registered under the Securities Act, or (ii) to file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Company identical in all material respects to the Old Notes and use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder with regard to the Senior Notes. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such Old Notes by book-entry transfer at DTC.

     The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Senior Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives Senior Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of one year, if required, after the date hereof, it will make the Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     By tendering in the Exchange Offer, each holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     Following the completion of the Exchange Offer, none of the Senior Notes will be entitled to the contingent increase in interest rate provided pursuant to the Old Notes. Following the consummation of the Exchange Offer, holders of Senior Notes will not have any further registration rights, and the Old Notes will continue to be subject to certain restrictions on transfer. See
"-- Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Old Notes could be adversely affected. See "Risk Factors -- Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes."

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on whether to participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     General. Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to the minimum denomination requirements of the New Notes, the Company will issue (a) $1,000 principal amount of New Notes due 2004 in exchange for each $1,000 principal amount of outstanding Old Notes due 2004 accepted in the Exchange Offer, and (b) $1,000 principal amount of New Notes due 2012 in exchange for each $1,000 principal amount of outstanding Old Notes due 2012 accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, which will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the respective Indentures and each series will be treated as a single class thereunder with any respective Old Notes that remain outstanding. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

     As of             , 1997, $150,000,000 aggregate principal amount of the
Old Notes due 2004 was outstanding and $150,000,000 aggregate principal amount of Old Notes due 2012 was outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to the registered Holders of the Old Notes.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the Oklahoma General Corporation Act or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and interest thereon will continue to accrue, but such Old Notes will not be entitled to any rights or benefits under the Registration Rights Agreement.

     The Company will be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

     Expiration Date; Extensions; Amendments. The term "Expiration Date" shall
mean 5:00 p.m., New York City time, on             , 1997, unless the Company,
in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Notes for Old Notes will be the first New York Stock Exchange trading day following the Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions of the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in any manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

     In all cases, issuance of the New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in the tender of Old Notes. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder, unless otherwise provided in the Letter of Transmittal, as promptly as practicable after the expiration or termination of the Exchange Offer.

     Interest on the New Notes. Holders of Old Notes that are accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each New Note will bear interest from the most recent date to which interest has been paid on the Old Notes or New Notes, or if no interest has been paid on the Old Notes or New Notes, from March 17, 1997.

     Procedures for Tendering Old Notes. The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. A holder of the Old Notes may tender such Old Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Old Notes being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below), or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution which is a member of one of the following recognized signature guarantee programs (an "Eligible Institution"): (i) The Securities Transfer Agents Medallion Program (STAMP), (ii) The New York Stock Exchange Medallion Signature Program (MSF), or (iii) The Stock Exchange Medallion Program
(SEMP). If the New Notes or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedure for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in principal amount greater than the principal amount of Old Notes being tendered by such tendering holder, such unaccepted or non-exchanged Old Notes will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion (a) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, and (b) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

     Guaranteed Delivery Procedures. If the holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Old Notes are registered and the certificate number(s) of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly competed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender.

Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     Terms and Conditions of the Letter of Transmittal. The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or to transfer ownership of such Old Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

     By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above under the heading "-- Purpose and Effect of the Exchange Offer."

     Withdrawal of Tenders of Old Notes. Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) contain a statement that such holder is withdrawing its election to have such Old Notes exchanged, (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender, and
(v) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the reasonable judgment of the Company, would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer; or

          (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) there shall occur a change in the current interpretations by the staff of the Commission which, in the Company's reasonable judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

     If the Company determines in its sole discretion that any of the above conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject, however, to the right of holders to withdraw such Old Notes (see
"-- Terms of the Exchange Offer -- Withdrawal of Tenders of Old Notes"), or
(iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

              By Mail:                         By Overnight Courier:                        By Hand:
     United States Trust Company            United States Trust Company            United States Trust Company
             of New York                            of New York                            of New York
            P. O. Box 844                   Corporate Trust Operations                    111 Broadway
           Cooper Station                           Department                             Lower Level
       New York, NY 10276-0844              770 Broadway -- 13th Floor                 New York, NY 10006
    (registered or certified mail               New York, NY 10003               Attn: Corporate Trust Services
            recommended)
                                                   By Facsimile:
                                                  (212) 420-6152
                                         (For Eligible Institutions Only)
                                               Confirm by Telephone:
                                                  (800) 548-6565

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

     The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, New Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Old Notes may be offered, resold, pledged or otherwise transferred only (i) to the Company, (ii) to a person who the transferor reasonably believes is a qualified institutional buyer in compliance with Rule 144A, (iii) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), (iv) outside the United States to a foreign person in compliance with Rule 904 under the Securities Act, (v) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests) or (vi) pursuant to an effective registration statement under the Securities Act. The liquidity of the Old Notes could be adversely affected by the Exchange Offer. Following the consummation of the Exchange Offer, holders of the Old Notes will have no further registration rights under the Registration Rights Agreement and will not be entitled to the contingent increase in the interest rate provided for in the Old Notes.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The costs of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the term and form of which are identical in all material respects to the New Notes. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

                                 CAPITALIZATION

     The following table sets forth the total consolidated capitalization of the Company and its subsidiaries at December 31, 1996 and as adjusted to give effect to the net proceeds from the sale of the Old Notes. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes and other financial information incorporated by reference or included elsewhere in this Prospectus.

                                                                  DECEMBER 31, 1996
                                                              --------------------------
                                                               ACTUAL     AS ADJUSTED(A)
                                                              --------    --------------
                                                                   ($ IN THOUSANDS)
Cash, cash equivalents and short-term investments...........  $169,831       $451,016
                                                              ========       ========
Current maturities of long-term debt........................  $  6,718       $  4,268
                                                              ========       ========
Long-term debt, less current maturities:
  Senior Notes..............................................  $     --       $300,000
  10 1/2% Notes.............................................    90,000         90,000
  9 1/8% Notes..............................................   120,000        120,000
  Loan discount on Senior Notes(b)..........................        --         (1,000)
  Loan discount on Existing Notes(b)........................       (77)           (77)
  Revolving Credit Facility(c)..............................        --             --
  Term Credit Facility(c)...................................     8,740             --
  Other.....................................................     1,486          1,486
                                                              --------       --------
          Total long-term debt..............................   220,149        510,409
                                                              --------       --------
Stockholders' equity:
  Common Stock..............................................       693            693
  Paid-in capital...........................................   426,914        426,914
  Accumulated earnings(c)...................................    56,455         56,261
                                                              --------       --------
          Total stockholders' equity........................   484,062        483,868
                                                              --------       --------
          Total capitalization..............................  $704,211       $994,277
                                                              ========       ========

---------------

(a) Gives effect to the issuance of the Old Notes as of December 31, 1996 and the application of the proceeds therefrom.

(b) Represents the unamortized portion of original issue discount related to the issuance of the Old Notes and the Existing Notes, as applicable.

(c) The Revolving Credit Facility and the Term Credit Facility were terminated and extinguished upon consummation of the Offering of the Old Notes, which resulted in a charge of approximately $194,000 net of income tax effect.

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE EXISTING NOTES

     The following summaries of the Existing Notes Indentures do not purport to be complete and are subject to, and qualified in their entirety by reference to, the applicable Existing Notes Indentures. Capitalized terms used herein but not defined have the meanings assigned to such terms in the applicable Existing Notes Indenture.

     General. The Company presently has outstanding $90 million in aggregate principal amount of 10 1/2% Notes which mature on June 1, 2002, and $120 million in aggregate principal amount of 9 1/8% Notes which mature on April 15, 2006. The 10 1/2% Notes bear interest at an annual rate of 10 1/2%, payable semiannually on each June 1 and December 1 and the 9 1/8% Notes bear interest at an annual rate of 9 1/8%, payable semiannually on each April 15 and October 15. The Existing Notes are senior, unsecured obligations of the Company that rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and rank senior in right of payment to all existing and future subordinated indebtedness of the Company. The Existing Notes are fully and unconditionally guaranteed, jointly and severally, by the Restricted Subsidiaries.

     Optional Redemption. At any time on or after June 1, 1999, the Company may, at its option, redeem all or any portion of the 10 1/2% Notes at the redemption prices (expressed as percentages of the principal amount of the 10 1/2% Notes) set forth below, plus, in each case, accrued interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning June 1 of the years indicated:

       YEAR                                            PERCENTAGE
       ----                                            ----------
1999................................................     105.250%
2000................................................     102.625%
2001 and thereafter.................................     100.000%

     Notwithstanding the foregoing, in the event the Company consummates one or more Equity Offerings on or prior to June 1, 1998, the Company, at its option, may redeem up to $30 million of the aggregate principal amount of the 10 1/2% Notes with all or a portion of the aggregate net proceeds received by the Company from such Equity Offerings at a redemption price of 110% of the aggregate principal amount of the 10 1/2% Notes so redeemed, plus accrued and unpaid interest thereon to the redemption date; provided, however, that following such redemption, at least $60 million of the aggregate principal amount of the 10 1/2% Notes remains outstanding.

     At any time on or after April 15, 2001, the Company may, at its option, redeem all or any portion of the 9 1/8% Notes at the redemption prices (expressed as percentages of the principal amount of the 9 1/8% Notes) set forth below, plus, in each case, accrued interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning April 15 of the year indicated:

       YEAR                                            PERCENTAGE
       ----                                            ----------
2001................................................    104.5625%
2002................................................    102.2813%
2003 and thereafter.................................    100.0000%

     Notwithstanding the foregoing, at any time prior to April 15, 2001, the Company may, at its option, redeem all or any portion of the 9 1/8% Notes at the Make-Whole Price plus accrued or unpaid interest to the date of redemption. In addition, in the event the Company consummates one or more Equity Offerings on or prior to April 15, 1999, the Company, at its option, may redeem up to $42 million of the aggregate principal amount of the 9 1/8% Notes with all or a portion of the aggregate net proceeds received by the Company from such Equity Offerings at a redemption price of 109.125% of the aggregate principal amount of the 9 1/8% Notes so redeemed, plus accrued and unpaid interest thereon to the redemption date; provided, however, that following such redemption, at least $78 million of the aggregate principal amount of the 9 1/8% Notes remains outstanding.

     Change of Control. The Existing Notes Indentures provide that, following the occurrence of any Change of Control, the Company must offer to purchase all outstanding Existing Notes at a purchase price equal to 101% of the aggregate principal amount of the Existing Notes, plus accrued and unpaid interest to the date of purchase.

     Restrictive Covenants. The Existing Notes Indentures contain restrictive covenants that limit the Company and its Restricted Subsidiaries with respect to certain matters, including changes in business, liens, debt, mergers, dividends, investments, sale and leaseback transactions, transactions with affiliates, and sales of assets. In the event of certain asset dispositions, the Company will be required, under certain circumstances, to use Excess Proceeds to offer to purchase Existing Notes at 100% of the principal amount thereof, plus accrued and unpaid interest. The Existing Notes Indenture applicable to the 10 1/2% Notes (the "10 1/2% Notes Indenture") prohibits the Company and any Restricted Subsidiary from incurring Indebtedness, other than Permitted Indebtedness, unless (i) the Adjusted Consolidated EBITDDA Coverage Ratio is at least 2.5-to-1.0, and (ii) ACNTA is at least 125% of Indebtedness of the Company and its Restricted Subsidiaries. The 10 1/2% Notes Indenture permits the Company and its Restricted Subsidiaries to incur Permitted Indebtedness under a bank credit facility not in excess of the greater of $15 million and 15% of ACNTA. The Existing Notes Indenture applicable to the 9 1/8% Notes (the "9 1/8% Notes Indenture") prohibits the Company and any Restricted Subsidiary from incurring Indebtedness, other than Permitted Indebtedness, unless (i) the Adjusted Consolidated EBITDA Coverage Ratio is at least 2.5-to-1.0, or (ii) ACNTA is at least 200% of Indebtedness of the Company and its Restricted Subsidiaries. The
9 1/8% Notes Indenture permits the Company and its Restricted Subsidiaries to incur Permitted Indebtedness under a bank credit facility not in excess of the greater of (a) $75 million and (b) $30 million plus 15% of ACNTA.

                          DESCRIPTION OF SENIOR NOTES

     The Company will issue up to $150 million aggregate principal amount of New Notes due 2004 and up to $150 million of New Notes due 2012 (less the aggregate principal amount of Old Notes that are not exchanged), pursuant to separate Indentures, each dated as of March 15, 1997 among the Company, the Restricted Subsidiaries and United States Trust Company of New York, as trustee (the "Trustee"). A copy of each Indenture is available upon request from the Company and is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Senior Notes, including the New Notes, and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Senior Notes and the Indentures, including the definitions therein of certain capitalized terms used but not defined herein.

GENERAL

     The aggregate principal amount of the Senior Notes is limited to $300,000,000, consisting of $150,000,000 principal amount of New Notes due 2004 and Old Notes due 2004 (together, the "Senior Notes due 2004") and $150,000,000 principal amount of New Notes due 2012 and Old Notes due 2012 (together, the "Senior Notes due 2012"). Each Senior Note due 2004 will mature on March 15, 2004 and will bear interest at an annual rate of 7 7/8% per annum. Each Senior Note due 2012 will mature on March 15, 2012 and will bear interest at an annual rate of 8 1/2% per annum. Interest on the Senior Notes will accrue from their respective dates of original issuance, payable semiannually in arrears on March 15 and September 15 of each year, commencing September 15, 1997, to the Person in whose name the Senior Note is registered at the close of business on March 1 or September 1 preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Principal, premium, if any, and interest will be payable at the offices of the Trustee and the Paying Agent, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the register of the Senior Notes maintained by the Registrar. Initially, the Trustee will also act as Paying Agent and Registrar for the Senior Notes.

     The Senior Notes are senior unsecured obligations of the Company. The Senior Notes rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of the Company and rank senior in right of payment to all existing and future Subordinated Indebtedness of the Company. At December 31, 1996, on a pro forma basis after giving effect to the sale of the Old Notes and the application of the net proceeds therefrom, the Company and its Restricted Subsidiaries would have had Pari Passu Indebtedness in addition to the Senior Notes of approximately $215.7 million, of which $5.6 million was secured by certain assets of the Company, and no Indebtedness would have ranked junior to the Senior Notes in right of payment.

GUARANTEES

     All of the subsidiaries of the Company other than CEM and Chesapeake Canada Corporation have fully and unconditionally guaranteed, on a joint and several basis, the Company's obligations to pay principal of, premium, if any, and interest on the Senior Notes. Each of the Indentures provides that each Person other than a Foreign Subsidiary that becomes a Restricted Subsidiary after the Issue Date will guarantee the payment of the Senior Notes. Each of the Guarantees is a senior obligation of the Subsidiary Guarantors providing such Guarantee, and ranks pari passu in right of payment with all existing and future Pari Passu Indebtedness of such Subsidiary Guarantor, except to the extent of collateral securing such Pari Passu Indebtedness, and ranks senior to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor. The Guarantees rank pari passu in right of payment with the guarantees by the Subsidiary Guarantors of the Existing Notes.

     The obligations of each Subsidiary Guarantor are limited to the amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indentures, result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Each of the Indentures provides that, subject to the next succeeding paragraph, no Subsidiary Guarantor may consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving entity or Person) another corporation, entity or Person unless (i) the entity or Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture, in a form reasonably satisfactory to the Trustee, under the Senior Notes to which such Indenture relates and such Indenture, and
(ii) immediately after such transaction, no Default or Event of Default exists. The foregoing will not prohibit a merger between Subsidiary Guarantors or a merger between the Company and a Subsidiary Guarantor.

     Each of the Indentures provides that in the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock or other ownership interests of such Subsidiary Guarantor, or a Subsidiary ceases to be a Subsidiary Guarantor, then such Subsidiary (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock or other ownership interests of such Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary) will be released and relieved of any obligations under its Guarantees. In addition, each of the Indentures provides that if, at any time while Senior Notes to which such Indenture relates remain outstanding, none of the Company's then outstanding Pari Passu Indebtedness (other than Senior Notes) is guaranteed by a Subsidiary Guarantor, such Subsidiary Guarantor shall be released and relieved of any obligations under its Guarantees (which shall be terminated and cease to have any force and effect). The Indentures provide that if any Subsidiary of the Company that is not a Subsidiary Guarantor guarantees any Funded Indebtedness of the Company at any time in the future, then the Company will cause the Senior Notes to be equally and ratably guaranteed by such Subsidiary.

OPTIONAL REDEMPTION

     Senior Notes. The Company may at any time prior to March 15, 2004, at its option, redeem all or any portion of either series of the Senior Notes at the Make-Whole Price plus accrued and unpaid interest to the date of redemption.

     Senior Notes due 2012. At any time on or after March 15, 2004, the Company may, at its option, redeem all or any portion of the Senior Notes due 2012 at the redemption prices (expressed as percentages of the principal amount of the Senior Notes due 2012) set forth below, plus, in each case, accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning March 15 of the years indicated below:

                       YEAR                         PERCENTAGE
                       ----                         ----------
2004..............................................   104.25%
2005..............................................   103.40%
2006..............................................   102.55%
2007..............................................   101.70%
2008..............................................   100.85%
2009 and thereafter...............................   100.00%

     If less than all of a series of the Senior Notes are to be redeemed at any time, selection of Senior Notes of such series for redemption will be made by the Trustee on a pro rata basis, by lot or by any other method that the Trustee considers fair and appropriate and that complies with the requirements of any securities exchange on which such series of the Senior Notes may be listed, provided that no Senior Notes with a principal amount of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Notes to be redeemed at its registered address. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note will state the portion of the principal amount thereof to be redeemed. A new Senior Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. On and after the redemption date interest ceases to accrue on Senior Notes or portions of them called for redemption.

CERTAIN COVENANTS

     Nothing in either of the Indentures or either series of the Senior Notes will in any way limit the amount of Indebtedness or securities (other than the Senior Notes) that the Company or any of its Subsidiaries may incur or issue. The Indentures provide that the following restrictive covenants will be applicable to the Company and its Restricted Subsidiaries.

     Limitation on Liens. The Indentures will provide that the Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien on any property or asset now owned or hereafter acquired by the Company or such Restricted Subsidiary without making effective provision whereby any and all Senior Notes then or thereafter outstanding will be secured by a Lien equally and ratably with any and all other obligations thereby secured for so long as any such obligations shall be so secured.

     The foregoing restriction will not, however, apply to:

          (a) Liens existing on the date on which the Senior Notes are originally issued or provided for under the terms of agreements existing on such date;

          (b) Liens on property securing (i) all or any portion of the cost of exploration, drilling or development of such property, (ii) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with such property or (iii) Indebtedness incurred by the Company or any Restricted Subsidiary to provide funds for the activities set forth in clauses (i) and (ii) above;

          (c) Liens securing Indebtedness owed by a Restricted Subsidiary to the Company or to any other Restricted Subsidiary;

          (d) Liens on property existing at the time of acquisition of such property by the Company or a Subsidiary or Liens on the property of any corporation or other entity existing at the time such corporation or other entity becomes a Restricted Subsidiary of the Company or is merged with the Company in compliance with the Indentures and in either case not incurred as a result of (or in connection with or in anticipation of) the acquisition of such property or such corporation or other entity becoming a Restricted Subsidiary of the Company or being merged with the Company, provided that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property so acquired;

          (e) Liens on any property securing (i) Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or (ii) Indebtedness issued or guaranteed by the United States or any State thereof or any department, agency or instrumentality of either;

          (f) any Lien extending, renewing or replacing (or successive extensions, renewals or replacements of) any Lien of any type permitted under clauses (a) through (e) above, provided that such Lien extends to or covers only the property that is subject to the Lien being extended, renewed or replaced;

          (g) certain Liens arising in the ordinary course of business of the Company and the Restricted Subsidiaries;

          (h) any Lien resulting from the deposit of moneys or evidences of indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any Restricted Subsidiary; or

          (i) Liens (exclusive of any Lien of any type otherwise permitted under clauses (a) through (h) above) securing Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which, together with the aggregate amount of Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to clause (a) of the covenant described under "Limitation on Sale/Leaseback Transactions" below (exclusive of any such Sale/Leaseback Transactions otherwise permitted under clauses (a) through (h) above), does not at the time such Indebtedness is incurred exceed 15% of ACNTA.

     The following types of transactions will not be prohibited or otherwise limited by the foregoing covenant: (i) the sale, granting of Liens with respect to, or other transfer of, crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or of such crude oil, natural gas or other petroleum hydrocarbons; (ii) the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest; (iii) the entering into of Currency Hedge Obligations, Interest Rate Hedging Agreements or Oil and Gas Hedging Contracts although Liens securing any Indebtedness for borrowed money that is the subject of any such obligation shall not be permitted hereby unless permitted under clauses (a) through (i) above; and (iv) the granting of Liens required by any contract or statute in order to permit the Company or any Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either, or to secure partial, progress, advance or other payments to the Company or any Restricted Subsidiary by such governmental unit pursuant to the provisions of any contract or statute.

     Limitation of Sale/Leaseback Transactions. The Indentures will provide that the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with any person (other than the Company or a Restricted Subsidiary) unless:

          (a) the Company or such Restricted Subsidiary would be entitled to incur Indebtedness, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Liens" above without equally and ratably securing the Senior Notes pursuant to such covenant;

          (b) after the date on which the Senior Notes are originally issued and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, the Company or such Restricted Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Company and the Restricted Subsidiaries (including amounts expended for the exploration, drilling or development thereof, and for additions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and the Company shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below); or

          (c) the Company, during the twelve-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to the voluntary defeasance or retirement of a series of Senior Notes or any Pari Passu Indebtedness an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors of the Company, of such property at the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by the Company as set forth in clause (b) above), less an amount equal to the principal amount of Senior Notes and Pari Passu Indebtedness voluntarily defeased or retired by the Company within such twelve-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by the Company or any Restricted Subsidiary during such period.

     Limitations on Mergers and Consolidations. The Indentures will provide that the Company will not consolidate or merge with or into any Person, or sell, lease, convey or otherwise dispose of all or substantially all of its assets, or assign any of its obligations under the Indentures or under the Senior Notes, to any Person, unless: (i) the Person formed by or surviving such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition or assignment shall be made (collectively, the "Successor"), is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, or Canada or any Province thereof, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the Indentures and under the Senior Notes; and (ii) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing.

     SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Trustee and Holders with annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

CERTAIN DEFINITIONS

     The following is a summary of certain defined terms to be used in the Indentures. Reference is made to the Indentures for the full definition of all such terms and for the definitions of capitalized terms used herein and not defined below.

     "Adjusted Consolidated Net Tangible Assets" or "ACNTA" means, without duplication, as of the date of determination, (a) the sum of (i) discounted future net revenue from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by independent petroleum engineers in a reserve report prepared as of the end of the Company's most recently completed fiscal year, as increased by, as of the date of determination, the discounted future net revenue of (A) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries attributable to any acquisition consummated since the date of such year-end reserve report and (B) estimated oil and gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which, in the case of sub-clauses (A) and (B), would, in accordance with standard industry practice, result in such increases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue of (C) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries produced or disposed of since the date of such year-end reserve report and (D) reductions in the estimated oil and gas reserves of the Company and its Restricted Subsidiaries since the date of such year-end reserve report attributable to downward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which, in the case of sub-clauses (C) and (D) would, in accordance with standard industry practice, result in such decreases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's engineers, (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (iv) the greater of (I) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements, minus (b) the sum of (i) minority interests, (ii) any gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest annual or quarterly financial statements, (iii) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company's year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto, (iv) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production included in determining the discounted future net revenue specified in (a)(i) above (utilizing the same prices utilized in the Company's year-end reserve report), would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto and (v) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties. If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the full cost method of accounting.

     "Attributable Indebtedness" means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such person.

     "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease of property, real or personal that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles.

     "Currency Hedge Obligations" means, at any time as to the Company and its Restricted Subsidiaries, the obligations of such Person at such time that were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Subsidiaries' exposure to fluctuations in foreign currency exchange rates.

     "Dollar-Denominated Production Payments" mean production payment obligations recorded as liabilities in accordance with generally accepted accounting principles, together with all undertakings and obligations in connection therewith.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

     "Foreign Subsidiary" means a Subsidiary that is incorporated in a jurisdiction other than the United States of America or a State thereof or the District of Columbia and with respect to which more than 80% of any of its sales, earnings or assets (determined on a consolidated basis in accordance with GAAP) are located in, generated from or derived from operations located in territories outside the United States of America and jurisdiction outside the United States of America.

     "Funded Indebtedness" means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that matures by its terms, or that is renewable at the option of any obligor thereon to a date, more than one year after the date on which such Indebtedness is originally incurred.

     "Guarantee" means, individually and collectively, the guarantees given by the Subsidiary Guarantors pursuant to Article Ten of the Indentures.

     "Holder" means a Person in whose name a Senior Note is registered on the Registrar's books.

     "Indebtedness" means, without duplication, with respect to any Person, (a) all obligations of such Person (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business), (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all net obligations of such Person in respect of Currency Hedge Obligations, Interest Rate Hedge Agreements and Oil and Gas Hedging Contracts, except to the extent such net obligations are taken into account in the determination of future net revenues from proved oil and gas reserves for purposes of the calculation of Adjusted Consolidated Net Tangible Assets; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that are otherwise its legal liability (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment); (d) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of (1) the full amount of such obligations so secured and (2) the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a resolution of such Board; and (e) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), (d) or this clause (e), whether or not between or among the same parties. Subject to clause (c) of the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

     "Interest Rate Hedging Agreements" means, with respect to the Company and its Restricted Subsidiaries, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates.

     "Issue Date" means the date on which the Senior Notes are originally issued.

     "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction).

     "Make-Whole Amount" with respect to a Senior Note means an amount equal to the excess, if any, of (i) the present value of (a) in the case of the Notes due 2004, the remaining interest and principal payments due thereon to the Maturity Date, and (b) in the case of the Notes due 2012, the remaining interest, premium and principal payments due on such Senior Note as if such Senior Note were redeemed on March 15, 2004, in each case computed using a discount rate equal to the Treasury Rate plus 25 basis points, over (ii) the outstanding principal amount of such Senior Note. "Treasury Rate" is defined as the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal (a) in the case of the Notes due 2004, to the then remaining maturity of the Notes due 2004, and (b) in the case of the Notes due 2012, to the then remaining maturity of such Notes due 2012 assuming redemption of the Senior Notes on March 15, 2004; provided, however, that if the Make-Whole Average Life of such Senior Note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such Senior Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. "Make-Whole Average Life" means the number of years (calculated to the nearest one-twelfth of a year) between the date of redemption and March 15, 2004.

     "Make-Whole Price" means (a) with respect to a Senior Note due 2004, the sum of the outstanding principal amount and Make-Whole Amount of such Senior Note, and (b) with respect to a Senior Note due 2012, the greater of (i) the sum of the outstanding principal amount and Make-Whole Amount of such Senior Note due 2012, and (ii) the redemption price of such Senior Note on March 15, 2004, determined pursuant to the Indenture relating to the New Notes due 2012.

     "Maturity Date" means March 15, 2004 with respect to the Senior Notes due 2004 and March 15, 2012 with respect to the Senior Notes due 2012.

     "Net Working Capital" means (i) all current assets of the Company and its Restricted Subsidiaries, minus (ii) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness.

     "Oil and Gas Hedging Contracts" means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.

     "Pari Passu Indebtedness" means any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless such Indebtedness is contractually subordinate or junior in right of payment of principal, premium and interest of Senior Notes.

     "Pari Passu Indebtedness of a Subsidiary Guarantor" means any Indebtedness of such Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter created, incurred, or assumed unless such Indebtedness is contractually subordinate or junior in right of payment of principal, premium and interest to the Guarantees.

     "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Proved Developed Properties" means working interests, royalty interests, and other interests in oil, gas or mineral leases or other interests in oil, gas or mineral properties to which reserves are attributed which may properly be categorized as proved developed reserves under Regulation S-X under the Securities Act; together with all contracts, agreements and contract rights which cover, affect or otherwise relate to such interests; all hydrocarbons and all payments of any type in lieu of production; all improvements, fixtures, equipment, information, data and other property used in connection therewith or in connection with the treating, handling, storing, processing, transporting or marketing of such hydrocarbons; all insurance policies relating thereto or to the operation thereof; all personal property related thereto; and all proceeds thereof.

     "Restricted Subsidiary" means any Subsidiary of the Company which owns or leases (as lessor or lessee) (i) any property owned or leased by the Company or any Subsidiary, or any interest of the Company or any Subsidiary in property, located within the United States of America or Canada (including property located off the coast of the United States of America or Canada held pursuant to lease from any federal, state, provincial or other governmental body) which is considered by the Company to be capable of producing oil or gas or minerals in commercial quantities and (ii) any processing or manufacturing plant or pipeline owned or leased by the Company or any Subsidiary and located within the United States of America or Canada, except any processing or manufacturing plant or pipeline, or portion thereof, which the Board of Directors declares is not material to the business of the Company and its subsidiaries taken as a whole.

     "Sale/Leaseback Transaction" means with respect to the Company or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any principal property, acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Company or any of its Restricted Subsidiaries to such Person.

     "Subordinated Indebtedness of a Subsidiary Guarantor" means any Indebtedness of such Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, which is contractually subordinate or junior in right of payment of principal, premium and interest to the Guarantees.

     "Subordinated Indebtedness of the Company" means any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, which is contractually subordinate or junior in right of payment of principal, premium and interest to the Senior Notes.

     "Subsidiary" means any subsidiary of the Company. A "subsidiary" of any Person means (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than 50 percent of the assets of such partnership upon its dissolution, or (iii) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or
(y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

     "Subsidiary Guarantor" means (i) each of the Subsidiaries that becomes a guarantor of a series of the Senior Notes in compliance with the provisions of Article Ten of the Indenture relating to such series of Senior Notes and (ii) each of the Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of such Indenture.

     "U.S. Government Securities" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof.

     "U.S. Legal Tender" means such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

     "Volumetric Production Payments" mean production payment obligations recorded as deferred revenue in accordance with generally accepted accounting principles, together with all undertakings and obligations in connection therewith.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of contingency) to vote in the election of members of the Board of Directors or other governing body of such person.

EVENTS OF DEFAULT

     An Event of Default is defined in each Indenture as being: (i) default by the Company or any Subsidiary Guarantor in the payment of principal of or premium, if any, on the series of Senior Notes to which such Indenture relates when due and payable at maturity, upon acceleration or otherwise; (ii) default by the Company or any Subsidiary Guarantor for 30 days in payment of any interest on such Senior Notes; (iii) default by the Company or any Subsidiary Guarantor in the deposit of any optional redemption payment; (iv) default by the Company or any Subsidiary Guarantor in the performance of the covenants discussed under "-- Certain Covenants -- Limitation on Mergers and Consolidations" or in the performance of any other covenant or agreement in such Indenture which shall not have been remedied within 45 days after written notice by the Trustee or by the holders of at least 25% in principal amount of the series of Senior Notes to which such Indenture relates then outstanding; (v) the acceleration of the maturity of any other Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $10 million or more, individually or in the aggregate, or a default in the payment of principal of, premium, if any, or interest on, any other Indebtedness of the Company or any Restricted Subsidiary, after giving effect to any applicable grace period, having an outstanding principal amount of $10 million or more individually or in the aggregate; (vi) one or more judgments or orders for the payment of money of $10 million or more individually or in the aggregate (net of applicable insurance coverage which is acknowledged in writing by the insurer) having been rendered against the Company or any Restricted Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days; (vii) the failure of a Guarantee by a Subsidiary Guarantor to be in full force and effect, or the denial or disaffirmance by such entity thereof; or (viii) certain events involving bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary of the Company. Each of the Indentures provides that the Trustee may withhold notice to the Holders of the Senior Notes to which such Indenture relates of any default (except in payment of principal of, or premium, if any, or interest on the Senior Notes) if the Trustee considers it in the interest of the Holders of the Senior Notes to do so.

     Each of the Indentures provides that if an Event of Default occurs and is continuing with respect to the Indenture, the Trustee or the Holders of not less than 25% in principal amount of such Senior Notes outstanding may declare the principal of and premium, if any, and accrued but unpaid interest on all such Senior Notes to be due and payable. Upon such a declaration, such principal premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company occurs and is continuing, the principal of, and premium, if any, and interest on all the Senior Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Senior Notes. The amount due and payable on the acceleration of any Senior Note will be equal to 100% of the principal amount of such Senior Note, plus accrued and unpaid interest to the date of payment. Under certain circumstances, the Holders of a majority in principal amount of the outstanding series of Senior Notes may rescind any such acceleration with respect to such series of Senior Notes and its consequences.

     Each of the Indentures provides that no Holder of a Senior Note may pursue any remedy under the Indenture relating to such Senior Note unless (i) the Trustee shall have received written notice of a continuing Event of Default,
(ii) the Trustee shall have received a request from Holders of at least 25% in principal amount of such series of Senior Notes to pursue such remedy, (iii) the Trustee shall have been offered indemnity reasonably satisfactory to it, (iv) the Trustee shall have failed to act for a period of 60 days after receipt of such notice, request and offer of indemnity and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of such series of Senior Notes; provided, however, such provision does not affect the right of a Holder of a Senior Note to sue for enforcement of any overdue payment thereon.

     The Holders of a majority in principal amount of each series of the Senior Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture relating to such series of Senior Notes, subject to certain limitations specified in such Indenture. Each of the Indentures will require the annual filing by the Company with the Trustee of a written statement as to compliance with the covenants contained in such Indenture.

MODIFICATION AND WAIVER

     Each of the Indentures provides that modifications and amendments to the Indenture or the series of Senior Notes subject thereto may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of such series of Senior Notes then outstanding; provided that no such modification or amendment may, without the consent of the Holder of each Senior Note of such series then outstanding affected thereby, (i) reduce the percentage of principal amount of Senior Notes of such series whose Holders must consent to an amendment, supplement or waiver;
(ii) reduce the rate or change the time for payment of interest, including default interest, on any such Senior Note; (iii) reduce the principal amount of any such Senior Note or change the Maturity Date of the Senior Notes; (iv) reduce the redemption price, including premium, if any, payable upon redemption of any Senior Note or change the time at which any Senior Note may or shall be redeemed; (v) make any such series of Senior Notes payable, in money other than that stated in such series of Senior Note; (vi) impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest on, any Senior Note of such series; (vii) make any change in the percentage of principal amount of Senior Notes necessary to waive compliance with certain provisions of the Indenture; or (viii) waive a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on such series of the Senior Notes. Each of the Indentures will provide that modifications and amendments of such Indenture may be made by the Company and the Trustee without the consent of any holders of the Senior Notes to which such Indenture relates in certain limited circumstances, including (a) to cure any ambiguity, omission, defect or inconsistency, (b) to provide for the assumption of the obligations of the Company or any Subsidiary Guarantor under such Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or such Subsidiary Guarantor, (c) to reflect the release of any Subsidiary Guarantor from its Guarantee, or the addition of any Subsidiary of the Company as a Subsidiary Guarantor, in the manner provided in such Indenture, (d) to comply with any requirement of the SEC in order to effect or maintain the qualification of such Indenture under the Trust Indenture Act of 1939 or (e) to make any change that would provide any additional benefit to the Holders or that does not adversely affect the rights of any Holder of Senior Notes in any material respect.

     Each of the Indentures provides that the Holders of a majority in aggregate principal amount of the Senior Notes then outstanding may waive any past default under such Indenture, except a default in the payment of principal premium, if any, or interest.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Senior Notes of either series ("Legal Defeasance"). Such Legal Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Senior Notes of such series, except for (i) the rights of Holders of such Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due, (ii) the Company's obligations with respect to such Senior Notes concerning the issuance of temporary Senior Notes, transfers and exchanges of such Senior Notes, replacement of mutilated, destroyed, lost or stolen Senior Notes, the maintenance of an office or agency where such Senior Notes may be surrendered for transfer or exchange or presented for payment, and duties of paying agents,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants described under "-- Certain Covenants" ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment or bankruptcy and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of a series of Senior Notes, cash in U.S. Legal Tender, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes of such series on the Maturity Date or on the applicable mandatory redemption date, as the case may be, of such principal or installment of principal, premium, if any, or interest; (ii) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from or there has been published by, the Internal Revenue Service a ruling or (B) since the date of such Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee to the effect that the Holders of the related series of outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company is a party or by which the Company is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of such series of Senior Notes over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an

Officers' Certificate and an opinion of counsel each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

GOVERNING LAW

     Each of the Indentures provides that it will be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     United States Trust Company of New York is the Trustee under each of the Indentures. Its address is 114 West 47th Street, New York, New York 10036-1532. The Company has also appointed the Trustee as the initial Registrar, Transfer Agent and Paying Agent under the Indentures.

     The Trustee is permitted to become an owner or pledgee of Senior Notes and may otherwise deal with the Company or its Subsidiaries or Affiliates with the same rights it would have if it were not Trustee. If, however, the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act of 1939), it must eliminate such conflict or resign.

     Each of the Indentures provides that in case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of such person's own affairs. The Trustee will be under no obligation to exercise any of its powers under either of the Indentures at the request of any of the Holders of the Senior Notes to which such Indenture relates, unless such Holders have offered the Trustee indemnity reasonably satisfactory to it.

BOOK-ENTRY SYSTEM

  Book-Entry, Delivery and Form

     The certificates representing each of the New Notes due 2004 and the New Notes due 2012 will initially be represented by one or more permanent global Senior Notes in definitive, fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC. Except in the limited circumstances described below under "Certificated Senior Notes," owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of Certificated Senior Notes (as defined below).

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Senior Notes represented by such Global Note for all purposes under the applicable Indenture and the Senior Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the applicable procedures of DTC, in addition to those provided for under the applicable Indenture.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     The Company expects that DTC will take any action permitted to be taken by a holder of Senior Notes (including the presentation of Senior Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note are credited and only in respect of such portion of the aggregate principal amount of Senior Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Senior Notes, DTC will exchange the applicable Global Note for Certificated Senior Notes, which it will distribute to its participants.

     The Company understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A under the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Senior Notes

     Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Senior Notes in the form of certificated Senior Notes ("Certificated Senior Notes"). Upon any such issuance, the Trustee is required to register such Certificated Senior Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Senior Notes in the form of Certificated Senior Notes under the Indentures, then, upon surrender by the Global Note holder of its Global Note, Senior Notes in such form will be issued to each person that the Global Note holder and the Depositary identify as being the beneficial owner of the related Senior Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note holder or the Depositary in identifying the beneficial owners of Senior Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or the Depositary for all purposes.

                              PLAN OF DISTRIBUTION

     There has previously been only a limited secondary market and no public market for the Old Notes. The Company does not intend to apply for the listing of the Senior Notes on a national securities exchange or for their quotation through The Nasdaq Stock Market. The Old Notes are eligible for trading in the PORTAL market. The Company has been advised by the Initial Purchasers that the Initial Purchasers currently intend to make a market in the Senior Notes; however, no Initial Purchaser is obligated to do so and any market making may be discontinued by any Initial Purchaser at any time. In addition, such market making activity may be limited during the Exchange Offer. Therefore, there can be no assurance that an active market for the Old Notes or the New Notes will develop.

     If a trading market develops for the Old Notes or the New Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their offering price.

     With respect to resale of New Notes, based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder (other than a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act) who exchanges Old Notes for New Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

     As contemplated by the above no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder in the ordinary course of business, (ii) the holder is not engaging and does not intend to engage in the distribution of the New Notes, and (iii) the holder acknowledges that if such holder participates in the New Offer for the purpose of distributing the New Notes such holder must comply with the registration and prospectus delivery requirements of the Securities Act and cannot rely on the above no-action letters.

     Any broker or dealer registered under the Exchange Act (each a "Broker-Dealer") who holds Old Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company) may exchange such Old Notes for New Notes pursuant to the Exchange Offer; however, such Broker-Dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the New Notes received by it in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of this Prospectus. The Company and the Subsidiary Guarantors have agreed to cause the Exchange Offer Registration Statement, of which this Prospectus is a part, to remain continuously effective for a period of one year from the date it is first declared effective, and to make this Prospectus, as amended or supplemented, available to any such Broker-Dealer for use in connection with resales. Any Broker-Dealer participating in the Exchange Offer will be required to acknowledge that it will deliver a prospectus in connection with any resales of New Notes received by it in the Exchange Offer. The delivery by a Broker-Dealer of a prospectus in connection with resales of New Notes shall not be deemed to be an admission by such Broker-Dealer that it is an underwriter within the meaning of the Securities Act. The Company will not receive any proceeds from any sale of New Notes by a Broker-Dealer.

                                 LEGAL MATTERS

     The legality of the New Notes offered hereby has been passed upon for the Company by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma. From time to time, McAfee & Taft performs certain legal services for the Company.

                                    EXPERTS

     The Consolidated Financial Statements of the Company as of June 30, 1995 and for each of the two years in the period ended June 30, 1995 and the financial statements of Chesapeake Exploration Limited Partnership as of and for the same date and periods, included in this Prospectus, have been so included in reliance upon the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The Consolidated Financial Statements of the Company as of June 30, 1996 and for the year then ended and the financial statements of Chesapeake Exploration Limited Partnership as of and for the same date and period, included in this Prospectus, have been included in reliance upon the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

     Effective July 1, 1996, Price Waterhouse LLP sold its Oklahoma City practice to Coopers & Lybrand L.L.P. and resigned as the Company's independent accountants.

     Certain estimates of oil and gas reserves included and incorporated by reference herein were based upon engineering studies prepared by Williamson Petroleum Consultants, Inc., independent petroleum engineers. Such estimates are included or incorporated herein in reliance on the authority of such firm as experts in such matters.

                                    GLOSSARY

     The terms defined below are used throughout this Prospectus.

     Bcf. Billion cubic feet of gas.

     Bcfe. Billion cubic feet of gas equivalent.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

     Commercial Well; Commercially Productive Well. An oil and gas well which produces oil and gas in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Developed Acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     Development Well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     Dry Hole; Dry Well. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

     Exploratory Well. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

     Formation. A succession of sedimentary beds that were deposited under the same general geologic conditions. Gross Acres or Gross Wells. The total acres or wells, as the case may be, in which a working interest is owned. Horizontal Wells. Wells which are drilled at angles greater than 70 -- from vertical.

     MBbl. One thousand barrels of crude oil or other liquid hydrocarbons.

     MBoe. One thousand barrels of oil equivalent.

     MBtu. One thousand Btus.

     Mcf. One thousand cubic feet of gas.

     Mcfe. One thousand cubic feet of gas equivalent.

     MMBbl. One million barrels of crude oil or other liquid hydrocarbons.

     MMBtu. One million Btus.

     MMcf. One million cubic feet of gas.

     MMcfe. One million cubic feet of gas equivalent. Net Acres or Net Wells. The sum of the fractional working interest owned in gross acres or gross wells.

     Present Value. When used with respect to oil and gas reserves, present value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at the determination date, without giving effect to nonproperty related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

     Productive Well. A well that is producing oil or gas or that is capable of production.

     Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved Reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved Undeveloped Location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

     Proved Undeveloped Reserves. Reserves that are expected to be recovered from new wells drilled to a known reservoir on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     Royalty Interest. An interest in an oil and gas property entitling the owner to a share of oil or gas production free of costs of production.

     Undeveloped Acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

     Working Interest. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Chesapeake Energy Corporation
Consolidated Financial Statements:
  Report of Independent Accountants for the year ended June
     30, 1996...............................................   F-2
  Report of Independent Accountants for the years ended June
     30, 1995 and 1994......................................   F-3
  Consolidated Balance Sheets at June 30, 1996 and 1995.....   F-4
  Consolidated Statements of Income for the years ended June
     30, 1996, 1995 and 1994................................   F-5
  Consolidated Statements of Cash Flows for the years ended
     June 30, 1996, 1995 and 1994...........................   F-6
  Consolidated Statements of Stockholders' Equity for the
     years ended June 30, 1996, 1995
     and 1994...............................................   F-8
  Notes to Consolidated Financial Statements................   F-9
Chesapeake Exploration Limited Partnership
Financial Statements:
  Report of Independent Accountants for the year ended June
     30, 1996...............................................  F-29
  Report of Independent Accountants for the years ended June
     30, 1995 and 1994......................................  F-30
  Balance Sheets at June 30, 1996 and 1995..................  F-31
  Statements of Income for the years ended June 30, 1996,
     1995 and 1994..........................................  F-32
  Statements of Partners' Capital for the years ended June
     30, 1996, 1995 and 1994................................  F-33
  Statements of Cash Flows for the years ended June 30,
     1996, 1995 and 1994....................................  F-34
  Notes to Financial Statements.............................  F-35
Chesapeake Energy Corporation
Consolidated Interim Financial Statements:
  Consolidated Balance Sheets at December 31, 1996
     (unaudited) and June 30, 1996..........................  F-44
  Consolidated Statements of Income for the Three and Six
     Months Ended December 31, 1996
     and 1995 (unaudited)...................................  F-45
  Consolidated Statements of Cash Flows for the Six Months
     Ended December 31, 1996
     and 1995 (unaudited)...................................  F-46
  Notes to Consolidated Financial Statements (unaudited)....  F-47

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Chesapeake Energy Corporation

     We have audited the accompanying consolidated balance sheet of Chesapeake Energy Corporation and its subsidiaries as of June 30, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chesapeake Energy Corporation and its subsidiaries as of June 30, 1996, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Oklahoma City, Oklahoma
September 13, 1996, except for the first paragraph of Note 9 which is as of March 7, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Chesapeake Energy Corporation

     In our opinion, the consolidated balance sheet and the related consolidated statements of income, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Chesapeake Energy Corporation and its subsidiaries at June 30, 1995, and the results of their operations and their cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Chesapeake Energy Corporation for any period subsequent to June 30, 1995.

PRICE WATERHOUSE LLP

Houston, Texas
September 20, 1995, except for the
first and fourth paragraphs of Note 9
which are as of March 7, 1997

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                    JUNE 30,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
                                                                ($ IN THOUSANDS)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 51,638    $ 55,535
  Accounts receivable:
     Oil and gas sales......................................    12,687      10,644
     Gas marketing sales....................................     6,982          --
     Joint interest and other, net of allowances of $340,000
      and $452,000, respectively............................    27,661      26,317
     Related parties........................................     2,884       4,386
  Inventory.................................................     5,163       8,926
  Other.....................................................     2,158         633
                                                              --------    --------
          Total Current Assets..............................   109,173     106,441
                                                              --------    --------
PROPERTY AND EQUIPMENT:
  Oil and gas properties, at cost based on full cost
     accounting:
     Evaluated oil and gas properties.......................   363,213     165,302
     Unevaluated properties.................................   165,441      27,474
     Less: accumulated depreciation, depletion and
      amortization..........................................   (92,720)    (41,821)
                                                              --------    --------
                                                               435,934     150,955
  Other property and equipment..............................    18,162      16,966
  Less: accumulated depreciation and amortization...........    (2,922)     (4,120)
                                                              --------    --------
          Total Property and Equipment......................   451,174     163,801
                                                              --------    --------
OTHER ASSETS................................................    11,988       6,451
                                                              --------    --------
TOTAL ASSETS................................................  $572,335    $276,693
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable and current maturities of long-term debt....  $  6,755    $  9,993
  Accounts payable..........................................    54,514      33,438
  Accrued liabilities and other.............................    14,062       7,688
  Revenues and royalties due others.........................    33,503      23,786
                                                              --------    --------
          Total Current Liabilities.........................   108,834      74,905
                                                              --------    --------
LONG-TERM DEBT, NET.........................................   268,431     145,754
                                                              --------    --------
REVENUES AND ROYALTIES DUE OTHERS...........................     5,118       3,779
                                                              --------    --------
DEFERRED INCOME TAXES.......................................    12,185       7,280
                                                              --------    --------
CONTINGENCIES AND COMMITMENTS (Note 4)......................        --          --
                                                              --------    --------
STOCKHOLDERS' EQUITY:
  Preferred Stock, .01 par value, 10,000,000 shares
     authorized; 0 shares issued and outstanding............        --          --
  Common Stock, 100,000,000 shares authorized; $.01 par
     value at June 30, 1996, $.0011 par value at June 30,
     1995; 60,159,826 and 52,622,496 shares issued and
     outstanding at June 30, 1996 and 1995, respectively....     3,008          58
  Paid-in capital...........................................   136,782      30,295
  Accumulated earnings......................................    37,977      14,622
                                                              --------    --------
          Total Stockholders' Equity........................   177,767      44,975
                                                              --------    --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $572,335    $276,693
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEAR ENDED JUNE 30,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------    -------    -------
                                                                 ($ IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
REVENUES:
  Oil and gas sales.........................................  $110,849    $56,983    $22,404
  Gas marketing sales.......................................    28,428         --         --
  Oil and gas service operations............................     6,314      8,836      6,439
  Interest and other........................................     3,831      1,524        981
                                                              --------    -------    -------
          Total Revenues....................................   149,422     67,343     29,824
                                                              --------    -------    -------
COSTS AND EXPENSES:
  Production expenses and taxes.............................     8,303      4,256      3,647
  Gas marketing expenses....................................    27,452         --         --
  Oil and gas service operations............................     4,895      7,747      5,199
  Oil and gas depreciation, depletion and amortization......    50,899     25,410      8,141
  Depreciation and amortization of other assets.............     3,157      1,765      1,871
  General and administrative................................     4,828      3,578      3,135
  Interest and other........................................    13,679      6,627      2,676
                                                              --------    -------    -------
          Total Costs and Expenses..........................   113,213     49,383     24,669
                                                              --------    -------    -------
INCOME BEFORE INCOME TAXES..................................    36,209     17,960      5,155
INCOME TAX EXPENSE..........................................    12,854      6,299      1,250
                                                              --------    -------    -------
NET INCOME..................................................  $ 23,355    $11,661    $ 3,905
                                                              ========    =======    =======
EARNINGS PER COMMON SHARE:
  NET INCOME PER COMMON SHARE
     Primary................................................  $    .40    $   .21    $   .08
                                                              ========    =======    =======
     Fully-diluted..........................................  $    .40    $   .21    $   .08
                                                              ========    =======    =======
  WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
     OUTSTANDING
     Primary................................................    58,342     55,872     48,240
                                                              ========    =======    =======
     Fully-diluted..........................................    58,922     56,606     48,366
                                                              ========    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED JUNE 30,
                                                           ----------------------------------
                                                             1996         1995         1994
                                                           ---------    ---------    --------
                                                                    ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME...............................................  $  23,355    $  11,661    $  3,905
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED
  BY OPERATING ACTIVITIES:
  Depreciation, depletion and amortization...............     52,768       26,628       9,455
  Deferred taxes.........................................     12,854        6,299       1,250
  Amortization of loan costs.............................      1,288          548         557
  Amortization of bond discount..........................        563          567         138
  Bad debt expense.......................................        114          308         222
  Purchases and sales of trading securities, net.........        622           --          --
  Gain on sale of fixed assets...........................     (2,511)        (108)         --
CHANGES IN ASSETS AND LIABILITIES:
  (Increase) decrease in accounts receivable.............     (3,524)     (22,510)     (7,773)
  (Increase) decrease in inventory.......................         78       (1,203)       (304)
  (Increase) decrease in other current assets............     (1,525)         614        (726)
  Increase (decrease) in accounts payable, accrued
     liabilities and other...............................     25,834       19,387      10,077
  Increase in current and non-current revenues and
     royalties due others................................     11,056       12,540       2,622
                                                           ---------    ---------    --------
          Cash provided by operating activities..........    120,972       54,731      19,423
                                                           ---------    ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Exploration, development and acquisition of oil and gas
     properties..........................................   (347,294)    (120,985)    (34,654)
  Proceeds from sale of oil and gas equipment, leasehold
     and other...........................................     11,416       15,107       7,598
  Other proceeds from sales..............................        698        1,104         765
  Investment in gas marketing company, net of cash
     acquired............................................       (363)          --          --
  Other property and equipment additions.................     (8,846)      (7,929)     (2,920)
                                                           ---------    ---------    --------
          Cash used in investing activities..............   (344,389)    (112,703)    (29,211)
                                                           ---------    ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of Common Stock.................     99,498           --          --
  Proceeds from long-term borrowings.....................    166,667      128,834      48,800
  Payments on long-term borrowings.......................    (48,634)     (32,370)    (25,738)
  Placement fee on Senior Notes and Warrants.............         --           --      (1,900)
  Cash received from exercise of stock options...........      1,989          818          --
                                                           ---------    ---------    --------
          Cash provided by financing activities..........    219,520       97,282      21,162
                                                           ---------    ---------    --------
Net increase (decrease) in cash and cash equivalents.....     (3,897)      39,310      11,374
Cash and cash equivalents, beginning of period...........     55,535       16,225       4,851
                                                           ---------    ---------    --------
Cash and cash equivalents, end of period.................  $  51,638    $  55,535    $ 16,225
                                                           =========    =========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
CASH PAYMENTS FOR:
  Interest...............................................  $  17,179    $   6,488    $  1,467
  Income taxes...........................................  $      --    $      --    $    109

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

     The Company has a financing arrangement with a vendor to supply certain oil and gas equipment inventory. The total amounts owed at June 30, 1996, 1995 and 1994 were $3,156,000, $6,513,000 and $5,952,000, respectively. No cash consideration is exchanged for inventory under this financing arrangement until actual draws on the inventory are made.

     In fiscal 1996 and 1995, the Company recognized income tax benefits of $7,950,000 and $1,229,000, respectively, related to the disposition of stock options by directors and employees of the Company. The tax benefits were recorded as an adjustment to deferred income taxes and paid-in capital.

     Proceeds from the issuances of $90 million of 10.5% Senior Notes in May 1995 and $120 million of 9.125% Senior Notes in April 1996 are net of $2.7 million and $3.9 million, respectively, in offering fees and expenses which were deducted from the actual cash received.

     On March 31, 1994, the Company issued 8,000 units (see Note 2) to Trust Company of the West ("TCW") primarily in consideration for the surrender of 576,923 shares of the Company's 9% convertible preferred stock, including its rights to dividends, warrants to purchase Common Stock and an overriding royalty interest.

     In February 1994, pending litigation was settled pursuant to an agreement requiring COI to pay $1.25 million, of which $250,000 plus interest was paid in July 1994, and the balance of which was paid in June 1995.

     The accompanying notes are an integral part of these consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                  YEAR ENDED JUNE 30,
                                                              ----------------------------
                                                                1996      1995      1994
                                                              --------   -------   -------
                                                                    ($ IN THOUSANDS)
PREFERRED STOCK:
  Balance, beginning of period..............................  $     --   $    --   $     6
  Exchange of 576,923 shares of Preferred Stock.............        --        --        (6)
                                                              --------   -------   -------
  Balance, end of period....................................        --        --        --
                                                              --------   -------   -------
COMMON STOCK:
  Balance, beginning of period..............................        58        51        51
  Issuance of 5,989,500 shares of Common Stock..............       299        --        --
  Exercise of stock options and warrants....................        79         7        --
  Change in par value from $.0011 to $.01...................     2,572        --        --
                                                              --------   -------   -------
  Balance, end of period....................................     3,008        58        51
                                                              --------   -------   -------
COMMON STOCK WARRANTS:
  Balance, beginning of period..............................        --         5        --
  Issuance of Common Stock Warrants.........................        --        --         5
  Exercise of Common Stock Warrants.........................        --        (5)       --
                                                              --------   -------   -------
  Balance, end of period....................................        --        --         5
                                                              --------   -------   -------
PAID-IN CAPITAL:
  Balance, beginning of period..............................    30,295    28,243    32,704
  Exchange of Preferred Stock...............................        --        --    (7,494)
  Issuance of Common Stock Warrants.........................        --        --     3,033
  Exercise of stock options and warrants....................     1,910       823        --
  Issuance of Common Stock..................................   105,516        --        --
  Offering expenses and other...............................    (6,317)       --        --
  Tax benefit from exercise of stock options................     7,950     1,229        --
  Change in par value from $.0011 to $.01...................    (2,572)       --        --
                                                              --------   -------   -------
  Balance, end of period....................................   136,782    30,295    28,243
                                                              --------   -------   -------
ACCUMULATED EARNINGS (DEFICIT):
  Balance, beginning of period..............................    14,622     2,961    (1,329)
  Net income................................................    23,355    11,661     3,905
  Preferred dividends.......................................        --        --      (340)
  Cancellation of preferred dividends.......................        --        --       725
                                                              --------   -------   -------
  Balance, end of period....................................    37,977    14,622     2,961
                                                              --------   -------   -------
TOTAL STOCKHOLDERS' EQUITY..................................  $177,767   $44,975   $31,260
                                                              ========   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements of Chesapeake Energy Corporation (the "Company" or "Parent") include the accounts of Chesapeake Operating, Inc. ("COI"), Chesapeake Exploration Limited Partnership ("CEX"), a limited partnership, Chesapeake Gas Development Corporation ("CGDC"), Chesapeake Energy Marketing, Inc. ("CEMI"), Lindsay Oil Field Supply, Inc. ("LOF"), Sander Trucking Company, Inc. ("STCO") and subsidiaries of those entities. All significant intercompany accounts and transactions have been eliminated.

     In December 1995, the Company entered into the gas marketing business by acquiring all of the outstanding stock of an Oklahoma City-based natural gas marketing company for total consideration of $725,000. This subsidiary was subsequently named CEMI. CEMI provides natural gas marketing services including commodity price structuring, contract administration and nomination services for the Company, its partners and other natural gas producers in the geographical areas in which the Company is active.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Cash Equivalents

     For purposes of the consolidated financial statements, the Company considers investments in all highly liquid debt instruments with maturities of three months or less at date of purchase to be cash equivalents.

  Inventory

     Inventory consists primarily of tubular goods and other lease and well equipment which the Company plans to utilize in its ongoing exploration and development activities and is carried at the lower of cost or market using the specific identification method.

  Oil and Gas Properties

     The Company follows the full cost method of accounting under which all costs associated with property acquisition, exploration and development activities are capitalized. The Company capitalizes internal costs that can be directly identified with its acquisition, exploration and development activities and does not include any costs related to production, general corporate overhead or similar activities (see Note 11). Capitalized costs are amortized on a composite unit-of-production method based on proved oil and gas reserves. The Company's oil and gas reserves are estimated annually by independent petroleum engineers. The average composite rates used for depreciation, depletion and amortization were $0.85, $0.80 and $0.80 per equivalent Mcf in 1996, 1995, and 1994, respectively. Proceeds from the sale of properties are accounted for as reductions to capitalized costs unless such sales involve a significant change in the relationship between costs and the value of proved reserves or the underlying value of unproved properties, in which case a gain or loss is recognized. Unamortized costs as reduced by related deferred taxes are subject to a ceiling which limits such amounts to the estimated present value of oil and gas reserves, reduced by operating expenses, future development costs and income taxes. The costs of unproved properties are excluded from amortization until the properties are evaluated.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

     On April 30, 1996, the Company purchased interests in certain producing and non-producing oil and gas properties, including approximately 14,000 net acres of unevaluated leasehold from Amerada Hess Corporation for $35 million, subject to adjustment for activity after the effective date of January 1, 1996. The properties are located in the Knox and Golden Trend fields of southern Oklahoma, most of which are operated by the Company.

  Other Property and Equipment

     Other property and equipment primarily consists of vehicles, office buildings and equipment, and software. Major renewals and betterments are capitalized while the costs of repairs and maintenance are charged to expense as incurred. The costs of assets retired or otherwise disposed of and the applicable accumulated depreciation are removed from the accounts, and the resulting gain or loss is reflected in operations. Other property and equipment costs are depreciated on both straight-line and accelerated methods over the estimated useful lives of the assets, which range from three to 30 years.

  Leases

     Included in other property and equipment in the consolidated balance sheets is computer equipment and software held under capital leases. Minimum lease payments under these capital leases and other operating leases are as follows:

                                                            CAPITAL    OPERATING
                                                            LEASES      LEASES
                                                            -------    ---------
                                                              ($ IN THOUSANDS)
1997......................................................   $ 62        $133
1998......................................................     62          58
1999......................................................     15          53
2000......................................................      0           0
2001......................................................      0           0
                                                             ----        ----
Total minimum lease payments..............................    139        $244
                                                                         ====
Less: amount relating to interest.........................    (20)
                                                             ----
Present value of minimum payments.........................   $119
                                                             ====

  Capitalized Interest

     During fiscal 1996, 1995 and 1994, interest of approximately $6,428,000, $1,574,000 and $356,000 was capitalized on significant investments in unproved properties that are not being currently depreciated, depleted, or amortized and on which exploration or development activities are in progress.

  Service Operations

     Certain subsidiaries of the Company performed contractual services on wells the Company operates as well as for third parties until June 30, 1996. Oil and gas service operations revenues and costs and expenses reflected in the accompanying consolidated statements of income include amounts derived from certain of the contractual services provided. The Company's economic interest in its oil and gas properties is not affected by the performance of these contractual services and all intercompany profits have been eliminated.

     On June 30, 1996, Peak USA Energy Services, Ltd., a limited partnership ("Peak"), was formed by Peak Oilfield Services Company (a joint venture between Cook Inlet Region, Inc. and Nabors Industries, Inc.) and Chesapeake for the purpose of purchasing the Company's oilfield service assets and providing rig moving, transportation and related site construction services to the Company and the industry. The Company sold its

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES service company assets to Peak for $6.4 million, and simultaneously invested $2.5 million in exchange for a 33.3% partnership interest in Peak. This transaction resulted in recognition of a $1.8 million pre-tax gain during the fourth fiscal quarter of 1996 reported in Interest and other. A deferred gain from the sale of service company assets of $0.9 million was recorded as a reduction in the Company's investment in Peak and will be amortized to income over the estimated useful lives of the Peak assets. The Company's investment in Peak will be accounted for using the equity method.

  Income Taxes

     The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires deferred tax liabilities or assets to be recognized for the anticipated future tax effects of temporary differences that arise as a result of the differences in the carrying amounts and the tax bases of assets and liabilities.

  Net Income Per Share

     Primary and fully diluted earnings per share for all periods have been computed based upon the weighted average number of shares of Common Stock outstanding after giving retroactive effect to all stock splits and the issuance of common stock equivalents when their effect is dilutive. Dilutive options or warrants which are issued during a period or which expire or are cancelled during a period are reflected in both primary and fully diluted earnings per share computations for the time they were outstanding during the period being reported upon.

  Gas Imbalances

     The Company follows the "sales method" of accounting for its oil and gas revenue whereby the Company recognizes sales revenue on all oil or gas sold to its purchasers, regardless of whether the sales are proportionate to the Company's ownership in the property. A liability is recognized only to the extent that the Company has a net imbalance in excess of the reserves on the underlying properties. The Company's net imbalance positions at June 30, 1996 and 1995 were not material.

  Hedging

     The Company periodically uses certain instruments to hedge its exposure to price fluctuations on oil and natural gas transactions. Recognized gains and losses on hedge contracts are reported as a component of the related transaction. Results for hedging transactions are reflected in oil and gas sales to the extent related to the Company's oil and gas production.

  Debt Issue Costs

     Other assets relate primarily to debt issue costs associated with the issuance of the 12% Senior Notes on March 31, 1994, the 10.5% Senior Notes on May 25, 1995, and the 9.125% Senior Notes on April 9, 1996 (see Note 2). The remaining unamortized costs on these issuances of Senior Notes at June 30, 1996 totaled $8.7 million and are being amortized over the life of the Senior Notes.

  Stock Options

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation". As permitted by SFAS 123, the Company plans to continue to retain its current method of accounting for stock compensation and adopt the disclosure requirements of this Statement in fiscal 1997.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

  Reclassifications

     Certain reclassifications have been made to the consolidated financial statements for the years ended June 30, 1995 and 1994 to conform to the presentation used for the June 30, 1996 consolidated financial statements.

2. SENIOR NOTES

     On April 9, 1996, the Company completed an offering of $120 million principal amount of 9.125% Senior Notes due 2006 ("9.125% Senior Notes"). The 9.125% Senior Notes are redeemable at the option of the Company at any time at the redemption or make-whole prices set forth in the indenture. The Company may also redeem at its option at any time on or prior to April 15, 1999 up to $42 million of the 9.125% Senior Notes at 109.125% of the principal amount thereof with the proceeds of an equity offering.

     On May 25, 1995, the Company completed a private offering of $90 million principal amount of 10.5% Senior Notes due 2002 ("10.5% Senior Notes"). The 10.5% Senior Notes are redeemable at the option of the Company at any time on or after June 1, 1999. The Company may also redeem at its option any time prior to June 1, 1998 up to $30 million of the 10.5% Senior Notes at 110% of the principal amount thereof with the proceeds of an equity offering. In September 1995, the Company exchanged the 10.5% Senior Notes for substantially identical notes in a registered exchange offer (also referred to as the "10.5% Senior Notes").

     On March 31, 1994, the Company completed a private offering of 47,500 Units consisting of an aggregate of $47.5 million principal amount of 12% Senior Notes due 2001 ("12% Senior Notes") and warrants ("Warrants") to purchase 4,381,874 shares of the Company's Common Stock at an aggregate exercise price of $4,870. The Warrants were valued at $3 million creating a discount on the 12% Senior Notes. All of the Warrants were subsequently exercised. In exchange for 8,000 Units, the Company acquired from Trust Company of the West ("TCW") 576,923 shares of the Company's 9% cumulative convertible preferred stock and all rights to dividends thereon, warrants to purchase 2,808,008 shares of the Company's Common Stock and 50% of an outstanding overriding royalty interest held by TCW. The 12% Senior Notes are redeemable at the option of the Company at any time on or after March 1, 1998 at an initial premium of 106% of the principal amount thereof, declining to no premium in 2000. The Company is required to redeem $11,875,000 principal amount of 12% Senior Notes on each of March 1, 1998, 1999 and 2000. In November 1994, the Company exchanged the 12% Senior Notes for substantially identical notes in a registered exchange offer (also referred to as the "12% Senior Notes").

     The Company is a holding company and owns no operating assets and has no significant operations independent of its subsidiaries. The Company's obligations under the 12% Senior Notes, the 10.5% Senior Notes and the 9.125% Senior Notes have been fully and unconditionally guaranteed, on a joint and several basis, by each of the Company's "Restricted Subsidiaries" (as defined in the respective Indentures governing the Notes): COI, LOF, STCO, Whitmire Dozer Service, Inc. and CEX (collectively, the "Subsidiary Guarantors"). The only subsidiaries of the Company that are not Subsidiary Guarantors are CGDC and CEMI (together, the "Non-Guarantor Subsidiaries"). Each of the Subsidiary Guarantors is a direct or indirect wholly-owned subsidiary of the Company. The securities of the Subsidiary Guarantors have been pledged to secure performance of the Company's obligations under the 12% Senior Notes. The only affiliate securities constituting a substantial portion of the collateral for the 12% Senior Notes are the partnership interests in CEX.

     The 12%, 10.5% and 9.125% Senior Note Indentures contain certain covenants, including covenants limiting the Company and the Subsidiary Guarantors with respect to asset sales; restricted payments; the incurrence of additional indebtedness and the issuance of preferred stock; liens; sale and leaseback transactions; lines of business; dividend and other payment restrictions affecting Subsidiary Guarantors; mergers or consolidations; and transactions with affiliates. The Company is also obligated to repurchase 12%,

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

10.5% and 9.125% Senior Notes if it fails to maintain a specified ratio of assets to debt and in the event of a change of control or certain asset sales.

     The Company's bank credit agreement prohibits any distributions by CEX to its partners (the Company and COI) if the maturity of any obligations to the lender has been accelerated. The pledge agreement relating to the 12% Senior Notes requires that all dividends and distributions from Subsidiary Guarantors be paid to the collateral agent thereunder upon an event of default under the 12% Senior Notes Indenture. There are no other restrictions on the payment of cash dividends by Subsidiary Guarantors.

     CEX is a limited partnership which is 10% owned by COI, as sole general partner, and 90% owned directly by the Company, as sole limited partner. CEX owns 94% and CGDC owns 6% of the Company's producing oil and gas properties, based on the present value of future net revenue at June 30, 1996 (discounted at 10%).

     Set forth below are condensed consolidating financial statements of CEX, the other Subsidiary Guarantors, all Subsidiary Guarantors combined, the Non-Guarantor Subsidiaries and the Company. The CEX limited partnership condensed financial statements were prepared on a separate entity basis as reflected in the Company's books and records and include all material costs of doing business as if the partnership were on a stand-alone basis except that interest is not charged or allocated. No provision has been made for income taxes because the partnership is not a taxpaying entity. Separate audited financial statements of each Subsidiary Guarantor, other than CEX, have not been provided because management has determined that they are not material to investors.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET

                              AS OF JUNE 30, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                                                 SUBSIDIARY
                                                 GUARANTORS
                                      --------------------------------       NON-
                                                   ALL                    GUARANTOR     COMPANY
                                        CEX       OTHERS     COMBINED    SUBSIDIARIES   (PARENT)   ELIMINATIONS   CONSOLIDATED
                                      --------   --------   ----------   ------------   --------   ------------   ------------
CURRENT ASSETS:
  Cash and cash equivalents.........  $     --   $  4,061   $    4,061     $ 2,751      $44,826     $      --       $ 51,638
  Accounts receivable...............    14,778     29,302       44,080       7,723           --        (1,589)        50,214
  Inventory.........................        --      4,947        4,947         216           --            --          5,163
  Other.............................     1,891        264        2,155           3           --            --          2,158
                                      --------   --------   ----------     -------      --------    ---------       --------
        Total Current Assets........    16,669     38,574       55,243      10,693       44,826        (1,589)       109,173
                                      --------   --------   ----------     -------      --------    ---------       --------
PROPERTY AND EQUIPMENT:
  Oil and gas properties............   346,821     (8,211)     338,610      24,603           --            --        363,213
  Unevaluated leasehold.............   165,441         --      165,441          --           --            --        165,441
  Other property and equipment......        --      9,608        9,608          61        8,493            --         18,162
  Less: accumulated depreciation,
    depletion and amortization......   (84,726)    (2,467)     (87,193)     (8,007)        (442)           --        (95,642)
                                      --------   --------   ----------     -------      --------    ---------       --------
                                       427,536     (1,070)     426,466      16,657        8,051            --        451,174
                                      --------   --------   ----------     -------      --------    ---------       --------
INVESTMENTS IN SUBSIDIARIES AND
  INTERCOMPANY ADVANCES.............    56,055    463,331      519,386       8,132      382,388      (909,906)            --
OTHER ASSETS........................       694      1,616        2,310         940        8,738            --         11,988
                                      --------   --------   ----------     -------      --------    ---------       --------
TOTAL ASSETS........................  $500,954   $502,451   $1,003,405     $36,422      $444,003    $(911,495)      $572,335
                                      ========   ========   ==========     =======      ========    =========       ========
                                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable and current
    maturities of long-term debt....  $     --   $  3,846   $    3,846     $ 2,880      $    29     $      --       $  6,755
  Accounts payable and other........       789     90,280       91,069       7,339        5,260        (1,589)       102,079
                                      --------   --------   ----------     -------      --------    ---------       --------
        Total Current Liabilities...       789     94,126       94,915      10,219        5,289        (1,589)       108,834
                                      --------   --------   ----------     -------      --------    ---------       --------
LONG-TERM DEBT......................        --      2,113        2,113      10,020      256,298            --        268,431
                                      --------   --------   ----------     -------      --------    ---------       --------
REVENUES AND ROYALTIES DUE OTHERS...        --      5,118        5,118          --           --            --          5,118
                                      --------   --------   ----------     -------      --------    ---------       --------
DEFERRED INCOME TAXES...............        --     23,950       23,950       1,335      (13,100)           --         12,185
                                      --------   --------   ----------     -------      --------    ---------       --------
INTERCOMPANY PAYABLES...............   413,726    410,581      824,307       8,182       73,647      (906,136)            --
                                      --------   --------   ----------     -------      --------    ---------       --------
STOCKHOLDERS' EQUITY:
  Common Stock......................        --        117          117           2        2,891            (2)         3,008
  Other.............................    86,439    (33,554)      52,885       6,664      118,978        (3,768)       174,759
                                      --------   --------   ----------     -------      --------    ---------       --------
                                        86,439    (33,437)      53,002       6,666      121,869        (3,770)       177,767
                                      --------   --------   ----------     -------      --------    ---------       --------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY............................  $500,954   $502,451   $1,003,405     $36,422      $444,003    $(911,495)      $572,335
                                      ========   ========   ==========     =======      ========    =========       ========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET

                              AS OF JUNE 30, 1995
                                 (IN THOUSANDS)

                                     ASSETS

                                                 SUBSIDIARY
                                                 GUARANTORS
                                       ------------------------------       NON-
                                                    ALL                  GUARANTOR     COMPANY
                                         CEX       OTHERS    COMBINED   SUBSIDIARIES   (PARENT)   ELIMINATIONS   CONSOLIDATED
                                       --------   --------   --------   ------------   --------   ------------   ------------
CURRENT ASSETS:
  Cash and cash equivalents..........  $     --   $ 53,227   $53,227      $     5      $ 2,303     $      --       $ 55,535
  Accounts receivable................     9,867     30,693    40,560          777           10            --         41,347
  Inventory..........................        --      8,895     8,895           31           --            --          8,926
  Other..............................        --        633       633           --           --            --            633
                                       --------   --------   --------     -------      --------    ---------       --------
        Total Current Assets.........     9,867     93,448   103,315          813        2,313            --        106,441
                                       --------   --------   --------     -------      --------    ---------       --------
PROPERTY AND EQUIPMENT:
  Oil and gas properties.............   163,521    (16,723)  146,798       18,504           --            --        165,302
  Unevaluated leasehold..............    27,474         --    27,474           --           --            --         27,474
  Other property and equipment.......        --     12,199    12,199           --        4,767            --         16,966
  Less: accumulated depreciation,
    depletion and amortization.......   (36,959)    (3,847)  (40,806)      (4,861)        (274)           --        (45,941)
                                       --------   --------   --------     -------      --------    ---------       --------
                                       154,036..    (8,371)  145,665       13,643        4,493            --        163,801
                                       --------   --------   --------     -------      --------    ---------       --------
INVESTMENTS IN SUBSIDIARIES AND
  INTERCOMPANY ADVANCES..............    17,559    181,914   199,473           --      176,795      (376,268)            --
OTHER ASSETS.........................       776         41       817          123        5,511            --          6,451
                                       --------   --------   --------     -------      --------    ---------       --------
TOTAL ASSETS.........................  $182,238   $267,032   $449,270     $14,579      $189,112    $(376,268)      $276,693
                                       ========   ========   ========     =======      ========    =========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable and current
    maturities of long-term debt.....  $-- .....  $  7,757   $ 7,757      $ 2,200      $    36     $      --       $  9,993
  Accounts payable and other.........       516     61,777    62,293           --        2,619            --         64,912
                                       --------   --------   --------     -------      --------    ---------       --------
        Total Current Liabilities....       516     69,534    70,050        2,200        2,655            --         74,905
                                       --------   --------   --------     -------      --------    ---------       --------
LONG-TERM DEBT.......................        10      1,326     1,336        8,600      135,818            --        145,754
                                       --------   --------   --------     -------      --------    ---------       --------
REVENUES AND ROYALTIES DUE OTHERS....        --      3,779     3,779           --           --            --          3,779
                                       --------   --------   --------     -------      --------    ---------       --------
DEFERRED INCOME TAXES................        --      9,621     9,621          164       (2,505)           --          7,280
                                       --------   --------   --------     -------      --------    ---------       --------
INTERCOMPANY PAYABLES................   140,236    201,959   342,195        3,307       30,766      (376,268)            --
                                       --------   --------   --------     -------      --------    ---------       --------
STOCKHOLDERS' EQUITY:
  Common Stock.......................        --         31        31            1           58           (32)            58
  Other..............................    41,476    (19,218)   22,258          307       22,320            32         44,917
                                       --------   --------   --------     -------      --------    ---------       --------
                                       41,476..    (19,187)   22,289          308       22,378            --         44,975
                                       --------   --------   --------     -------      --------    ---------       --------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY.............................  $182,238   $267,032   $449,270     $14,579      $189,112    $(376,268)      $276,693
                                       ========   ========   ========     =======      ========    =========       ========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME
                                ($ IN THOUSANDS)

                                                 SUBSIDIARY
                                                 GUARANTORS
                                       ------------------------------       NON-
                                                    ALL                  GUARANTOR     COMPANY
                                         CEX       OTHERS    COMBINED   SUBSIDIARIES   (PARENT)   ELIMINATIONS   CONSOLIDATED
                                       --------   --------   --------   ------------   --------   ------------   ------------
FOR THE YEAR ENDED JUNE 30, 1996:
REVENUES:
  Oil and gas sales..................  $103,712   $     --   $103,712     $ 6,884      $    --      $   253        $110,849
  Gas marketing sales................        --         --        --       34,973           --       (6,545)         28,428
  Oil and gas service operations.....        --      6,314     6,314           --           --           --           6,314
  Interest and other.................    (1,473)     3,390     1,917          238        1,676           --           3,831
                                       --------   --------   --------     -------      --------     -------        --------
                                        102,239      9,704   111,943       42,095        1,676       (6,292)        149,422
                                       --------   --------   --------     -------      --------     -------        --------
COSTS AND EXPENSES:
  Production expenses and taxes......     7,225        332     7,557          746           --           --           8,303
  Gas marketing expenses.............        --         --        --       33,744           --       (6,292)         27,452
  Oil and gas service operations.....        --      4,895     4,895           --           --           --           4,895
  Oil and gas depreciation, depletion
    and amortization.................    48,333         --    48,333        2,566           --           --          50,899
  Other depreciation and
    amortization.....................       258      1,666     1,924           73        1,160           --           3,157
  General and administrative.........     1,090      2,593     3,683          496          649           --           4,828
  Interest and other.................       370        138       508          711       12,460           --          13,679
                                       --------   --------   --------     -------      --------     -------        --------
                                         57,276      9,624    66,900       38,336       14,269       (6,292)        113,213
                                       --------   --------   --------     -------      --------     -------        --------
  Income (loss) before income
    taxes............................    44,963         80    45,043        3,759      (12,593)          --          36,209
  Income tax expense (benefit).......        --     15,990    15,990        1,335       (4,471)          --          12,854
                                       --------   --------   --------     -------      --------     -------        --------
  Net income (loss)..................  $ 44,963   $(15,910)  $29,053      $ 2,424      $(8,122)     $    --        $ 23,355
                                       ========   ========   ========     =======      ========     =======        ========
FOR THE YEAR ENDED JUNE 30, 1995:
REVENUES:
  Oil and gas sales..................  $ 55,417   $     --   $55,417      $ 1,566      $    --      $    --        $ 56,983
  Oil and gas service operations.....        --      8,836     8,836           --           --           --           8,836
  Interest and other.................        --      1,394     1,394           --          130           --           1,524
                                       --------   --------   --------     -------      --------     -------        --------
                                         55,417     10,230    65,647        1,566          130           --          67,343
                                       --------   --------   --------     -------      --------     -------        --------
COSTS AND EXPENSES:
  Production expenses and taxes......     3,494        551     4,045          211           --           --           4,256
  Oil and gas service operations.....        --      7,747     7,747           --           --           --           7,747
  Oil and gas depreciation, depletion
    and amortization.................    24,769          6    24,775          635           --           --          25,410
  Other depreciation and
    amortization.....................       138      1,107     1,245            5          515           --           1,765
  General and administrative.........       931      1,689     2,620           58          900           --           3,578
  Interest and other.................       352        218       570          184        5,873           --           6,627
                                       --------   --------   --------     -------      --------     -------        --------
                                         29,684     11,318    41,002        1,093        7,288           --          49,383
                                       --------   --------   --------     -------      --------     -------        --------
  Income (loss) before income
    taxes............................    25,733     (1,088)   24,645          473       (7,158)          --          17,960
  Income tax expense (benefit).......        --      8,639     8,639          165       (2,505)          --           6,299
                                       --------   --------   --------     -------      --------     -------        --------
  Net Income (loss)..................  $ 25,733   $ (9,727)  $16,006      $   308      $(4,653)     $    --        $ 11,661
                                       ========   ========   ========     =======      ========     =======        ========
FOR THE YEAR ENDED JUNE 30, 1994:
REVENUES:
  Oil and gas sales..................  $ 22,404   $     --   $22,404      $    --      $    --      $    --        $ 22,404
  Oil and gas service operations.....        --      6,439     6,439           --           --           --           6,439
  Interest and other.................        --        622       622           --          359           --             981
                                       --------   --------   --------     -------      --------     -------        --------
                                         22,404      7,061    29,465           --          359           --          29,824
                                       --------   --------   --------     -------      --------     -------        --------
COSTS AND EXPENSES:
  Production expenses and taxes......     3,185        462     3,647           --           --           --           3,647
  Oil and gas service operations.....        --      5,199     5,199           --           --           --           5,199
  Oil and gas depreciation, depletion
    and amortization.................     8,141         --     8,141           --           --           --           8,141
  Other depreciation and
    amortization.....................       171      1,536     1,707           --          164           --           1,871
  General and administrative.........       823      2,169     2,992           --          143           --           3,135
  Interest and other.................       507      1,492     1,999           --          677           --           2,676
                                       --------   --------   --------     -------      --------     -------        --------
                                         12,827     10,858    23,685           --          984           --          24,669
                                       --------   --------   --------     -------      --------     -------        --------
  Income (loss) before income
    taxes............................     9,577     (3,797)    5,780           --         (625)          --           5,155
  Income tax expense (benefit).......        --      1,400     1,400           --         (150)          --           1,250
                                       --------   --------   --------     -------      --------     -------        --------
  Net income (loss)..................  $  9,577   $ (5,197)  $ 4,380      $    --      $  (475)     $    --        $  3,905
                                       ========   ========   ========     =======      ========     =======        ========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                   SUBSIDIARY
                                                   GUARANTORS
                                        --------------------------------       NON-
                                                      ALL                   GUARANTOR      COMPANY
                                           CEX       OTHERS    COMBINED    SUBSIDIARIES   (PARENT)    ELIMINATIONS   CONSOLIDATED
                                        ---------   --------   ---------   ------------   ---------   ------------   ------------
FOR THE YEAR ENDED JUNE 30, 1996:
CASH FLOWS FROM OPERATING
  ACTIVITIES..........................  $  91,286   $ 35,582   $126,868      $  4,204     $ (10,100)    $     --      $ 120,972
CASH FLOWS FROM INVESTING ACTIVITIES
  Oil and gas properties..............   (329,507)   (16,988)  (346,495)       (6,099)           --        5,300       (347,294)
  Proceeds from sales.................      7,458      9,956     17,414            --            --       (5,300)        12,114
  Investment in gas marketing
    company...........................         --         --         --           266          (629)          --           (363)
  Other additions.....................       (177)    (4,506)    (4,683)         (109)       (4,054)          --         (8,846)
                                        ---------   --------   ---------     --------     ---------     --------      ---------
                                         (322,226)   (11,538)  (333,764)       (5,942)       (4,683)          --       (344,389)
                                        ---------   --------   ---------     --------     ---------     --------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings............     39,000      1,350     40,350        10,300       116,017           --        166,667
  Payments on borrowings..............    (44,010)    (1,387)   (45,397)       (3,200)          (37)          --        (48,634)
  Cash received from exercise of stock
    options...........................         --         --         --            --         1,989           --          1,989
  Cash received from issuance of
    common stock......................         --         --         --            --        99,498           --         99,498
  Intercompany advances, net..........    235,950    (73,173)   162,777        (2,616)     (160,161)          --             --
                                        ---------   --------   ---------     --------     ---------     --------      ---------
                                          230,940    (73,210)   157,730         4,484        57,306           --        219,520
                                        ---------   --------   ---------     --------     ---------     --------      ---------
Net increase (decrease) in cash and
  cash equivalents....................         --    (49,166)   (49,166)        2,746        42,523           --         (3,897)
Cash, beginning of period.............         --     53,227     53,227             5         2,303           --         55,535
                                        ---------   --------   ---------     --------     ---------     --------      ---------
Cash, end of period...................  $      --   $  4,061   $  4,061      $  2,751     $  44,826     $     --      $  51,638
                                        =========   ========   =========     ========     =========     ========      =========
FOR THE YEAR ENDED JUNE 30, 1995:
CASH FLOWS FROM OPERATING
  ACTIVITIES..........................  $  46,753   $ 13,296   $ 60,049      $    305     $  (4,692)    $   (931)     $  54,731
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas properties..............   (111,980)    (4,896)  (116,876)       (4,109)           --           --       (120,985)
  Proceeds from sales.................     16,579     11,132     27,711            --            --      (11,500)        16,211
  Purchase of oil and gas
    properties........................         --         --         --       (11,500)           --       11,500             --
  Other additions.....................         --     (7,929)    (7,929)           --            --           --         (7,929)
                                        ---------   --------   ---------     --------     ---------     --------      ---------
                                          (95,401)    (1,693)   (97,094)      (15,609)           --           --       (112,703)
                                        ---------   --------   ---------     --------     ---------     --------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings............     28,433      1,601     30,034        11,500        87,300           --        128,834
  Payments on borrowings..............    (28,433)    (3,599)   (32,032)         (700)          362           --        (32,370)
  Intercompany advances, net..........     48,648     29,676     78,324         4,509       (83,764)         931             --
  Other financing.....................         --         --         --            --           818           --            818
                                        ---------   --------   ---------     --------     ---------     --------      ---------
                                           48,648     27,678     76,326        15,309         4,716          931         97,282
                                        ---------   --------   ---------     --------     ---------     --------      ---------
Net increase (decrease) in cash and
  cash equivalents....................         --     39,281     39,281             5            24           --         39,310
Cash, beginning of period.............         --     13,946     13,946            --         2,279           --         16,225
                                        ---------   --------   ---------     --------     ---------     --------      ---------
Cash, end of period...................  $      --   $ 53,227   $ 53,227      $      5     $   2,303     $     --      $  55,535
                                        =========   ========   =========     ========     =========     ========      =========
FOR THE YEAR ENDED JUNE 30, 1994:
CASH FLOWS FROM OPERATING
  ACTIVITIES..........................  $  13,131   $  7,707   $ 20,838      $     --     $  (1,415)    $     --      $  19,423
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas properties..............    (33,466)    (1,188)   (34,654)           --            --           --        (34,654)
  Proceeds from sales.................      3,268      5,095      8,363            --            --           --          8,363
  Other additions.....................       (159)    (1,782)    (1,941)           --          (979)          --         (2,920)
                                        ---------   --------   ---------     --------     ---------     --------      ---------
                                          (30,357)     2,125    (28,232)           --          (979)          --        (29,211)
                                        ---------   --------   ---------     --------     ---------     --------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings............         --      8,800      8,800            --        40,000           --         48,800
  Payments on borrowings..............    (10,201)   (15,537)   (25,738)           --            --           --        (25,738)
  Intercompany advances, net..........     27,250      6,715     33,965            --       (33,965)          --             --
  Other financing.....................         --         --         --            --        (1,900)          --         (1,900)
                                        ---------   --------   ---------     --------     ---------     --------      ---------
                                           17,049        (22)    17,027            --         4,135           --         21,162
                                        ---------   --------   ---------     --------     ---------     --------      ---------
Net increase (decrease) in cash and
  cash equivalents....................       (177)     9,810      9,633            --         1,741           --         11,374
Cash, beginning of period.............        177      4,136      4,313            --           538           --          4,851
                                        ---------   --------   ---------     --------     ---------     --------      ---------
Cash, end of period...................  $      --   $ 13,946   $ 13,946      $     --     $   2,279     $     --      $  16,225
                                        =========   ========   =========     ========     =========     ========      =========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

3. NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt consist of the following:

                                                                    JUNE 30,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
                                                                ($ IN THOUSANDS)
9.125% Senior Notes (see Note 2)............................  $120,000    $     --
Discount on 9.125% Senior Notes.............................       (81)         --
10.5% Senior Notes (see Note 2).............................    90,000      90,000
12% Senior Notes (see Note 2)...............................    47,500      47,500
Discount on 12% Senior Notes................................    (1,772)     (2,333)
Term note payable to Union Bank collateralized by CGDC, not
  guaranteed by the Company, variable interest at Union
  Bank's base rate (8.25% per annum at June 30, 1996), or at
  Eurodollar rate +1.875% collateralized by CGDC's producing oil and gas properties, payable in monthly installments
  through November 2002.....................................    12,900      10,800
Term note payable to Union Bank, variable interest at Union
  Bank's base rate or at Eurodollar rate + an incremental
  rate (8.25% per annum at June 30, 1996), collateralized by
  CEX's producing oil and gas properties and guaranteed by
  the Company...............................................        --          10
Note payable to a vendor, collateralized by oil and gas
  tubulars, payments due 60 days from shipment of the
  tubulars..................................................     3,156       6,513
Note payable to a bank, variable interest at a referenced
  base rate + 1.75% (10% per annum at June 30, 1996),
  collateralized by office buildings, payments due in
  monthly installments through May 1998.....................       680         686
Notes payable to various entities to acquire oil service
  equipment, interest varies from 7% to 11% per annum,
  collateralized by equipment, payments due in monthly
  installments through December 2000........................     1,212       2,162
Other collateralized........................................     1,469         230
Other, unsecured............................................       122         179
                                                              --------    --------
Total notes payable and long-term debt......................   275,186     155,747
Less -- Current maturities..................................    (6,755)     (9,993)
                                                              --------    --------
Notes payable and long-term debt, net of current
  maturities................................................  $268,431    $145,754
                                                              ========    ========

     The aggregate scheduled maturities of notes payable and long-term debt for the next five fiscal years ending June 30, 2001 and thereafter were as follows as of June 30, 1996 (in thousands of dollars):

1997........................................................  $  6,755
1998........................................................    14,234
1999........................................................    13,637
2000........................................................    13,344
2001........................................................    14,565
After 2001..................................................   212,651
                                                              --------
                                                              $275,186
                                                              ========

     In April 1993, CEX entered into an oil and gas reserve-based reducing revolving credit facility (the "Revolving Credit Facility") with Union Bank. The Revolving Credit Facility has been amended from time to

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES time, most recently in September 1996. Concurrent with the September 1996 amendment, the Company increased the facility size to $125 million and expanded its bank group with Union Bank remaining as agent.

     The maturity date of the Revolving Credit Facility is April 30, 2001. The facility provides for interest at the Union Bank reference rate (8.25% at June 30, 1996) or, at the option of the Company the Eurodollar rate plus 1.375% to 1.875% depending on the ratio of the amount outstanding to the borrowing base. Borrowings are collateralized by a first priority lien on substantially all of CEX's proved producing reserves, and are unconditionally guaranteed by the Company. At June 30, 1996 and 1995 there was $0 and $10,000 outstanding under the Revolving Credit Facility, respectively.

     The amount of credit available at any time under the Revolving Credit Facility is the lesser of the commitment amount or the borrowing base. The borrowing base is reduced each month by a specified amount. Both the borrowing base and the monthly reduction amount are redetermined by Union Bank each May 1 and November 1 and may be redetermined at any other time upon the request of CEX or Union Bank. To the extent the amount outstanding at any time exceeds the borrowing base, CEX must reduce the amount outstanding or add additional collateral. At June 30, 1996, the commitment amount and the borrowing base under the Revolving Credit Facility were $35 million, and the monthly reduction amount was $700,000. The Revolving Credit Facility was amended in September 1996 to provide for a borrowing base and a commitment amount of $75 million, with a monthly reduction amount of $1,750,000. The Revolving Credit Facility contains customary financial covenants, limitations on indebtedness and liabilities, liens, prepayments of other indebtedness (including the 12%, 10.5% and 9.125% Senior Notes) and loans, investments and guarantees by the Company and prohibits the payment of dividends on the Company's Common Stock.

     The Company's wholly-owned subsidiary, CGDC, has a credit facility with Union Bank (the "Term Credit Facility"), with an outstanding balance of $12.9 million at June 30, 1996. Collateral for the Term Credit Facility is limited to CGDC's producing oil and gas properties. The Term Credit Facility has not been guaranteed by the Company or any of its other subsidiaries and is recourse only to the assets of CGDC. CGDC acquired producing oil and gas properties from CEX in December 1994, June 1995 and December 1995 in exchange for $5.5 million, $6 million and $5.3 million in cash, respectively, using proceeds borrowed under this facility. CGDC has not guaranteed the payment of the Company's 12%, 10.5% or 9.125% Senior Notes, nor has the capital stock of CGDC been pledged as collateral for such indebtedness. The terms of the Term Credit Facility prohibit the payment of dividends by CGDC.

4. CONTINGENCIES AND COMMITMENTS

     The Company is currently involved in various routine disputes incidental to its business operations. While it is not possible to determine the ultimate disposition of these matters, management, after consultation with legal counsel, is of the opinion that the final resolution of all currently pending or threatened litigation is not likely to have a material adverse effect on the consolidated financial position or results of operations of the Company.

     The Company has employment contracts with its two principal shareholders and its chief financial officer and various other senior management personnel which provide for annual base salaries, bonus compensation and various benefits. The contracts provide for the continuation of salary and benefits for the respective terms of the agreements in the event of termination of employment without cause. These agreements expire June 30, 1997 through June 30, 1998.

     Due to the nature of the oil and gas business, the Company and its subsidiaries are exposed to possible environmental risks. The Company has implemented various policies and procedures to avoid environmental contamination and risks from environmental contamination. The Company is not aware of any potential environmental issues or claims.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

5. INCOME TAXES

     As discussed in Note 1, the Company has adopted SFAS 109. The components of the income tax provision for each of the periods are as follows:

                                                              YEAR ENDED JUNE 30,
                                                          ---------------------------
                                                           1996       1995      1994
                                                          -------    ------    ------
                                                               ($ IN THOUSANDS)
Current.................................................  $    --    $   --    $   --
Deferred................................................   12,854     6,299     1,250
                                                          -------    ------    ------
          Total.........................................  $12,854    $6,299    $1,250
                                                          =======    ======    ======

     The effective income tax rate differed from the computed "expected" federal income tax rate on earnings before income taxes for the following reasons:

                                                              YEAR ENDED JUNE 30,
                                                          ---------------------------
                                                           1996       1995      1994
                                                          -------    ------    ------
                                                               ($ IN THOUSANDS)
Computed "expected" income tax provision................  $12,673    $6,286    $1,753
Tax percentage depletion................................     (238)     (144)     (780)
Other...................................................      419       157       277
                                                          -------    ------    ------
                                                          $12,854    $6,299    $1,250
                                                          =======    ======    ======

     Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes. The tax effected temporary differences and tax loss carryforwards which comprise deferred taxes are as follows:

                                                           YEAR ENDED JUNE 30,
                                                     --------------------------------
                                                       1996        1995        1994
                                                     --------    --------    --------
                                                             ($ IN THOUSANDS)
Deferred tax liabilities:
Acquisition, exploration and development costs and
  related depreciation, depletion and
  amortization.....................................  $(63,725)   $(31,220)   $(15,872)
                                                     --------    --------    --------
Deferred tax assets:
Net operating loss carryforwards...................    50,776      23,414      12,879
Percentage depletion carryforward..................       764         526         780
                                                     --------    --------    --------
                                                       51,540      23,940      13,659
                                                     --------    --------    --------
Total Deferred Income Taxes........................  $(12,185)   $ (7,280)   $ (2,213)
                                                     ========    ========    ========

     At June 30, 1996, the Company had regular tax net operating loss carryforwards of approximately $140 million and alternative minimum tax net operating loss carryforwards of approximately $15 million. These loss carryforward amounts will expire during the years 2007 through 2011. The Company also had a percentage depletion carryforward of approximately $2.3 million at June 30, 1996, which is available to offset future federal income taxes payable and has no expiration date.

     In accordance with certain provisions of the Tax Reform Act of 1986, a change of greater than 50% of the beneficial ownership of the Company within a three-year period (an "Ownership Change") would place an annual limitation on the Company's ability to utilize its existing tax carryforwards. Under regulations issued by

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES the Internal Revenue Service, the Company does not believe that an Ownership Change has occurred as of June 30, 1996.

6. RELATED PARTY TRANSACTIONS

     Certain directors, shareholders and employees of the Company have acquired working interests in certain of the Company's oil and gas properties. The owners of such working interests are required to pay their proportionate share of all costs. As of June 30, 1996, 1995 and 1994 the Company had accounts receivable for these costs of $2.9 million, $4.4 million and $1.7 million, respectively.

     During fiscal 1996, 1995 and 1994 the Company incurred legal expenses of $347,000, $516,000 and $631,000, respectively, for legal services provided by the law firm of which a director is a member.

7. EMPLOYEE BENEFIT PLANS

     Effective October 1, 1989, the Company established a 401(K) profit sharing plan. On December 1, 1993, the Company amended the plan and established the Chesapeake Energy Savings and Incentive Plan. On January 1, 1996 the Company amended the plan and established the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (the "Savings and Incentive Stock Bonus Plan"). Eligible employees may make voluntary contributions to the Savings and Incentive Stock Bonus Plan which are matched by the Company up to 10% of the employees' annual salary with the Company's common stock. The amount of employee contributions is limited as specified in the Savings and Incentive Stock Bonus Plan. The Company may, at its discretion, make additional contributions to the Savings and Incentive Stock Bonus Plan. The Company contributed $187,000, $95,000 and $70,000 to the Savings and Incentive Stock Bonus Plan during the fiscal years ended June 30, 1996, 1995 and 1994, respectively.

8. MAJOR CUSTOMERS

     Sales to individual customers constituting 10% or more of total oil and gas sales were as follows:

                                                                               PERCENT OF
YEAR                                                          AMOUNT        OIL AND GAS SALES
----                                                     ----------------   -----------------
                                                         ($ IN THOUSANDS)
1996   Aquila Southwest Pipeline Corporation                 $41,900               38%
       GPM Gas Corporation                                   $28,700               26%
       Wickford Energy Marketing, L.C.                       $18,500               17%
1995   Aquila Southwest Pipeline Corporation                 $18,548               33%
       Wickford Energy Marketing, L.C.                       $15,704               28%
       GPM Gas Corporation                                   $11,686               21%
1994   Wickford Energy Marketing, L.C.                       $ 6,190               28%
       GPM Gas Corporation                                   $ 6,105               27%
       Plains Marketing and Transportation, Inc.             $ 2,659               12%
       Texaco Exploration & Production, Inc.                 $ 2,249               10%

     Management believes that the loss of any of the above customers would not have a material impact on the Company's results of operations or its financial position.

9. STOCKHOLDERS' EQUITY

     Effective December 31, 1996, the Company changed its state of incorporation from Delaware to Oklahoma. As part of this transaction, the authorized capital stock of the Company was increased to 100,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES value $.01 per share. Also effective December 31, 1996, the Company effected a 2-for-1 split of its common stock. All par value, share and per share information, common stock options and exercise prices included in these consolidated financial statements and related footnotes have been restated to reflect the stock split.

     On April 9, 1996, the Company completed a public offering of 4,950,000 shares of Common Stock at a price of $17.67 per share, resulting in net proceeds (after offering costs) to the Company of approximately $82.1 million. On April 12, 1996, the underwriters exercised an over-allotment option to purchase an additional 1,039,500 shares of Common Stock at a price of $17.67 per share, resulting in additional net proceeds (after offering costs) to the Company of approximately $17.3 million. The net proceeds from the offering were used to fund a portion of the Company's exploration and development capital expenditures and for general corporate purposes.

     On March 31, 1994, the Company issued 12% Senior Notes and Warrants for 4,381,874 shares of the Company's Common Stock (see Note 2). The Warrants were valued at $3.04 million and are recorded as Common Stock Warrants and paid-in capital on the accompanying consolidated balance sheets. A portion of the 12% Senior Notes and Warrants were issued to Trust Company of the West in exchange for preferred stock, warrants to purchase Common Stock and an overriding royalty interest.

     A 1.8-for-1 stock split of the Common Stock in January 1993, a 2-for-1 stock split of the Common Stock in December 1994, and 3-for-2 stock splits of the Common Stock in December 1995 and June 1996 have been given retroactive effect in these financial statements.

  Stock Option Plans

     Under the Company's 1992 Incentive Stock Option Plan (the "ISO Plan"), options to purchase Common Stock may be granted only to employees of the Company and its subsidiaries. Subject to any adjustment as provided by the ISO Plan, the aggregate number of shares which may be issued and sold may not exceed 3,762,000 shares. The maximum period for exercise of an option may not be more than ten years (or five years for an optionee who owns more than 10% of the Common Stock) from the date of grant, and the exercise price may not be less than the fair market value of the shares underlying the options on the date of grant (or 110% of such value for an optionee who owns more than 10% of the Common Stock). Options granted become exercisable at dates determined by the Stock Option Committee of the Board of Directors. No options may be granted under the ISO Plan after December 16, 1994.

     Under the Company's 1992 Nonstatutory Stock Option Plan (the "NSO Plan"), non-qualified options to purchase Common Stock may be granted only to directors and consultants of the Company. Subject to any adjustment as provided by the NSO Plan, the aggregate number of shares which may be issued and sold may not exceed 3,132,000 shares. The maximum period for exercise of an option may not be more than ten years from the date of grant, and the exercise price may not be less than the fair market value of the shares underlying the options on the date of grant. Options granted become exercisable at dates determined by the Stock Option Committee of the Board of Directors. No options may be granted under the NSO Plan after December 10, 2002.

     Under the Company's 1994 Stock Option Plan (the "1994 Plan"), incentive and nonqualified stock options to purchase Common Stock may be granted to employees of the Company and its subsidiaries. Subject to any adjustment as provided by the 1994 Plan, the aggregate number of shares which may be issued and sold may not exceed 4,886,910 shares. The maximum period for exercise of an option may not be more than ten years from the date of grant, and the exercise price may not be less than the fair market value of the shares underlying the options on the date of grant. Options granted become exercisable at dates determined by the Stock Option Committee of the Board of Directors. No options may be granted under the 1994 Plan after December 16, 2004.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                                                              # OF          OPTION
                                                            OPTIONS         PRICES
                                                           ----------    -------------
Options outstanding at June 30, 1993.....................   1,771,560     $0.56-$ 1.34
Options granted..........................................   3,280,500     $0.56-$ 0.86
Options exercised........................................          --               --
Options terminated.......................................     (18,720)    $0.56-$ 0.67
Options outstanding at June 30, 1994.....................   5,033,340     $0.56-$ 1.34
Options granted..........................................   3,185,550     $2.25-$ 4.92
Options exercised........................................  (1,288,732)    $0.56-$ 1.34
Options terminated.......................................    (101,566)    $0.56-$ 2.25
Options outstanding at June 30, 1995.....................   6,828,592     $0.56-$ 4.92
Options granted..........................................   2,426,850     $5.67-$17.67
Options exercised........................................  (1,574,046)    $0.56-$17.67
Options terminated.......................................     (78,512)    $0.56-$ 5.67
Options outstanding at June 30, 1996.....................   7,602,884     $0.56-$17.67

     The exercise of certain stock options results in state and federal income tax benefits to the Company related to the difference between the market price of the Common Stock at the date of disposition (or sale) and the option price. During fiscal 1996 and 1995, $7,950,000 and $1,229,000 was recorded as an adjustment to additional paid-in capital and deferred income taxes with respect to such tax benefits.

10. FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

     The Company has only limited involvement with derivative financial instruments, as defined in Statement of Financial Accounting Standards No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" and does not use them for trading purposes. The Company's objective is to hedge a portion of its exposure to price volatility from producing crude oil and natural gas. These arrangements may expose the Company to credit risk from its counter-parties and to basis risk.

 Hedging Activities

     Periodically the Company utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include swap arrangements that establish an index-related price above which the Company pays the hedging partner and below which the Company is paid by the hedging partner, the purchase of index-related puts that provide for a "floor" price to the Company to be paid by the counter-party to the extent the price of the commodity is below the contracted floor, and basis protection swaps.

     As of June 30, 1996, the Company had established NYMEX-based crude oil swap agreements for 1,000 Bbl per day for July 1, 1996 through August 31, 1996 at an average price of $17.85 per Bbl. The counter-party has the option exercisable monthly for an additional 1,000 Bbl per day for the period July 1, 1996 through December 31, 1996 to cause a swap if the price exceeds an average $17.74 per Bbl. The actual settlements for July and August resulted in a $0.5 million payment to the counter-party. The Company estimates, based on NYMEX prices as of August 30, 1996, that the effect of the September through December hedges would be a $0.4 million payment to the counter-party.

     The Company has purchased Houston Ship Channel put options which guarantee the Company an average floor price of $2.21/Mmbtu for 20,000 Mmbtu per day for the period of November 1, 1996 through February 28, 1997. The average cost of these puts was $0.14 per Mmbtu.

     As of June 30, 1996, the Company had NYMEX-based natural gas swaps and NYMEX/Houston Ship Channel Basis swaps for the months of July through October 1996. These transactions resulted in payments to

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES the Company's counter-party of approximately $2 million for the month of July 1996 and $1.5 million for the month of August 1996. The Company estimates, based on NYMEX prices as of August 30, 1996, that the effect of the September and October hedges would be a $0.2 million payment to the counter-party.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company's accounts receivable are primarily from purchasers of oil and natural gas products and exploration and production companies which own interests in properties operated by the Company. The industry concentration has the potential to impact the Company's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. The Company generally requires letters of credit for receivables from customers which are not considered investment grade, unless the credit risk can otherwise be mitigated.

  Fair Value of Financial Instruments

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

     The carrying values of items comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. The Company estimates the fair value of its long-term, fixed-rate debt using quoted market prices. The Company's carrying amount for such debt at June 30, 1996 and 1995 was $255.6 million and $135.2 million, respectively, compared to approximate fair values of $261.2 million and $137.8 million, respectively. The carrying value of other long-term debt approximates its fair value as interest rates are primarily variable, based on prevailing market rates.

11. DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES

  Net Capitalized Costs

     Evaluated and unevaluated capitalized costs related to the Company's oil and gas producing activities are summarized as follows:

                                                                    JUNE 30,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
                                                                ($ IN THOUSANDS)
Oil and gas properties:
  Proved....................................................  $363,213    $165,302
  Unproved..................................................   165,441      27,474
                                                              --------    --------
          Total.............................................   528,654     192,776
Less accumulated depreciation, depletion and amortization...   (92,720)    (41,821)
                                                              --------    --------
Net capitalized costs.......................................  $435,934    $150,955
                                                              ========    ========

     Unproved properties not subject to amortization at June 30, 1996 and 1995, consist mainly of lease acquisition costs. The Company capitalized approximately $6,428,000 and $1,574,000 of interest during the years ended June 30, 1996 and 1995 on significant investments in unproved properties that are not being currently depreciated, depleted, or amortized and on which exploration or development activities are in progress. The Company will continue to evaluate its unevaluated properties; however, the timing of the ultimate evaluation and disposition of the properties has not been determined.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

  Costs Incurred in Oil and Gas Acquisition, Exploration and Development

     Costs incurred in oil and gas property acquisition, exploration and development activities which have been capitalized are summarized as follows:

                                                                 JUNE 30,
                                                      -------------------------------
                                                        1996        1995       1994
                                                      --------    --------    -------
                                                             ($ IN THOUSANDS)
Development costs...................................  $143,437    $ 81,833    $26,277
Exploration costs...................................    39,410      14,129      5,358
Acquisition costs:
  Unproved properties...............................   138,188      24,437      3,305
  Proved properties.................................    24,560          --         --
Capitalized internal costs..........................     1,699         586        965
Proceeds from sale of leasehold, equipment and
  other.............................................   (11,416)    (15,107)    (7,598)
                                                      --------    --------    -------
          Total.....................................  $335,878    $105,878    $28,307
                                                      ========    ========    =======

  Results of Operations from Oil and Gas Producing Activities (unaudited)

     The Company's results of operations from oil and gas producing activities are presented below for the years ended June 30, 1996, 1995 and 1994, respectively. The following table includes revenues and expenses associated directly with the Company's oil and gas producing activities. It does not include any allocation of the Company's interest costs and, therefore, is not necessarily indicative of the contribution to consolidated net operating results of the Company's oil and gas operations.

                                                                 JUNE 30,
                                                      -------------------------------
                                                        1996        1995       1994
                                                      --------    --------    -------
                                                             ($ IN THOUSANDS)
Oil and gas sales...................................  $110,849    $ 56,983    $22,404
Production costs(a).................................    (8,303)     (4,256)    (3,647)
Depletion and depreciation..........................   (50,899)    (25,410)    (8,141)
Imputed income tax provision(b).....................   (18,335)     (9,561)    (3,610)
                                                      --------    --------    -------
Results of operations from oil and gas producing
  activities........................................  $ 33,312    $ 17,756    $ 7,006
                                                      ========    ========    =======

---------------

(a) Production costs include lease operating expenses and production taxes.

(b) The imputed income tax provision is hypothetical and determined without regard to the Company's deduction for general and administrative expenses, interest costs and other income tax credits and deductions.

  Oil and Gas Reserve Quantities (unaudited)

     The reserve information presented below is based upon reports prepared by the independent petroleum engineering firm of Williamson Petroleum Consultants, Inc. ("Williamson") as of June 30, 1996, 1995 and 1994 and the Company's petroleum engineers as of June 30, 1996 and 1995. The reserves evaluated internally by the Company constituted approximately 0.6% and 0.5% of total proved reserves as of June 30, 1996 and 1995, respectively. The information is presented in accordance with regulations prescribed by the Securities and Exchange Commission. The Company emphasizes that reserve estimates are inherently imprecise. The Company's reserve estimates were generally based upon extrapolation of historical production trends, analogy

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES to similar properties and volumetric calculations. Accordingly, these estimates are expected to change, and such changes could be material, as future information becomes available.

     Proved oil and gas reserves represent the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods.

     Presented below is a summary of changes in estimated reserves of the Company based upon the reports prepared by Williamson for 1996, 1995 and 1994, along with those prepared by the Company's petroleum engineers for 1996 and 1995:

                                                       JUNE 30,
                                ------------------------------------------------------
                                      1996               1995               1994
                                ----------------   ----------------   ----------------
                                 OIL       GAS      OIL       GAS      OIL       GAS
                                (MBBL)   (MMCF)    (MBBL)   (MMCF)    (MBBL)   (MMCF)
                                ------   -------   ------   -------   ------   -------
Proved reserves, beginning of
  year........................  5,116    211,808   4,154    117,066   9,622     79,763
Extensions, discoveries and
  other additions.............  8,924    173,577   2,345    129,444   2,335     82,965
Revisions of previous
  estimate....................   (812)    (2,538)   (244)    (9,588)   (868)    (5,523)
Production....................  (1,413)  (51,710)  (1,139)  (25,114)   (537)    (6,927)
Sale of reserves-in-place.....     --         --      --         --   (6,398)  (33,212)
Purchase of
  reserves-in-place...........    443     20,087      --         --      --         --
                                ------   -------   ------   -------   ------   -------
Proved reserves, end of
  year........................  12,258   351,224   5,116    211,808   4,154    117,066
                                ======   =======   ======   =======   ======   =======
Proved developed reserves, end
  of year.....................  3,648    144,721   1,973     77,764   1,313     30,445
                                ======   =======   ======   =======   ======   =======

     On April 30, 1996, the Company purchased interests in certain producing and non-producing oil and gas properties, including approximately 14,000 net acres of unevaluated leasehold, from Amerada Hess Corporation for $35 million, subject to adjustment for activity after the effective date of January 1, 1996. The properties are located in the Knox and Golden Trend fields of southern Oklahoma, most of which are operated by the Company.

     In October 1993, the Company entered into a joint development agreement covering a 20,000 gross acre development area in the Fayette County portion of the Giddings Field in southern Texas. The Company's ownership interests in the proved undeveloped properties covered by the joint development agreement were significantly less than those used in the June 30, 1993 reserve report. The impact of the reduced ownership percentages is reflected as sales of reserves in place in fiscal 1994 in the preceding table.

  Standardized Measure of Discounted Future Net Cash Flows (unaudited)

     Statement of Financial Accounting Standards No. 69 ("SFAS 69") prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The Company has followed these guidelines which are briefly discussed below.

     Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. Estimates are made of quantities of proved reserves and the future periods during which they are expected to be produced based on year-end economic conditions. Estimated future income taxes are computed using current statutory income tax rates including consideration for the current tax basis of the properties and related carryforwards, giving effect to

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES permanent differences and tax credits. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

     The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect the Company's expectations of actual revenue to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

     The following summary sets forth the Company's future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed in SFAS 69:

                                                                  JUNE 30,
                                                      --------------------------------
                                                         1996        1995       1994
                                                      ----------   --------   --------
                                                              ($ IN THOUSANDS)
Future cash inflows.................................  $1,101,642   $427,377   $307,600
Future production costs.............................    (168,974)   (75,927)   (50,765)
Future development costs............................    (137,068)   (76,543)   (47,040)
Future income tax provision.........................    (173,439)   (46,537)   (36,847)
                                                      ----------   --------   --------
Future net cash flows...............................     622,161    228,370    172,948
Less effect of a 10% discount factor................    (171,973)   (69,359)   (54,340)
                                                      ----------   --------   --------
Standardized measure of discounted future net cash
  flows.............................................  $  450,188   $159,011   $118,608
                                                      ==========   ========   ========

     The principal sources of change in the standardized measure of discounted future net cash flows are as follows:

                                                                 JUNE 30,
                                                      -------------------------------
                                                        1996        1995       1994
                                                      ---------   --------   --------
                                                             ($ IN THOUSANDS)
Standardized measure, beginning of year.............  $ 159,011   $118,608   $119,744
Sales of oil and gas produced, net of production
  costs.............................................   (102,546)   (52,727)   (18,757)
Net changes in prices and production costs..........     87,736    (25,574)   (10,795)
Extensions and discoveries, net of production and
  development costs.................................    292,255     93,969     99,175
Changes in future development costs.................    (11,201)     3,406     (2,855)
Development costs incurred during the period that
  reduced future development costs..................     43,409     23,678      9,855
Revisions of previous quantity estimates............    (10,505)   (11,204)   (13,107)
Purchase of undeveloped reserves-in-place...........     29,641         --         --
Sales of reserves-in-place..........................         --         --    (66,372)
Accretion of discount...............................     18,814     14,126     14,166
Net change in income taxes..........................    (67,705)    (6,486)      (720)
Changes in production rates and other...............     11,279      1,215    (11,726)
                                                      ---------   --------   --------
Standardized measure, end of year...................  $ 450,188   $159,011   $118,608
                                                      =========   ========   ========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

12. QUARTERLY FINANCIAL DATA (unaudited)

     Summarized unaudited quarterly financial data for fiscal 1996 and 1995 are as follows ($ in thousands except per share data):

                                                             QUARTER ENDED
                                          ---------------------------------------------------
                                          SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                              1995            1995         1996        1996
                                          -------------   ------------   ---------   --------
Net sales...............................     $21,988        $31,766       $44,145    $47,692
Gross profit(a).........................       6,368         11,368        14,741     13,580
Net income..............................       2,915          5,459         7,623      7,358
Net income per share:
  Primary...............................         .05            .10           .13        .12
  Fully-diluted.........................         .05            .09           .13        .12

                                                             QUARTER ENDED
                                          ---------------------------------------------------
                                          SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                              1994            1994         1995        1995
                                          -------------   ------------   ---------   --------
Net sales...............................     $13,042        $14,186       $15,788    $22,803
Gross profit(a).........................       4,559          5,805         4,997      7,702
Net income..............................       2,336          3,248         2,305      3,772
Net income per share:
  Primary...............................         .04            .06           .04        .07
  Fully-diluted.........................         .04            .06           .04        .07

---------------

(a) Total revenue excluding interest and other income, less total costs and expenses excluding interest and other expense.

13. SUBSEQUENT EVENT (unaudited)

     On March 17, 1997, the Company issued, in a non-public transaction under an available exemption from the registration requirements of Section 5 of the Securities Act of 1933, $150 million principal amount of 7 7/8% Senior Notes due 2004 and $150 million principal amount of 8 1/2% Senior Notes due 2012 (collectively, the "Notes"). Interest is payable semiannually on March 15 and September 15 of each year, commencing September 15, 1997. The Notes are senior unsecured obligations of the Company and are fully and unconditionally guaranteed, jointly and severally, by the following subsidiaries of the Company:
Chesapeake Operating, Inc., Chesapeake Exploration Limited Partnership and Chesapeake Gas Development Corporation. The Company has agreed with the purchasers of the Notes to file a registration statement relating to an exchange offer of senior notes having substantially the same terms and provisions as the Notes.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the General Partner and Limited Partner of
Chesapeake Exploration Limited Partnership

     We have audited the accompanying balance sheet of Chesapeake Exploration Limited Partnership ("CEX") as of June 30, 1996, and the related consolidated statements of income, partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the CEX management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CEX as of June 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     As more fully described in Note 1, CEX is a limited partnership owned by Chesapeake Energy Corporation ("CEC") and Chesapeake Operating, Inc. ("COI"). CEX has no employees and it is dependent on the financial resources of CEC and COI as well as being dependent on management by COI. Accordingly, CEX has significant transactions with CEC and COI which are disclosed in Note 4. The financial statements of CEX should be read in conjunction with the consolidated financial statements of CEC.

COOPERS & LYBRAND L.L.P.

Oklahoma City, Oklahoma
September 13, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the General Partner and Limited Partner of
Chesapeake Exploration Limited Partnership

     In our opinion, the balance sheet and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of Chesapeake Exploration Limited Partnership ("CEX" formerly Chesapeake Exploration Company) at June 30, 1995, and the results of its operations and its cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of CEX's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the financial statements of CEX for any period subsequent to June 30, 1995.

     As more fully described in Note 1, CEX is a limited partnership owned by Chesapeake Energy Corporation ("CEC") and Chesapeake Operating, Inc. ("COI"). CEX has no employees and it is dependent on the financial resources of CEC and COI as well as being dependent on management by COI. Accordingly, CEX has significant transactions with CEC and COI which are disclosed in Note 4. The financial statements of CEX should be read in conjunction with the consolidated financial statements of CEC.

PRICE WATERHOUSE LLP

Houston, Texas
September 20, 1995

                   CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
         (A WHOLLY-OWNED PARTNERSHIP OF CHESAPEAKE ENERGY CORPORATION)

                                 BALANCE SHEETS

                                     ASSETS

                                                                    JUNE 30,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
                                                                ($ IN THOUSANDS)
CURRENT ASSETS:
  Accounts receivable.......................................  $ 14,778    $  9,867
  Prepaid expenses..........................................     1,891          --
                                                              --------    --------
          Total Current Assets..............................    16,669       9,867
                                                              --------    --------
PROPERTY AND EQUIPMENT:
  Oil and gas properties, at cost based on full cost
     accounting:............................................   346,821     163,521
  Unevaluated properties....................................   165,441      27,474
  Less: accumulated depreciation, depletion and
     amortization...........................................   (84,726)    (36,959)
                                                              --------    --------
          Total Property and Equipment......................   427,536     154,036
                                                              --------    --------
INTERCOMPANY RECEIVABLES:
  Chesapeake Energy Corporation.............................    47,502      14,682
  Chesapeake Gas Development Corporation....................     8,171       2,877
  Other.....................................................       382          --
                                                              --------    --------
                                                                56,055      17,559
                                                              --------    --------
OTHER ASSETS................................................       694         776
                                                              --------    --------
TOTAL ASSETS................................................  $500,954    $182,238
                                                              ========    ========
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Accrued Expenses..........................................  $    789    $    516
                                                              --------    --------
          Total Current Liabilities.........................       789         516
                                                              --------    --------
LONG-TERM DEBT..............................................        --          10
                                                              --------    --------
INTERCOMPANY PAYABLES:
  Lindsay Oil Field Supply..................................     2,190       2,190
  Chesapeake Operating, Inc.................................   411,536     138,046
                                                              --------    --------
                                                               413,726     140,236
                                                              --------    --------
CONTINGENCIES AND COMMITMENTS (Note 3)......................        --          --
                                                              --------    --------
PARTNERS' CAPITAL:
  Contributions.............................................       424         424
  Accumulated Earnings......................................    86,015      41,052
                                                              --------    --------
          Total Partners' Capital...........................    86,439      41,476
                                                              --------    --------
TOTAL LIABILITIES & PARTNERS' CAPITAL.......................  $500,954    $182,238
                                                              ========    ========

   The accompanying notes are an integral part of these financial statements.

                   CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
         (A WHOLLY-OWNED PARTNERSHIP OF CHESAPEAKE ENERGY CORPORATION)

                              STATEMENTS OF INCOME

                                                                   YEAR ENDED JUNE 30,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------    -------    -------
                                                                     ($ IN THOUSANDS)
REVENUES:
  Oil and gas sales.........................................  $103,712    $55,417    $22,404
  Other income (expense)....................................    (1,473)        --         --
                                                              --------    -------    -------
          Total Revenues....................................   102,239     55,417     22,404
                                                              --------    -------    -------
COSTS AND EXPENSES:
  Production expenses and taxes.............................     7,225      3,494      3,185
  Oil and gas depreciation, depletion and amortization......    48,333     24,769      8,141
  General and administrative................................     1,090        931        823
  Amortization..............................................       258        138        171
  Interest..................................................       370        352        507
                                                              --------    -------    -------
          Total Costs and Expenses..........................    57,276     29,684     12,827
                                                              --------    -------    -------
NET INCOME..................................................  $ 44,963    $25,733    $ 9,577
                                                              ========    =======    =======

   The accompanying notes are an integral part of these financial statements.

                   CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
         (A WHOLLY-OWNED PARTNERSHIP OF CHESAPEAKE ENERGY CORPORATION)

                        STATEMENTS OF PARTNERS' CAPITAL

                                                                CEC       COI       TOTAL
                                                              -------    ------    -------
                                                                    ($ IN THOUSANDS)
Balance at June 30, 1993....................................  $ 5,549    $  617    $ 6,166
1994 Net Income.............................................    8,619       958      9,577
                                                              -------    ------    -------
Balance at June 30, 1994....................................  $14,168    $1,575    $15,743
1995 Net Income.............................................   23,160     2,573     25,733
                                                              -------    ------    -------
Balance at June 30, 1995....................................  $37,328    $4,148    $41,476
1996 Net Income.............................................   40,467     4,496     44,963
                                                              -------    ------    -------
Balance at June 30, 1996....................................  $77,795    $8,644    $86,439
                                                              =======    ======    =======

   The accompanying notes are an integral part of these financial statements.

                   CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
         (A WHOLLY-OWNED PARTNERSHIP OF CHESAPEAKE ENERGY CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED JUNE 30,
                                                           ----------------------------------
                                                             1996         1995         1994
                                                           ---------    ---------    --------
                                                                    ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME...............................................  $  44,963    $  25,733    $  9,577
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED
  BY OPERATING ACTIVITIES:
  Oil and gas depreciation, depletion and amortization...     48,333       24,769       8,141
  Amortization...........................................        258          138         171
  General and administrative -- Allocated................      1,090          931         814
CHANGES IN ASSETS AND LIABILITIES:
  Increase (decrease) in assets/liabilities..............     (3,358)      (4,818)     (5,572)
                                                           ---------    ---------    --------
     Cash provided by operating activities...............     91,286       46,753      13,131
                                                           ---------    ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Development and acquisition of oil and gas
     properties..........................................   (329,507)    (111,980)    (33,466)
  Proceeds from leasehold sales..........................      2,158        5,079       3,268
  Sale of producing properties...........................      5,300       11,500          --
  Other..................................................       (177)          --        (159)
                                                           ---------    ---------    --------
     Cash used in investing activities...................   (322,226)     (95,401)    (30,357)
                                                           ---------    ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings.....................     39,000       28,433          --
  Payments on long-term borrowings.......................    (44,010)     (28,433)    (10,201)
  Intercompany advances..................................    415,270      144,596      42,496
  Intercompany payments..................................   (179,320)     (95,948)    (15,246)
                                                           ---------    ---------    --------
     Cash provided by financing activities...............    230,940       48,648      17,049
                                                           ---------    ---------    --------
Net (decrease) increase in cash and cash equivalents.....         --           --        (177)
Cash and cash equivalents, beginning of period...........         --           --         177
                                                           ---------    ---------    --------
Cash and cash equivalents, end of period.................  $      --    $      --    $     --
                                                           =========    =========    ========
CASH INTEREST PAID.......................................  $     563    $     453    $    507
                                                           =========    =========    ========

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

     During the three years ended June 30, 1996, CEX had non-cash intercompany transactions with the Company consisting primarily of allocated general and administrative expenses. In fiscal 1996 and 1995, the difference between the net book value and the proceeds from the sale of oil and gas properties sold to CGDC of $782,000 and $2,852,000, respectively, resulted in a non-cash transfer.

  The accompanying notes are an integral part of these consolidated financial statements.

                   CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
         (A WHOLLY-OWNED PARTNERSHIP OF CHESAPEAKE ENERGY CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Chesapeake Exploration Limited Partnership, an Oklahoma limited partnership ("CEX"), was formed on December 27, 1994 and acquired Chesapeake Exploration Company ("Exploration") by merger on such date. Exploration was a general partnership which was 10% owned by Chesapeake Operating, Inc. ("COI") and 90% owned by Chesapeake Energy Corporation ("CEC" or the "Company"). CEC owns 100% of the Common Stock of COI. CEX is 10% owned by COI as the sole general partner, and 90% owned directly by the Company, as the sole limited partner.

     Effective December 31, 1994, COI transferred to CEX all of the Company's undeveloped leasehold acreage, thereby formalizing their prior economic arrangement. Historically, COI had transferred undeveloped leasehold acreage to CEX on a property-by-property basis as drilling commenced. CEX also owns substantially all of the Company's proved developed oil and gas properties. Accordingly, the financial statements of CEX include costs related to proved undeveloped properties and unevaluated properties, as well as proved producing properties. The change in partnership structure and the transfer of undeveloped leasehold by COI to CEX have been accounted for as a reorganization of entities under common control in a manner similar to a pooling-of-interests.

     The CEX financial statements were prepared on a separate entity basis as reflected in the Company's books and records and include all material costs of doing business as if the partnership were on a stand-alone basis, except that interest is not charged on intercompany accounts, or allocated.

     Capital is provided by advances from CEC and COI, and to a lesser extent directly by CEX's bank credit facilities.

     These financial statements should be read in conjunction with CEC's consolidated financial statements.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Oil and Gas Properties

     CEC, and therefore CEX, follows the full cost method of accounting under which all costs associated with property acquisition, exploration and development activities are capitalized. CEX capitalizes internal costs that can be directly identified with its acquisition, exploration and development activities. Such costs do not include any costs related to production, general corporate overhead or similar activities (see Note 7). Capitalized costs are amortized on a composite unit-of-production method based on proved oil and gas reserves. CEX's oil and gas reserves are estimated annually by independent petroleum engineers. The average composite rates used for depreciation, depletion and amortization were $.85, $.80 and $.80 per equivalent Mcf in 1996, 1995 and 1994, respectively. Proceeds from the sale of properties are accounted for as reductions to capitalized costs unless such sales involve a significant change in the relationship between costs and the value of proved reserves or the underlying value of unproved properties, in which case a gain or loss is recognized. Unamortized costs, as reduced by related deferred taxes, are subject to a ceiling which limits such amounts to the estimated present value of oil and gas reserves, reduced by operating expenses, future development costs and income taxes. The costs of unproved properties are excluded from amortization until the properties are evaluated.

                   CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
         (A WHOLLY-OWNED PARTNERSHIP OF CHESAPEAKE ENERGY CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     On April 30, 1996, CEX purchased interests in certain producing and non-producing oil and gas properties, including approximately 14,000 net acres of unevaluated leasehold, from Amerada Hess Corporation for $35 million, subject to adjustment for activity after the effective date of January 1, 1996. The properties are located in the Knox and Golden Trend fields of southern Oklahoma, most of which are operated by the Company.

  Capitalized Interest

     During fiscal 1996, 1995 and 1994, interest of approximately $6,428,000, $1,574,000 and $356,000 was capitalized on significant investments in unproved properties that are not being currently depreciated, depleted, or amortized and on which exploration or development activities are in progress.

  Intercompany Transactions

     COI, as operator of the majority of CEX's producing properties, bills CEX, as non-operator, on a monthly basis for services performed as operator pursuant to a standard operating agreement which is common in the industry. Expenses related to the operations of CEX are recorded via such joint interest billings and via intercompany expense allocations to CEX by COI. CEX has no employees. In the CEC consolidated group, COI employs all management personnel and employees, except for employees of the service company subsidiaries, and the preponderance of general and administrative expenses are reflected in the financial records of COI. COI allocates a portion of its general and administrative expenses to CEX each period. This allocation is based on a per well charge at a rate common in the industry plus an estimate of time spent on CEX activities by officers and employees of COI.

     CEC makes advances to CEX as needed. Certain of CEC's service subsidiaries perform contractual services on CEX's wells for third parties. These subsidiaries bill COI, as operator, and COI in turn bills CEX through monthly joint interest billings in accordance with the terms of the standard operating agreement.

     It is CEC's policy not to demand payment of intercompany accounts. Interest is not allocated by the Company, nor is interest charged on intercompany accounts. CEC may, at its discretion, but it is not required to, contribute intercompany accounts to capital.

  Income Taxes

     CEX is a partnership and, accordingly, its taxable income or loss is allocated to the limited partner and the general partner and is ultimately included in CEC's consolidated tax returns.

  Gas Imbalances

     CEX follows the "sales method" of accounting for its oil and gas revenue whereby CEX recognizes sales revenue on all oil or gas sold to its purchasers, regardless of whether the sales are proportionate to CEX's ownership in the property. A liability is recognized only to the extent that CEX has a net imbalance in excess of the reserves on the underlying properties. CEX's net imbalance positions at June 30, 1996 and 1995 were not material.

  Hedging

     The Company, on behalf of CEX, periodically uses certain instruments to hedge its exposure to price fluctuations on oil and natural gas transactions. Recognized gains and losses on hedge contracts are reported as a component of the related transaction. Results for hedging transactions are reflected in oil and gas sales to the extent related to CEX's oil and gas production.

                   CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
         (A WHOLLY-OWNED PARTNERSHIP OF CHESAPEAKE ENERGY CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Reclassifications

     Certain reclassifications have been made to the CEX financial statements for the years ended June 30, 1995 and 1994 to conform to the presentation used for the June 30, 1996 financial statements.

2. LONG-TERM DEBT

     In April 1993, CEX entered into an oil and gas reserve-based reducing revolving credit facility (the "Revolving Credit Facility") with Union Bank. The Revolving Credit Facility has been amended from time to time, most recently in September 1996. Concurrent with the September 1996 amendment, CEX increased the facility size to $125 million and expanded its bank group with Union Bank remaining as agent.

     The maturity date of the Revolving Credit Facility is April 30, 2001. The facility provides for interest at the Union Bank reference rate (8.25% at June 30, 1996) or, at the option of CEX the Eurodollar rate plus 1.375% to 1.875% depending on the ratio of the amount outstanding to the borrowing base. Borrowings are collateralized by a first priority lien on substantially all of CEX's proved producing reserves, and are unconditionally guaranteed by the Company. At June 30, 1996 and 1995 there was $0 and $10,000 outstanding under the Revolving Credit Facility, respectively.

     The amount of credit available at any time under the Revolving Credit Facility is the lesser of the commitment amount or the borrowing base. The borrowing base is reduced each month by a specified amount. Both the borrowing base and the monthly reduction amount are redetermined by Union Bank each May 1 and November 1 and may be redetermined at any other time upon the request of CEX or Union Bank. To the extent the amount outstanding at any time exceeds the borrowing base, CEX must reduce the amount outstanding or add additional collateral. At June 30, 1996, the commitment amount and the borrowing base under the Revolving Credit Facility were $35 million, and the monthly reduction amount was $700,000. The Revolving Credit Facility was amended in September 1996 to provide for a borrowing base and a commitment amount of $75 million, with a monthly reduction amount of $1,750,000. The Revolving Credit Facility contains customary financial covenants, limitations on indebtedness and liabilities, liens, prepayments of other indebtedness and loans, investments and guarantees by the Company and prohibits the payment of dividends on the Company's Common Stock.

3. CONTINGENCIES AND COMMITMENTS

     CEX has fully and unconditionally guaranteed CEC's obligations under the $47.5 million principal amount of 12% Senior Notes due 2001, issued March 31, 1994, the $90 million principal amount of 10.5% Senior Notes due 2002, issued May 25, 1995, and the $120 million principal amount of 9.125% Senior Notes due 2006, issued April 9, 1996. In addition, the CEX partnership interests have been pledged as collateral under the 12% Senior Notes.

4. RELATED PARTY TRANSACTIONS

     CEX has significant transactions with COI, CEC, CGDC and other affiliated companies included in the CEC consolidated group, including:

     COI as operator for CEX:

          (a) acquires oil and gas properties,

          (b) drills and equips wells,

          (c) operates the majority of CEX's wells,

          (d) sells interests in proved undeveloped properties to third parties, and

                   CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
         (A WHOLLY-OWNED PARTNERSHIP OF CHESAPEAKE ENERGY CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

          (e) contracts services from affiliated entities in the CEC consolidated group and from third parties on behalf of CEX.

     Capitalized costs associated with these transactions are reflected in the balance sheet as oil and gas properties and unevaluated properties for each period presented. Production expenses and taxes included in the statement of operations for each of the periods presented reflect expenses billed by COI to CEX for operations. Allocated general and administrative expenses reflect amounts allocated to CEX by COI.

     The Company makes periodic advances (and contributions) to CEX.

     The transactions included in the following intercompany balances are summarized as follows:

                                                                                        OTHER
                                                        COI        CEC       CGDC    SUBSIDIARIES
                                                     ---------   --------   ------   ------------
                                                                   ($ IN THOUSANDS)
BALANCE AT JUNE 30, 1993...........................  $ (34,593)  $(14,047)  $   --     $ 1,033
                                                     =========   ========   ======     =======
Joint Interest Billing.............................  $ (31,925)  $   (553)  $   --     $    --
Cash Collected for CEX.............................     15,118         --       --          --
Debt Payments......................................    (10,135)      (573)      --          --
Other..............................................       (123)       124       --          --
                                                     ---------   --------   ------     -------
BALANCE AT JUNE 30, 1994...........................  $ (61,658)  $(15,049)  $   --     $ 1,033
                                                     =========   ========   ======     =======
Joint Interest Billing.............................  $(131,018)  $    (30)  $   --     $    --
Cash Collected for CEX.............................     55,889     39,758       --          --
Debt Payments......................................        (23)    (9,933)      --          --
Transfer of Properties to CGDC.....................         --         --    2,852          --
Other..............................................     (1,236)       (64)      25      (3,223)
                                                     ---------   --------   ------     -------
BALANCE AT JUNE 30, 1995...........................  $(138,046)  $ 14,682   $2,877     $(2,190)
                                                     =========   ========   ======     =======
Joint Interest Billing.............................  $(140,928)  $     --   $   --     $    --
Cash Collected for CEX.............................     40,392     44,000       --          --
Debt Payments......................................         --     (5,848)      --          --
Transfer of Properties to CGDC.....................         --         --    5,515          --
Acquisition of properties..........................   (162,748)        --       --          --
Other..............................................    (10,206)    (5,332)    (221)        382
                                                     ---------   --------   ------     -------
BALANCE AT JUNE 30, 1996...........................  $(411,536)  $ 47,502   $8,171     $(1,808)
                                                     =========   ========   ======     =======

                   CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
         (A WHOLLY-OWNED PARTNERSHIP OF CHESAPEAKE ENERGY CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. MAJOR CUSTOMERS

     Sales to individual customers constituting 10% or more of total oil and gas sales were as follows:

                                                                                       PERCENT OF
YEAR                                                                AMOUNTS         OIL AND GAS SALES
----                                                            ----------------    -----------------
                                                                ($ IN THOUSANDS)
1996    Aquila Southwest Pipeline Corporation                       $41,900                40%
        GPM Gas Corporation                                         $28,700                28%
        Wickford Energy Marketing, L.C.                             $18,500                18%
1995    Aquila Southwest Pipeline Corporation                       $18,548                33%
        Wickford Energy Marketing, L.C.                             $15,704                28%
        GPM Gas Corporation                                         $11,686                21%
1994    Wickford Energy Marketing, L.C.                             $ 6,190                28%
        GPM Gas Corporation                                         $ 6,105                27%
        Plains Marketing and Transportation, Inc.                   $ 2,659                12%
        Texaco Exploration & Production, Inc.                       $ 2,249                10%

     Management believes that the loss of any of the above customers would not have a material impact on CEX's results of operations or its financial position.

6. FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

     The Company, on behalf of CEX, has only limited involvement with derivative financial instruments, as defined in Statement of Financial Accounting Standards No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" and does not use them for trading purposes. The Company's objective is to hedge a portion of its exposure to price volatility from producing crude oil and natural gas. These arrangements may expose the Company to credit risk from its counter-parties and to basis risk.

  Hedging Activities

     Periodically the Company, on behalf of CEX, utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include swap arrangements that establish an index-related price above which the Company pays the hedging partner and below which the Company is paid by the hedging partner, the purchase of index-related puts that provide for a "floor" price to the Company to be paid by the counter-party to the extent the price of the commodity is below the contracted floor, and basis protection swaps.

     As of June 30, 1996, the Company had NYMEX-based crude oil swap agreements for 1,000 Bbl per day for July 1, 1996 through August 31, 1996 at an average price of $17.85 per Bbl. The counter-party has the option exercisable monthly for an additional 1,000 Bbl per day for the period July 1, 1996 through December 31, 1996 to cause a swap if the price exceeds an average $17.74 per Bbl. The actual settlements for July and August resulted in a $0.5 million payment to the counter-party. The Company estimates, based on NYMEX prices as of August 30, 1996 that the effect of the September through December hedges would be a $0.4 million payment to the counter-party.

     The Company has purchased Houston Ship Channel put options which guarantee the Company an average floor price of $2.21/Mmbtu for 20,000 Mmbtu per day for the period of November 1, 1996 through February 28, 1997. The average cost of these puts was $0.14 per Mmbtu.

     As of June 30, 1996, the Company had NYMEX-based natural gas swaps and NYMEX/Houston Ship Channel Basis swaps for the months of July through October 1996. These transactions resulted in payments to

                   CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
         (A WHOLLY-OWNED PARTNERSHIP OF CHESAPEAKE ENERGY CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the Company's counter-party of approximately $2 million for the month of July 1996 and $1.5 million for the month of August 1996. The Company estimates, based on NYMEX prices as of August 30, 1996, that the effect of the September and October hedges would be a $0.2 million payment to the counter-party.

  Concentration of Credit Risk

     Financial instruments which potentially subject CEX to concentrations of credit risk consist principally of trade receivables. CEX's accounts receivable are primarily from purchasers of oil and natural gas products and exploration and production companies which own interests in properties operated by the Company. The industry concentration has the potential to impact CEX's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. The Company generally requires letters of credit for receivables from customers which are not considered investment grade, unless the credit risk can otherwise be mitigated.

  Fair Value of Financial Instruments

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments". The estimated fair value amounts have been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

     The carrying values of items comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. Based on the borrowing rates currently available to CEX for bank loans with similar terms and average maturities, the fair value of long-term debt approximates the carrying value.

7. DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES

  Net Capitalized Costs

     Evaluated and unevaluated capitalized costs related to CEX's oil and gas producing activities are summarized as follows:

                                                                    JUNE 30,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
                                                                ($ IN THOUSANDS)
Oil and gas properties:
Proved......................................................  $346,821    $163,521
Unproved....................................................   165,441      27,474
                                                              --------    --------
  Total.....................................................   512,262     190,995
Less accumulated depreciation, depletion and amortization...   (84,726)    (36,959)
                                                              --------    --------
Net capitalized costs.......................................  $427,536    $154,036
                                                              ========    ========

     Unproved properties not subject to amortization at June 30, 1996 and 1995, consist mainly of lease acquisition costs. CEX capitalized approximately $6,428,000 and $1,574,000 of interest during the years ended June 30, 1996 and 1995 on significant investments in unproved properties that are not being currently depreciated, depleted, or amortized and on which exploration or development activities are in progress. CEX will continue to evaluate its unevaluated properties; however, the timing of the ultimate evaluation and disposition of the properties has not been determined.

                   CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
         (A WHOLLY-OWNED PARTNERSHIP OF CHESAPEAKE ENERGY CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Costs Incurred in Oil and Gas Acquisition, Exploration and Development

     Costs incurred in oil and gas property acquisition, exploration and development activities which have been capitalized are summarized as follows:

                                                                 JUNE 30,
                                                      -------------------------------
                                                        1996        1995       1994
                                                      --------    --------    -------
                                                             ($ IN THOUSANDS)
Development costs...................................  $129,445    $ 70,562    $24,803
Exploration costs...................................    36,532      14,129      5,358
Acquisition costs:
  Unproved properties...............................   138,188      24,437      3,305
  Proved properties.................................    24,560          --         --
Sale of producing properties........................    (5,300)    (11,500)        --
Proceeds from sale of leasehold.....................    (2,158)     (5,079)    (3,268)
                                                      --------    --------    -------
          Total.....................................  $321,267    $ 92,549    $30,198
                                                      ========    ========    =======

  Results of Operations from Oil and Gas Producing Activities (unaudited)

     CEX's results of operations from oil and gas producing activities are presented below for the years ended June 30, 1996, 1995 and 1994, respectively. The following table includes revenues and expenses associated directly with CEX's oil and gas producing activities. It does not include any allocation of CEC's interest costs and, therefore, is not necessarily indicative of the contribution to consolidated net operating results of CEX's oil and gas operations.

                                                                 JUNE 30,
                                                      -------------------------------
                                                        1996        1995       1994
                                                      --------    --------    -------
                                                             ($ IN THOUSANDS)
Oil and gas sales...................................  $103,712    $ 55,417    $22,404
Production costs(a).................................    (7,225)     (3,494)    (3,185)
Depletion and depreciation..........................   (48,333)    (24,769)    (8,141)
                                                      --------    --------    -------
Results of operations from oil and gas producing
  activities........................................  $ 48,154    $ 27,154    $11,078
                                                      ========    ========    =======

---------------

(a) Production costs include lease operating expenses and production taxes.

  Oil and Gas Reserve Quantities (Unaudited)

     The reserve information presented below is based upon reports prepared by the independent petroleum engineering firm of Williamson Petroleum Consultants, Inc. ("Williamson") as of June 30, 1996, June 30, 1995 and June 30, 1994 and the Company's petroleum engineers as of June 30, 1996 and 1995. The reserves evaluated by the Company's petroleum engineers constituted approximately 0.6% and 0.5% of total proved reserves as of June 30, 1996 and 1995, respectively. The information is presented in accordance with regulations prescribed by the Securities and Exchange Commission. CEX emphasizes that reserve estimates are inherently imprecise. CEX's reserve estimates were generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, these estimates are expected to change, and such changes could be material, as future information becomes available.

     Proved oil and gas reserves represent the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in

                   CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
         (A WHOLLY-OWNED PARTNERSHIP OF CHESAPEAKE ENERGY CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods.

     Presented below is a summary of changes in estimated reserves of CEX based upon the reports prepared by Williamson for 1996, 1995 and 1994 along with those prepared by the Company's petroleum engineers for 1996 and 1995.

                                                               JUNE 30,
                                        ------------------------------------------------------
                                              1996               1995               1994
                                        ----------------   ----------------   ----------------
                                         OIL       GAS      OIL       GAS      OIL       GAS
                                        (MBBL)   (MMCF)    (MBBL)   (MMCF)    (MBBL)   (MMCF)
                                        ------   -------   ------   -------   ------   -------
Proved reserves, beginning of year....  4,848    199,526   4,154    117,066   9,622     79,763
Extensions, discoveries and other
  additions...........................  8,924    173,576   2,345    129,444   2,335     82,965
Revisions of previous estimate........   (895)    (2,589)   (243)    (9,587)   (868)    (5,523)
Production............................  (1,304)  (49,320)  (1,006)  (22,723)   (537)    (6,927)
Sale of reserves-in-place.............    (74)    (6,359)   (402)   (14,674)  (6,398)  (33,212)
Purchase of reserves-in-place.........    443     20,087      --         --      --         --
                                        ------   -------   ------   -------   ------   -------
Proved reserves, end of year..........  11,942   334,921   4,848    199,526   4,154    117,066
                                        ======   =======   ======   =======   ======   =======
Proved developed reserves, end of
  year................................  3,214    126,590   1,705     65,481   1,313     30,445
                                        ======   =======   ======   =======   ======   =======

     On April 30, 1996, the Company purchased interests in certain producing and non-producing oil and gas properties, including approximately 14,000 net acres of unevaluated leasehold, from Amerada Hess Corporation for $35 million, subject to adjustment for activity after the effective date of January 1, 1996. The properties are located in the Knox and Golden Trend fields of southern Oklahoma, most of which are operated by the Company.

     In October 1993, CEX entered into a joint development agreement covering a 20,000 gross acre development area in the Fayette County portion of the Giddings Field in southern Texas. CEX's ownership interests in the proved undeveloped properties covered by the joint development agreement were significantly less than those used in the June 30, 1993 reserve report. The impact of the reduced ownership percentages is reflected as sales of reserves in place in fiscal 1994 in the preceding table.

  Standardized Measure of Discounted Future Net Cash Flows (Unaudited)

     Statement of Financial Accounting Standards No. 69 ("SFAS 69") prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. CEX has followed these guidelines which are briefly discussed below.

     Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. Estimates are made of quantities of proved reserves and the future periods during which they are expected to be produced based on year-end economic conditions. Estimated future income taxes are computed using current statutory income tax rates including consideration for the current tax basis of the properties and related carryforwards, giving effect to permanent differences and tax credits. The income tax effect of these future cash inflows will be recognized by CEX's partners. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

     The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect CEX's expectations of actual revenue to

                   CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
         (A WHOLLY-OWNED PARTNERSHIP OF CHESAPEAKE ENERGY CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

     The following summary sets forth CEX's future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed in SFAS 69:

                                                                         JUNE 30,
                                                            ----------------------------------
                                                               1996         1995        1994
                                                            ----------    --------    --------
                                                                     ($ IN THOUSANDS)
Future cash inflows.......................................  $1,055,631    $402,027    $307,600
Future production costs...................................    (161,223)    (70,558)    (50,765)
Future development costs..................................    (136,927)    (76,542)    (47,040)
Future income tax provision...............................    (163,374)    (42,519)    (36,847)
                                                            ----------    --------    --------
Future net cash flows.....................................     594,107     212,408     172,948
Less effect of a 10% discount factor......................    (160,659)    (63,496)    (54,340)
                                                            ----------    --------    --------
Standardized measure of discounted future net cash
  flows...................................................  $  433,448    $148,912    $118,608
                                                            ==========    ========    ========

     The principal sources of change in the standardized measure of discounted future net cash flows are as follows:

                                                                         JUNE 30,
                                                             --------------------------------
                                                               1996        1995        1994
                                                             --------    --------    --------
                                                                     ($ IN THOUSANDS)
Standardized measure, beginning of year....................  $148,912    $118,608    $119,744
Sales of oil and gas produced, net of production costs.....   (96,408)    (51,923)    (18,757)
Net changes in prices and production costs.................    78,501     (32,623)    (10,795)
Extensions and discoveries, net of production and
  development
  costs....................................................   292,255      93,969      99,175
Changes in future development costs........................   (11,084)      3,406      (2,855)
Development costs incurred during the period that reduced
  future development costs.................................    43,409      23,678       9,855
Revisions of previous quantity estimates...................   (11,338)    (11,286)    (13,107)
Purchase of undeveloped reserves-in-place..................    29,641          --          --
Sales of reserves in-place.................................    (5,835)     (7,514)    (66,372)
Accretion of discount......................................    17,550      14,125      14,166
Net change in income taxes.................................   (65,117)     (3,944)       (720)
Changes in production rates and other......................    12,962       2,416     (11,726)
                                                             --------    --------    --------
Standardized measure, end of year..........................  $433,448    $148,912    $118,608
                                                             ========    ========    ========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                     ASSETS

                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1996
                                                              ------------    --------
                                                                  ($ IN THOUSANDS)
CURRENT ASSETS:
  Cash and cash equivalents.................................    $140,739      $ 51,638
  Short-term investments....................................      29,092            --
  Accounts receivable:
     Oil and gas sales......................................      15,313        12,687
     Oil and gas marketing sales............................      20,793         6,982
     Joint interest and other, net of allowance for doubtful
      accounts of $198,000 and $340,000.....................      26,066        27,661
     Related parties........................................       4,000         2,884
  Inventory.................................................       7,071         5,163
  Other.....................................................       7,199         2,158
                                                                --------      --------
          Total Current Assets..............................     250,273       109,173
                                                                --------      --------
PROPERTY AND EQUIPMENT:
  Oil and gas properties, at cost based on full cost
     accounting:
     Evaluated oil and gas properties.......................     527,566       363,213
     Unevaluated properties.................................     181,774       165,441
  Less: accumulated depreciation, depletion and
     amortization...........................................    (128,963)      (92,720)
                                                                --------      --------
                                                                 580,377       435,934
  Other property and equipment..............................      22,052        18,162
  Less: accumulated depreciation and amortization...........      (3,880)       (2,922)
                                                                --------      --------
          Total Property and Equipment......................     598,549       451,174
                                                                --------      --------
OTHER ASSETS................................................      11,775        11,988
                                                                --------      --------
          TOTAL ASSETS......................................    $860,597      $572,335
                                                                ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable and current maturities of long-term debt....    $  6,718      $  6,755
  Accounts payable..........................................      72,256        54,514
  Accrued liabilities and other.............................      10,144        14,062
  Revenues and royalties due others.........................      37,974        33,503
                                                                --------      --------
          Total Current Liabilities.........................     127,092       108,834
                                                                --------      --------
LONG-TERM DEBT, NET.........................................     220,149       268,431
                                                                --------      --------
REVENUES AND ROYALTIES DUE OTHERS...........................       6,126         5,118
                                                                --------      --------
DEFERRED INCOME TAXES.......................................      23,168        12,185
                                                                --------      --------
STOCKHOLDERS' EQUITY:
  Preferred Stock, $.01 par value, 10,000,000 shares
     authorized; none issued................................          --            --
  Common Stock, 100,000,000 shares authorized; $.01 par
     value at December 31, 1996, $.10 par value at June 30,
     1996; 69,276,935 and 60,159,826 shares issued and
     outstanding at December 31, 1996 and June 30, 1996,
     respectively...........................................         693         3,008
  Paid-in capital...........................................     426,914       136,782
  Accumulated earnings......................................      56,455        37,977
                                                                --------      --------
          Total Stockholders' Equity........................     484,062       177,767
                                                                --------      --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................    $860,597      $572,335
                                                                ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        THREE MONTHS ENDED     SIX MONTHS ENDED
                                                           DECEMBER 31,          DECEMBER 31,
                                                        -------------------   ------------------
                                                          1996       1995       1996      1995
                                                        --------   --------   --------   -------
REVENUES:
  Oil and gas sales...................................   $53,414    $26,519   $ 90,167   $46,350
  Oil and gas marketing sales.........................    17,835      3,787     30,019     3,787
  Oil and gas service operations......................        --      1,460         --     3,618
  Interest and other..................................     1,668        277      2,516     1,791
                                                         -------    -------   --------   -------
          Total revenues..............................    72,917     32,043    122,702    55,546
                                                         -------    -------   --------   -------
COSTS AND EXPENSES
  Production expenses and taxes.......................     3,344      2,007      5,874     3,703
  Oil and gas marketing expenses......................    17,682      3,766     29,548     3,766
  Oil and gas service operations......................        --      1,167         --     3,019
  Oil and gas depreciation, depletion and
     amortization.....................................    19,214     11,798     36,243    22,234
  Depreciation and amortization of other assets.......       884        689      1,836     1,384
  General and administrative..........................     2,068        971      3,739     1,912
  Interest............................................     3,399      3,181      6,216     6,544
                                                         -------    -------   --------   -------
          Total costs and expenses....................    46,591     23,579     83,456    42,562
                                                         -------    -------   --------   -------
INCOME BEFORE INCOME TAX AND EXTRAORDINARY ITEM.......    26,326      8,464     39,246    12,984
                                                         -------    -------   --------   -------
INCOME TAX EXPENSE
  Current.............................................        --         --         --        --
  Deferred............................................     9,609      3,005     14,325     4,609
                                                         -------    -------   --------   -------
          Total income tax expense....................     9,609      3,005     14,325     4,609
                                                         -------    -------   --------   -------
INCOME BEFORE EXTRAORDINARY ITEM......................    16,717      5,459     24,921     8,375
EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt, net of
     applicable income tax of $3,703..................    (6,443)        --     (6,443)       --
                                                         -------    -------   --------   -------
          NET INCOME..................................   $10,274    $ 5,459   $ 18,478   $ 8,375
                                                         =======    =======   ========   =======
NET EARNINGS PER COMMON SHARE AND COMMON SHARE
  EQUIVALENT (PRIMARY) Income before extraordinary
  item................................................   $   .25    $   .10   $    .38   $   .15
  Extraordinary item..................................      (.10)        --       (.10)       --
                                                         -------    -------   --------   -------
  Net Income..........................................   $   .15    $   .10   $    .28   $   .15
                                                         =======    =======   ========   =======
NET EARNINGS PER COMMON SHARE AND COMMON SHARE
  EQUIVALENT (FULLY DILUTED)
  Income before extraordinary item....................   $   .25    $   .09   $    .38   $   .14
  Extraordinary item..................................      (.10)        --       (.10)       --
                                                         -------    -------   --------   -------
  Net Income..........................................   $   .15    $   .09   $    .28   $   .14
                                                         =======    =======   ========   =======
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING
  Primary.............................................    68,108     57,454     66,300    57,148
                                                         =======    =======   ========   =======
  Fully-diluted.......................................    68,108     58,044     66,300    57,968
                                                         =======    =======   ========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1996         1995
                                                              ---------    --------
                                                                ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  18,478    $  8,375
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation, depletion and amortization...............     37,317      23,044
     Deferred taxes.........................................     10,622       4,609
     Amortization of loan costs.............................        762         574
     Amortization of bond discount..........................        191         280
     Gain on sale of fixed assets and other.................       (522)       (412)
     Investments in securities, net.........................    (34,777)        406
     Extraordinary item before income tax benefit...........     10,146          --
     Equity in earnings of subsidiary.......................       (178)         --
     Other adjustments......................................         --        (130)
  Changes in current assets and liabilities.................       (138)     10,383
                                                              ---------    --------
          Cash provided by operating activities.............     41,901      47,129
                                                              ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Exploration, development and acquisition of oil and gas
     properties.............................................   (186,753)    (91,160)
  Proceeds from sale of assets..............................     12,274       6,473
  Investment in gas marketing company, net of cash
     acquired...............................................         --        (320)
  Investment in service operations..........................     (3,048)         --
  Long-term loan made to a third party......................     (2,000)         --
  Additions to property, equipment and other................     (4,622)     (3,671)
                                                              ---------    --------
          Cash used in investing activities.................   (184,149)    (88,678)
                                                              ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings........................     50,000      16,650
  Payments on long-term borrowings..........................   (106,831)     (2,181)
  Cash received from issuance of common stock...............    288,091          --
  Cash received from exercise of stock options..............        273         458
  Other financing...........................................       (184)         --
                                                              ---------    --------
          Cash provided by financing activities.............    231,349      14,927
                                                              ---------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     89,101     (26,622)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     51,638      55,535
                                                              ---------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $ 140,739    $ 28,913
                                                              =========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
                                  (UNAUDITED)

1. ACCOUNTING PRINCIPLES

     The accompanying unaudited consolidated financial statements of Chesapeake Energy Corporation and Subsidiaries (the "Company") have been prepared in accordance with the instructions to Form 10-Q as prescribed by the Securities and Exchange Commission. All material adjustments (consisting solely of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods have been reflected. The results for the three months and six months ended December 31, 1996, are not necessarily indicative of the results to be expected for the full fiscal year.

2. RECENT EVENTS

     On November 25, 1996, the Company issued 8,000,000 shares of Common Stock in a public offering at a price of $33.63 per share, which resulted in net proceeds to the Company of approximately $256.9 million. On December 2, 1996, the underwriters of the Company's Common Stock offering exercised an over-allotment option to purchase an additional 972,000 shares of Common Stock at a price of $33.63 per share, resulting in additional net proceeds to the Company of approximately $31.2 million, and total proceeds of $288.1 million.

     Using a portion of the proceeds from the Common Stock offering, the Company exercised its covenant defeasance rights under Section 8.03 of the Indenture dated as of March 31, 1994 with respect to all of its outstanding $47.5 million of 12% Senior Notes. A combination of cash and non-callable U.S. Government Securities in the amount of $55 million was irrevocably deposited in trust to satisfy the Company's obligations, including accrued but unpaid interest through the date of defeasance of $1.3 million. The Company also repaid in full the outstanding balance of its revolving bank credit facility.

     Effective December 31, 1996, the Company changed its state of incorporation from Delaware to Oklahoma. As part of this transaction, the authorized capital stock of the Company was increased to 100,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. Also effective December 31, 1996, the Company effected a 2-for-1 split of its common stock. All par value, share and per share information, common stock options and exercise prices included in these consolidated financial statements and related footnotes have been restated to reflect the stock split.

3. LEGAL PROCEEDINGS

     On October 15, 1996, Union Pacific Resources Company ("UPRC") filed suit against the Company alleging patent infringement and tortious interference with contracts regarding confidentiality and proprietary information of UPRC. UPRC is seeking injunctive relief and damages in an unspecified amount, including actual, enhanced, consequential and punitive damages. The Company believes it has meritorious defenses to the allegations, including its belief that the subject patent is invalid. Given the subject of the claims, the Company is unable to predict the outcome of the matter or estimate a range of financial exposure.

4. SENIOR NOTES

  10 1/2% Notes

     The Company has outstanding $90 million in aggregate principal amount of 10 1/2% Notes which mature June 2002. The 10 1/2% Notes bear interest at an annual rate of 10 1/2%, payable semiannually on each June 1 and December 1. The 10 1/2% Notes are senior, unsecured obligations of the Company, and are fully and unconditionally guaranteed, jointly and severally, by certain subsidiaries of the Company (the "Guarantor Subsidiaries").

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

  9 1/8% Notes

     The Company has outstanding $120 million in aggregate principal amount of 9 1/8% Senior Notes due 2006 which mature April 15, 2006. The 9 1/8% Notes bear interest at an annual rate of 9 1/8%, payable semiannually on each April 15 and October 15. The 9 1/8% Notes are senior, unsecured obligations of the Company, and are fully and unconditionally guaranteed, jointly and severally, by the Guarantor Subsidiaries.

     Set forth below are condensed consolidating financial statements of the Guarantor Subsidiaries, the Non-Guarantor Subsidiaries and the Company. Separate financial statements of each Guarantor Subsidiary have not been included because management has determined that they are not material to investors.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                     CONDENSED CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                     ASSETS

                                       GUARANTOR     NON-GUARANTOR   COMPANY
                                      SUBSIDIARIES   SUBSIDIARIES    (PARENT)   ELIMINATIONS   CONSOLIDATED
                                      ------------   -------------   --------   ------------   ------------
CURRENT ASSETS:
  Cash and cash equivalents.........   $    4,782       $ 6,182      $129,775   $        --     $ 140,739
  Accounts receivable, net..........       53,866        21,369            --        (9,063)       66,172
  Inventory.........................        6,702           369            --            --         7,071
  Other.............................          931            33        35,327            --        36,291
                                       ----------       -------      --------   -----------     ---------
          Total Current Assets......       66,281        27,953       165,102        (9,063)      250,273
                                       ----------       -------      --------   -----------     ---------
PROPERTY AND EQUIPMENT:
  Oil and gas properties............      502,928        24,638            --            --       527,566
  Unevaluated leasehold.............      181,774            --            --            --       181,774
  Other property and equipment......       10,824           103        11,125            --        22,052
  Less: accumulated depreciation,
     depletion and amortization.....     (122,962)       (9,287)         (594)           --      (132,843)
                                       ----------       -------      --------   -----------     ---------
          Total Property &
            Equipment...............      572,564        15,454        10,531            --       598,549
                                       ----------       -------      --------   -----------     ---------
INVESTMENTS IN SUBSIDIARIES AND
  INTERCOMPANY ADVANCES.............      628,415         6,850       514,075    (1,149,340)           --
                                       ----------       -------      --------   -----------     ---------
          OTHER ASSETS..............        4,482         1,019         6,274            --        11,775
                                       ----------       -------      --------   -----------     ---------
          TOTAL ASSETS..............   $1,271,742       $51,276      $695,982   $(1,158,403)    $ 860,597
                                       ==========       =======      ========   ===========     =========

                                   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable and current
     maturities of long-term debt...   $    4,268       $ 2,450      $     --   $        --     $   6,718
  Accounts payable and other........      104,859        21,389         3,189        (9,063)      120,374
                                       ----------       -------      --------   -----------     ---------
          Total Current
            Liabilities.............      109,127        23,839         3,189        (9,063)      127,092
                                       ----------       -------      --------   -----------     ---------
LONG-TERM DEBT......................        1,486         8,740       209,923            --       220,149
                                       ----------       -------      --------   -----------     ---------
REVENUES PAYABLE....................        6,126            --            --            --         6,126
                                       ----------       -------      --------   -----------     ---------
DEFERRED INCOME TAXES...............       14,916         1,014         7,238            --        23,168
                                       ----------       -------      --------   -----------     ---------
INTERCOMPANY PAYABLES...............    1,057,860         7,917        79,793    (1,145,570)           --
                                       ----------       -------      --------   -----------     ---------
STOCKHOLDERS' EQUITY:
  Common Stock......................          116             2           577            (2)          693
  Other.............................       82,111         9,764       395,262        (3,768)      483,369
                                       ----------       -------      --------   -----------     ---------
          Total Stockholders'
            Equity..................       82,227         9,766       395,839        (3,770)      484,062
                                       ----------       -------      --------   -----------     ---------
          TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY....   $1,271,742       $51,276      $695,982   $(1,158,403)    $ 860,597
                                       ==========       =======      ========   ===========     =========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                     CONDENSED CONSOLIDATING BALANCE SHEET

                              AS OF JUNE 30, 1996
                                ($ IN THOUSANDS)

                                     ASSETS

                                        GUARANTOR     NON-GUARANTOR   COMPANY
                                       SUBSIDIARIES   SUBSIDIARIES    (PARENT)   ELIMINATIONS   CONSOLIDATED
                                       ------------   -------------   --------   ------------   ------------
CURRENT ASSETS:
  Cash and cash equivalents..........   $    4,061       $ 2,751      $ 44,826    $      --       $ 51,638
  Accounts receivable, net...........       44,080         7,723            --       (1,589)        50,214
  Inventory..........................        4,947           216            --           --          5,163
  Other..............................        2,155             3            --           --          2,158
                                        ----------       -------      --------    ---------       --------
          Total Current Assets.......       55,243        10,693        44,826       (1,589)       109,173
                                        ----------       -------      --------    ---------       --------
PROPERTY AND EQUIPMENT:
  Oil and gas properties.............      338,610        24,603            --           --        363,213
  Unevaluated leasehold..............      165,441            --            --           --        165,441
  Other property and equipment.......        9,608            61         8,493           --         18,162
  Less: accumulated depreciation,
     depletion and amortization......      (87,193)       (8,007)         (442)          --        (95,642)
                                        ----------       -------      --------    ---------       --------
          Total Property &
            Equipment................      426,466        16,657         8,051           --        451,174
                                        ----------       -------      --------    ---------       --------
INVESTMENTS IN SUBSIDIARIES AND
  INTERCOMPANY ADVANCES..............      519,386         8,132       382,388     (909,906)            --
                                        ----------       -------      --------    ---------       --------
          OTHER ASSETS...............        2,310           940         8,738           --         11,988
                                        ----------       -------      --------    ---------       --------
          TOTAL ASSETS...............   $1,003,405       $36,422      $444,003    $(911,495)      $572,335
                                        ==========       =======      ========    =========       ========

                                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable and current
     maturities of long-term debt....   $    3,846       $ 2,880      $     29    $      --       $  6,755
  Accounts payable and other.........       91,069         7,339         5,260       (1,589)       102,079
                                        ----------       -------      --------    ---------       --------
          Total Current
            Liabilities..............       94,915        10,219         5,289       (1,589)       108,834
                                        ----------       -------      --------    ---------       --------
LONG-TERM DEBT.......................        2,113        10,020       256,298           --        268,431
                                        ----------       -------      --------    ---------       --------
REVENUES PAYABLE.....................        5,118            --            --           --          5,118
                                        ----------       -------      --------    ---------       --------
DEFERRED INCOME TAXES................       23,950         1,335       (13,100)          --         12,185
                                        ----------       -------      --------    ---------       --------
INTERCOMPANY PAYABLES................      824,307         8,182        73,647     (906,136)            --
                                        ----------       -------      --------    ---------       --------
STOCKHOLDERS' EQUITY:
  Common Stock.......................          117             2         2,891           (2)         3,008
  Other..............................       52,885         6,664       118,978       (3,768)       174,759
                                        ----------       -------      --------    ---------       --------
          Total Stockholders'
            Equity...................       53,002         6,666       121,869       (3,770)       177,767
                                        ----------       -------      --------    ---------       --------
          TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY.....   $1,003,405       $36,422      $444,003    $(911,495)      $572,335
                                        ==========       =======      ========    =========       ========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME
                                ($ IN THOUSANDS)

                                           GUARANTOR     NON-GUARANTOR   COMPANY
                                          SUBSIDIARIES   SUBSIDIARIES    (PARENT)   ELIMINATIONS   CONSOLIDATED
                                          ------------   -------------   --------   ------------   ------------
FOR THE THREE MONTHS ENDED DECEMBER 31,
  1996:
REVENUES:
  Oil and gas sales.....................    $51,147         $ 1,888      $    --      $    379       $53,414
  Oil and gas marketing sales...........         --          36,693           --       (18,858)       17,835
  Interest and other....................         52             162        1,454            --         1,668
                                            -------         -------      -------      --------       -------
          Total Revenues................     51,199          38,743        1,454       (18,479)       72,917
                                            -------         -------      -------      --------       -------
COSTS AND EXPENSES:
  Production expenses and taxes.........      3,116             228           --            --         3,344
  Oil and gas marketing expenses........         --          36,161           --       (18,479)       17,682
  Oil and gas depreciation, depletion
     and amortization...................     18,577             637           --            --        19,214
  Other depreciation and amortization...        509              40          335            --           884
  General and administrative............      1,370             259          439            --         2,068
  Interest..............................        275             122        3,002            --         3,399
                                            -------         -------      -------      --------       -------
          Total Costs & Expenses........     23,847          37,447        3,776       (18,479)       46,591
                                            -------         -------      -------      --------       -------
INCOME (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM....................     27,352           1,296       (2,322)           --        26,326
INCOME TAX EXPENSE (BENEFIT)............      9,983             474         (848)           --         9,609
                                            -------         -------      -------      --------       -------
NET INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM..................................     17,369             822       (1,474)           --        16,717
                                            -------         -------      -------      --------       -------
EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt,
     net of applicable income tax.......       (590)             --       (5,853)           --        (6,443)
                                            -------         -------      -------      --------       -------
          NET INCOME (LOSS).............    $16,779         $   822      $(7,327)     $     --       $10,274
                                            =======         =======      =======      ========       =======
FOR THE THREE MONTHS ENDED DECEMBER 31,
  1995:
REVENUES:
  Oil and gas sales.....................    $24,925         $ 1,594      $    --      $     --       $26,519
  Gas marketing sales...................         --           4,370           --          (583)        3,787
  Oil and gas service operations........      1,460              --           --            --         1,460
  Interest and other....................        215               6           56            --           277
                                            -------         -------      -------      --------       -------
          Total revenues................     26,600           5,970           56          (583)       32,043
                                            -------         -------      -------      --------       -------
COSTS AND EXPENSES:
  Production expenses and taxes.........      1,844             163           --            --         2,007
  Gas marketing expenses................         --           4,349           --          (583)        3,766
  Oil and gas service operations........      1,167              --           --            --         1,167
  Oil and gas depreciation..............     11,179             619           --            --        11,798
  Other depreciation and amortization...        418              13          258            --           689
  General and administrative............        686              67          218            --           971
  Interest..............................         42             165        2,974            --         3,181
                                            -------         -------      -------      --------       -------
          Total Costs & Expenses........     15,336           5,376        3,450          (583)       23,579
                                            -------         -------      -------      --------       -------
INCOME (LOSS) BEFORE INCOME TAX.........     11,264             594       (3,394)           --         8,464
                                            -------         -------      -------      --------       -------
INCOME TAX EXPENSE......................      4,958             316       (2,269)           --         3,005
                                            -------         -------      -------      --------       -------
          NET INCOME (LOSS).............    $ 6,306         $   278      $(1,125)     $     --       $ 5,459
                                            =======         =======      =======      ========       =======

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME
                                ($ IN THOUSANDS)

                                           GUARANTOR     NON-GUARANTOR   COMPANY
                                          SUBSIDIARIES   SUBSIDIARIES    (PARENT)   ELIMINATIONS   CONSOLIDATED
                                          ------------   -------------   --------   ------------   ------------
FOR THE SIX MONTHS ENDED DECEMBER 31,
  1996:
REVENUES:
  Oil and gas sales.....................    $85,936         $ 3,579      $    --      $    652       $ 90,167
  Oil and gas marketing sales...........         --          58,607           --       (28,588)        30,019
  Interest and other....................        167             571        1,778            --          2,516
                                            -------         -------      -------      --------       --------
          Total Revenues................     86,103          62,757        1,778       (27,936)       122,702
                                            -------         -------      -------      --------       --------
COSTS AND EXPENSES:
  Production expenses and taxes.........      5,463             411           --            --          5,874
  Oil and gas marketing expenses........         --          57,484           --       (27,936)        29,548
  Oil and gas depreciation, depletion
     and amortization...................     34,950           1,293           --            --         36,243
  Other depreciation and amortization...      1,043              71          722            --          1,836
  General and administrative............      2,543             495          701            --          3,739
  Interest..............................        308             227        5,681            --          6,216
                                            -------         -------      -------      --------       --------
          Total Costs & Expenses........     44,307          59,981        7,104       (27,936)        83,456
                                            -------         -------      -------      --------       --------
INCOME (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM....................     41,796           2,776       (5,326)           --         39,246
INCOME TAX EXPENSE (BENEFIT)............     15,255           1,014       (1,944)           --         14,325
                                            -------         -------      -------      --------       --------
NET INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM..................................     26,541           1,762       (3,382)           --         24,921
                                            -------         -------      -------      --------       --------
EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt,
     net of applicable income tax.......       (590)             --       (5,853)           --         (6,443)
                                            -------         -------      -------      --------       --------
          NET INCOME (LOSS).............    $25,951         $ 1,762      $(9,235)     $     --       $ 18,478
                                            =======         =======      =======      ========       ========
FOR THE SIX MONTHS ENDED DECEMBER 31,
  1995:
REVENUES:
  Oil and gas sales.....................    $43,533         $ 2,817      $    --      $     --       $ 46,350
  Gas marketing sales...................         --           4,370           --          (583)         3,787
  Oil and gas service operations........      3,618              --           --            --          3,618
  Interest and other....................      1,236               6          549            --          1,791
                                            -------         -------      -------      --------       --------
          Total Revenues................     48,387           7,193          549          (583)        55,546
                                            -------         -------      -------      --------       --------
COSTS AND EXPENSES:
  Production expenses and taxes.........      3,392             311           --            --          3,703
  Gas marketing expenses................         --           4,349           --          (583)         3,766
  Oil and gas service operations........      3,019              --           --            --          3,019
  Oil and gas depreciation, depletion
     and amortization...................     21,059           1,175           --            --         22,234
  Other depreciation and amortization...        850              17          517            --          1,384
  General and administrative............      1,499             101          312            --          1,912
  Interest..............................         81             350        6,113            --          6,544
                                            -------         -------      -------      --------       --------
          Total Costs & Expenses........     29,900           6,303        6,942          (583)        42,562
                                            -------         -------      -------      --------       --------
INCOME (LOSS) BEFORE INCOME TAX.........     18,487             890       (6,393)           --         12,984
INCOME TAX EXPENSE (BENEFIT)............      6,562             316       (2,269)           --          4,609
                                            -------         -------      -------      --------       --------
          NET INCOME (LOSS).............    $11,925         $   574      $(4,124)     $     --       $  8,375
                                            =======         =======      =======      ========       ========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                                NON-
                                              GUARANTOR       GUARANTOR      COMPANY
                                             SUBSIDIARIES   SUBSIDIARIES    (PARENT)    ELIMINATIONS   CONSOLIDATED
                                             ------------   -------------   ---------   ------------   ------------
FOR THE SIX MONTHS ENDED DECEMBER 31, 1996:
CASH FLOWS FROM OPERATING ACTIVITIES:......   $  89,669       $ (5,642)     $ (42,126)    $    --       $  41,901
                                              ---------       --------      ---------     -------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas properties...................    (186,718)           (35)            --          --        (186,753)
  Proceeds from sale of assets.............      12,274             --             --          --          12,274
  Investment in service operations.........      (3,048)            --             --          --          (3,048)
  Other additions..........................      (4,185)          (204)        (2,233)         --          (6,622)
                                              ---------       --------      ---------     -------       ---------
                                               (181,677)          (239)        (2,233)         --        (184,149)
                                              ---------       --------      ---------     -------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings.................      50,000             --             --          --          50,000
  Payments on borrowings...................     (51,246)        (1,710)       (53,875)         --        (106,831)
  Cash received from exercise of stock
    options................................          --             --            273          --             273
  Cash received from issuance of common
    stock..................................          --             --        288,091          --         288,091
  Other financing..........................          --             --           (184)         --            (184)
  Intercompany advances, net...............      93,975         11,022       (104,997)         --              --
                                              ---------       --------      ---------     -------       ---------
                                                 92,729          9,312        129,308          --         231,349
                                              ---------       --------      ---------     -------       ---------
  Net increase (decrease) in cash..........         721          3,431         84,949          --          89,101
  Cash, beginning of period................       4,061          2,751         44,826          --          51,638
                                              ---------       --------      ---------     -------       ---------
  Cash, end of period......................   $   4,782       $  6,182      $ 129,775     $    --       $ 140,739
                                              ---------       --------      ---------     -------       ---------
FOR THE SIX MONTHS ENDED DECEMBER 31, 1995:
CASH FLOWS FROM OPERATING ACTIVITIES:......   $  50,475       $    599      $  (3,945)    $    --       $  47,129
                                              ---------       --------      ---------     -------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas properties...................     (84,998)       (11,462)            --       5,300         (91,160)
  Proceeds from sales......................      11,773             --             --      (5,300)          6,473
  Investment in gas marketing company......          --            256           (576)         --            (320)
  Other additions..........................      (2,812)           (25)          (834)         --          (3,671)
                                              ---------       --------      ---------     -------       ---------
                                                (76,037)       (11,231)        (1,410)         --         (88,678)
                                              ---------       --------      ---------     -------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings.......      11,350          5,300             --          --          16,650
  Payments on borrowings...................        (582)        (1,585)           (14)         --          (2,181)
  Cash received from exercise of stock
    options................................          --             --            458          --             458
  Intercompany advances, net...............     (57,930)         9,738         48,192          --              --
                                              ---------       --------      ---------     -------       ---------
                                                (47,162)        13,453         48,636          --          14,927
                                              ---------       --------      ---------     -------       ---------
  Net increase (decrease) in cash and cash
    equivalents............................     (72,724)         2,821         43,281          --         (26,622)
  Cash, beginning of period................      53,227              5          2,303          --          55,535
                                              ---------       --------      ---------     -------       ---------
  Cash, end of period......................   $ (19,497)      $  2,826      $  45,584     $    --       $  28,913
                                              =========       ========      =========     =======       =========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

5. SUBSEQUENT EVENT

     On March 17, 1997, the Company issued, in a non-public transaction under an available exemption from the registration requirements of Section 5 of the Securities Act of 1933, $150 million principal amount of 7 7/8% Senior Notes due 2004 and $150 million principal amount of 8 1/2% Senior Notes due 2012 (collectively, the "Notes"). Interest is payable semiannually on March 15 and September 15 of each year, commencing September 15, 1997. The Notes are senior unsecured obligations of the Company and are fully and unconditionally guaranteed, jointly and severally, by the following subsidiaries of the Company; Chesapeake Operating, Inc., Chesapeake Exploration Limited Partnership and Chesapeake Gas Development Corporation. The Company has agreed with the purchasers of the Notes to file a registration statement relating to an exchange offer of senior notes having substantially the same terms and provisions as the Notes.

             ======================================================

     ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:
                        By Registered or Certified Mail

                    UNITED STATES TRUST COMPANY OF NEW YORK
                         P.O. BOX 844 -- COOPER STATION
                            NEW YORK, NEW YORK 10276

                                    By Hand

                    UNITED STATES TRUST COMPANY OF NEW YORK
                           111 BROADWAY, LOWER LEVEL
                            NEW YORK, NEW YORK 10006
                      ATTENTION: CORPORATE TRUST SERVICES

                              By Overnight Courier

                    UNITED STATES TRUST COMPANY OF NEW YORK
                                  770 BROADWAY
                            NEW YORK, NEW YORK 10003
                ATTENTION: CORPORATE TRUST OPERATIONS DEPARTMENT

                                  By Facsimile

                     UNITED SATES TRUST COMPANY OF NEW YORK
                                 (212) 420-6152
                      CONFIRM BY TELEPHONE: (800) 548-6565

(Originals of all documents submitted by facsimile should be sent promptly by hand, overnight delivery, or registered or certified mail.)

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR BOTH TOGETHER CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THE PROSPECTUS RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE LETTER OF TRANSMITTAL OR BOTH TOGETHER NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREIN OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

             ======================================================
             ======================================================
                                  $150,000,000
                     7 7/8% SERIES B SENIOR NOTES DUE 2004
                                      AND

                                  $150,000,000
                     8 1/2% SERIES B SENIOR NOTES DUE 2012

                               CHESAPEAKE ENERGY
                                  CORPORATION
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information..................    2
Incorporation of Certain Documents by
  Reference............................    2
Prospectus Summary.....................    3
Risk Factors...........................   15
The Company............................   19
The Exchange Offer.....................   19
Use of Proceeds........................   26
Capitalization.........................   27
Description of Other Indebtedness......   28
Description of Senior Notes............   29
Plan of Distribution...................   43
Legal Matters..........................   44
Experts................................   44
Glossary...............................   45
Index to Financial Statements..........  F-1

                            ------------------------
                                                                          , 1997
             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the Oklahoma General Corporation Act under which the Company is incorporated, the Company's Certificate of Incorporation provides for indemnification of each of the Company's officers and directors against (a) expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding brought by reason of his being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, or other enterprise at the request of the Company, other than an action by or in the right of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action, he had no reasonable cause to believe that his conduct was unlawful and (b) expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Company brought by reason of his being or having been a director, officer, employee or agent of the Company, or any other corporation, partnership, joint venture, or other enterprise at the request of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which he shall have been adjudged liable to the Company, unless and only to the extent that the court in which such action was decided has determined that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. The Company's bylaws provide for similar indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended.

     The Company has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, the Company will pay on behalf of the indemnitee, and his executors, administrators and heirs, any amount which he is or becomes legally obligated to pay because of (i) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/or officer of the Company or an affiliate or (ii) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of the Company or an affiliate or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payments which the Company will be obligated to make thereunder shall include, inter alia, damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds. The Company also provides liability insurance for each of its directors and executive officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

    EXHIBIT NUMBERS                              DESCRIPTION
    ---------------                              -----------
           4.1           -- Indenture dated as of March 15, 1997 among the
                            Registrant, as issuer, Chesapeake Operating, Inc.,
                            Chesapeake Gas Development Corporation and Chesapeake
                            Exploration Limited Partnership, as Subsidiary
                            Guarantors, and United States Trust Company of New York,
                            as Trustee, with respect to 7 7/8% Senior Notes due 2004
           4.2           -- Form of 7 7/8% Senior Notes due 2004 (included in Exhibit
                            4.1 as Exhibit A)

    EXHIBIT NUMBERS                              DESCRIPTION
    ---------------                              -----------
           4.3           -- Indenture dated as of March 15, 1997 among the
                            Registrant, as issuer, Chesapeake Operating, Inc.,
                            Chesapeake Gas Development Corporation and Chesapeake
                            Exploration Limited Partnership, as Subsidiary
                            Guarantors, and United States Trust Company of New York,
                            as Trustee, with respect to 8 1/2% Senior Notes due 2012
           4.4           -- Form of 8 1/2% Senior Notes due 2012 (included in Exhibit
                            4.3 as Exhibit A)
           4.5           -- Registration Rights Agreement dated March 12, 1997 among the Registrant, Chesapeake Operating, Inc., Chesapeake
                            Gas Development Corporation and Chesapeake Exploration
                            Limited Partnership and Donaldson, Lufkin & Jenrette
                            Securities Corporation, Bear, Stearns & Co. Inc., J.P.
                            Morgan Securities Inc. and Lehman Brothers Inc.
           4.6           -- Indenture dated as of May 15, 1995 among Chesapeake
                            Energy Corporation, its subsidiaries signatory thereto as
                            Subsidiary Guarantors and United States Trust Company of
                            New York, as Trustee. Incorporated herein by reference to
                            Exhibit 4.3 to Registrant's registration statement on
                            Form S-4 (No. 33-93718).
           4.7           -- Indenture dated April 1, 1996 among Chesapeake Energy
                            Corporation, its subsidiaries signatory thereto as
                            Subsidiary Guarantors and United States Trust Company of
                            New York, as Trustee. Incorporated herein by reference to
                            Exhibit 4.6 to Registrant's registration statement on
                            Form S-3 (No. 333-1588).
           4.8           -- Stock Registration Agreement dated May 21, 1992 between
                            Chesapeake Energy Corporation and various lenders, as
                            amended by First Amendment thereto dated May 26, 1992.
                            Incorporated herein by reference to Exhibits 10.26.1 and
                            10.26.2 to Registrant's registration statement on Form
                            S-1 (No. 33-55600).
           5             -- Opinion of McAfee & Taft A Professional Corporation
          12             -- Statement Re Computation of Ratios
          23.1           -- Consent of Price Waterhouse LLP
          23.2           -- Consent of Coopers & Lybrand L.L.P.
          23.3           -- Consent of Williamson Petroleum Consultants, Inc.
          23.4           -- Consent of McAfee & Taft A Professional Corporation
                            (included as part of its opinion filed as Exhibit 5)
          24             -- Power of Attorney
          25.1           -- Statement of Eligibility of Trustee on Form T-1 with
                            respect to 7 7/8% Senior Notes due 2004
          25.2           -- Statement of Eligibility of Trustee on Form T-1 with
                            respect to 8 1/2% Senior Notes due 2012
          99.1           -- Form of Letter of Transmittal
          99.2           -- Form of Notice of Guaranteed Delivery

     (b) Financial Statement Schedules

        None

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the provisions described under Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 10th day of April, 1997.

                                            CHESAPEAKE ENERGY CORPORATION

                                            By    /s/ AUBREY K. McCLENDON
                                             -----------------------------------
                                                     Aubrey K. McClendon
                                                  Chairman of the Board and
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 10, 1997.

               /s/ AUBREY K. McCLENDON                                      /s/ TOM L. WARD
-----------------------------------------------------    -----------------------------------------------------
                 Aubrey K. McClendon                                          Tom L. Ward
           Chairman of the Board and Chief                              President and Director
   Executive Officer (Principal Executive Officer)                       /s/ RONALD A. LEFAIVE
                /s/ MARCUS C. ROWLAND                    -----------------------------------------------------
-----------------------------------------------------                      Ronald A. Lefaive
                  Marcus C. Rowland                            Controller (Principal Accounting Officer)
Vice President -- Finance and Chief Financial Officer                     /s/ BREENE M. KERR
             (Principal Financial Officer)               -----------------------------------------------------
                /s/ E. F. HEIZER, JR.                                       Breene M. Kerr
-----------------------------------------------------                          Director
                  E. F. Heizer, Jr.                                   /s/ FREDERICK B. WHITTEMORE
                      Director                           -----------------------------------------------------
                  /s/ SHANNON SELF                                      Frederick B. Whittemore
-----------------------------------------------------                          Director
                    Shannon Self                                         /s/ WALTER C. WILSON
                      Director                           -----------------------------------------------------
                                                                           Walter C. Wilson
                                                                               Director

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 10th day of April, 1997.

                                            CHESAPEAKE OPERATING, INC.
                                            CHESAPEAKE GAS DEVELOPMENT
                                            CORPORATION
                                            (the "Corporate Subsidiary
                                            Guarantors")

                                            By     /s/ MARCUS C. ROWLAND
                                             -----------------------------------
                                                      Marcus C. Rowland
                                                Vice President of each of the
                                               Corporate Subsidiary Guarantors

                                            CHESAPEAKE EXPLORATION LIMITED
                                            PARTNERSHIP

                                            By: Chesapeake Operating, Inc.
                                              General Partner

                                            By     /s/ MARCUS C. ROWLAND
                                             -----------------------------------
                                                      Marcus C. Rowland
                                                       Vice President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 10, 1997.

          /s/ AUBREY K. McCLENDON                                  /s/ TOM L. WARD
--------------------------------------------    -----------------------------------------------------
            Aubrey K. McClendon                                      Tom L. Ward
   Director of each Corporate Subsidiary         Director of each Corporate Subsidiary Guarantor and
    Guarantor, Chief Executive Officer of              President of Chesapeake Operating, Inc.
Chesapeake Operating, Inc. and President and
 Chief Executive Officer of Chesapeake Gas
          Development Corporation
           /s/ MARCUS C. ROWLAND
--------------------------------------------
             Marcus C. Rowland
Vice President of each Corporate Subsidiary
     Guarantor (Principal Financial and
            Accounting Officer)

                                 EXHIBIT INDEX

EXHIBIT NUMBERS                         DESCRIPTION
---------------                         -----------
     4.1        -- Indenture dated as of March 15, 1997 among the
                   Registrant, as issuer, Chesapeake Operating, Inc.,
                   Chesapeake Gas Development Corporation and Chesapeake
                   Exploration Limited Partnership, as Subsidiary
                   Guarantors, and United States Trust Company of New York,
                   as Trustee, with respect to 7 7/8% Senior Notes due 2004
     4.2        -- Form of 7 7/8% Senior Notes due 2004 (included in Exhibit
                   4.1 as Exhibit A)
     4.3        -- Indenture dated as of March 15, 1997 among the
                   Registrant, as issuer, Chesapeake Operating, Inc.,
                   Chesapeake Gas Development Corporation and Chesapeake
                   Exploration Limited Partnership, as Subsidiary
                   Guarantors, and United States Trust Company of New York,
                   as Trustee, with respect to 8 1/2% Senior Notes due 2012
     4.4        -- Form of 8 1/2% Senior Notes due 2012 (included in Exhibit
                   4.3 as Exhibit A)
     4.5        -- Registration Rights Agreement dated March 12, 1997 among the Registrant, Chesapeake Operating, Inc., Chesapeake
                   Gas Development Corporation and Chesapeake Exploration
                   Limited Partnership and Donaldson, Lufkin & Jenrette
                   Securities Corporation, Bear, Stearns & Co. Inc., J.P.
                   Morgan Securities Inc. and Lehman Brothers Inc.
     4.6        -- Indenture dated as of May 15, 1995 among Chesapeake
                   Energy Corporation, its subsidiaries signatory thereto as
                   Subsidiary Guarantors and United States Trust Company of
                   New York, as Trustee. Incorporated herein by reference to
                   Exhibit 4.3 to Registrant's registration statement on
                   Form S-4 (No. 33-93718).
     4.7        -- Indenture dated April 1, 1996 among Chesapeake Energy
                   Corporation, its subsidiaries signatory thereto as
                   Subsidiary Guarantors and United States Trust Company of
                   New York, as Trustee. Incorporated herein by reference to
                   Exhibit 4.6 to Registrant's registration statement on
                   Form S-3 (No. 333-1588).
     4.8        -- Stock Registration Agreement dated May 21, 1992 between
                   Chesapeake Energy Corporation and various lenders, as
                   amended by First Amendment thereto dated May 26, 1992.
                   Incorporated herein by reference to Exhibits 10.26.1 and
                   10.26.2 to Registrant's registration statement on Form
                   S-1 (No. 33-55600).
     5          -- Opinion of McAfee & Taft A Professional Corporation
    12          -- Statement Re Computation of Ratios
    23.1        -- Consent of Price Waterhouse LLP
    23.2        -- Consent of Coopers & Lybrand L.L.P.
    23.3        -- Consent of Williamson Petroleum Consultants, Inc.
    23.4        -- Consent of McAfee & Taft A Professional Corporation
                   (included as part of its opinion filed as Exhibit 5)
    24          -- Power of Attorney
    25.1        -- Statement of Eligibility of Trustee on Form T-1 with
                   respect to 7 7/8% Senior Notes due 2004
    25.2        -- Statement of Eligibility of Trustee on Form T-1 with
                   respect to 8 1/2% Senior Notes due 2012
    99.1        -- Form of Letter of Transmittal
    99.2        -- Form of Notice of Guaranteed Delivery